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Exhibit 10.3

$400,000,000

FIRST LIEN CREDIT AND GUARANTY AGREEMENT

Dated as of February 8, 2007

among

KGEN LLC,
as the Borrower,

CERTAIN SUBSIDIARIES OF KGEN LLC,
as the Guarantors,

THE LENDERS PARTY HERETO FROM TIME TO TIME,
as the Lenders,

MORGAN STANLEY & CO. INCORPORATED,
as Sole Lead Arranger, Sole Bookrunner and Syndication Agent,

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent,

UNION BANK OF CALIFORNIA, N.A.,
as Collateral Agent, Working Capital LC Bank and Synthetic LC Bank

and

GE VFS FINANCING HOLDINGS, INC. and
 UNION BANK OF CALIFORNIA, N.A.,
as Co-Documentation Agents

i

3.1.11	Opinions	59
3.1.12	Officer's Certificates	60
3.1.13	Title Policies	60
3.1.14	Transaction Documents	60
3.1.15	No Default	61
3.1.16	Fees	61
3.1.17	Delivery of Financials	61
3.1.18	Site Assessment Report	61
3.1.19	Establishment of Accounts	61
3.1.20	Consents	62
3.1.21	Operating Budget	62
3.1.22	Credit Ratings	62
3.1.23	Patriot Act	62
3.1.24	Sequent Arrangements	62
SECTION 3.2	Conditions Precedent to Each Credit Extension	62
3.2.1	Representations and Warranties	62
3.2.2	No Material Adverse Effect	62
3.2.3	No Default	62
3.2.4	Notice of Borrowing	62
3.2.5	Notice of Issuance	62
3.2.6	Special First Funding Condition	62
SECTION 3.3	Determinations Under Article 3	63
ARTICLE IV. REPRESENTATIONS AND WARRANTIES		63
SECTION 4.1	Organization; Powers; Ownership	63
SECTION 4.2	Authorization and No Legal Bar	63
SECTION 4.3	Enforceability	64
SECTION 4.4	Consents	64
SECTION 4.5	Investment Company Act	64
SECTION 4.6	Utility Regulation	64
SECTION 4.7	Collateral	65
SECTION 4.8	ERISA and Employees	65
SECTION 4.9	Permits; Intellectual Property	65
SECTION 4.10	Litigation	66
SECTION 4.11	Compliance with Laws	66
SECTION 4.12	Hazardous Substances	66
SECTION 4.13	Financial Information	66
SECTION 4.14	Disclosure; Projections	66
SECTION 4.15	Taxes	67
SECTION 4.16	Margin Stock, Etc.	67
SECTION 4.17	Patriot Act Compliance	67
SECTION 4.18	Separateness	68
SECTION 4.19	Labor Matters	68
SECTION 4.20	Certain Fees	68
SECTION 4.21	Accounts	68
SECTION 4.22	No Material Adverse Effect	68
SECTION 4.23	Major Project Documents	69
SECTION 4.24	Solvent	69

APPENDICES:
Appendix A:	Commitments
Appendix B:	Notice Addresses
EXHIBITS:
Exhibit A:	Form of Assignment and Assumption Agreement
Exhibit B:	Form of Certificate Re: Non-Bank Status
Exhibit C:	Form of Continuation Notice
Exhibit D:	Form of Notice of Borrowing
Exhibit E-1:	Form of Term Loan Note
Exhibit E-2:	Form of Working Capital Loan Note
Exhibit E-3:	Form of Synthetic LC Note
Exhibit F:	Form of Guaranty Supplement
Exhibit G:	Form of Subordination Agreement
SCHEDULES:
Schedule CAA:	Collateral Agency and Intercreditor Agreement Term Sheet
Schedule IRB:	Industrial Revenue Bond Documents
Schedule MPD:	Major Project Documents
Schedule RMP:	Power Marketing and Fuel Management Risk Policy
Schedule 3.1.20:	Closing Date Consents
Schedule 4.1(b):	Capital Structure
Schedule 4.3:	Enforceability Exceptions
Schedule 4.7(a):	Mortgaged Properties
Schedule 4.7(b):	Title Exceptions
Schedule 5.9:	Insurance
Schedule 5.22:	Transactions with Affiliates

v

FIRST LIEN CREDIT AND GUARANTY AGREEMENT

        This FIRST LIEN CREDIT AND GUARANTY AGREEMENT, dated as of February 8, 2007 (this "Agreement"), is entered into by and among KGEN LLC, a Delaware limited liability company (the "Borrower"), the GUARANTORS (as hereinafter defined), the LENDERS party hereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC. ("MSSF"), as administrative agent for the Lenders (together with its successors and assigns in such capacity, the "Administrative Agent"), MORGAN STANLEY & CO. INCORPORATED, as sole lead arranger, sole bookrunner and syndication agent ("Morgan Stanley"), UNION BANK OF CALIFORNIA, N.A., as issuer of the Working Capital Letters of Credit (together with its successors and assigns in such capacity, the "Working Capital LC Bank") and as issuer of the Synthetic Letters of Credit (together with its successors and assigns in such capacity, the "Synthetic LC Bank"), UNION BANK OF CALIFORNIA, N.A., as collateral agent for the Secured Parties (as hereinafter defined) (together with its successors and assigns in such capacity, the "Collateral Agent"), and GE VFS FINANCING HOLDINGS, INC. and UNION BANK OF CALIFORNIA, N.A., each as a co-documentation agent (collectively in such capacity, the "Co-Documentation Agents"). Capitalized terms used in this Agreement have the meaning assigned to them in Section 1.1 below.

RECITALS

        A.    Each of KGen Murray I and II LLC, a Delaware limited liability company ("KGen Murray"), KGen Hinds LLC, a Delaware limited liability company ("KGen Hinds"), KGen Hot Spring LLC, a Delaware limited liability company ("KGen Hot Spring") and KGen Sandersville LLC, a Delaware limited liability company ("KGen Sandersville" and, together with KGen Murray, KGen Hinds and KGen Hot Spring, the "Project Owners") is a wholly-owned direct subsidiary of the Borrower, and the Borrower is a wholly-owned direct subsidiary of KGen Partners LLC, a Delaware limited liability company (the "Pledgor").

        B.    KGen Murray owns two electric generation facilities in operation in Georgia, comprised of (i) unit 1, a nominal 630 MW, natural gas-fired, combined cycle facility located approximately 30 miles southeast of Chattanooga, Tennessee that interconnects with Georgia Power Company's Conasauga substation ("Murray Unit 1") and (ii) unit 2, a nominal 620 MW, natural gas-fired, combined cycle facility located approximately 30 miles southeast of Chattanooga, Tennessee that interconnects with Dalton Utilities' Loopers Farm substation ("Murray Unit 2" and, collectively with Murray Unit 1, the "Murray Project"). KGen Hinds owns a gas-fired combined-cycle electric generating facility with a capacity of approximately 520 MW in operation in Mississippi (the "Hinds Project"). KGen Hot Spring owns a gas-fired combined-cycle electric generating facility with a capacity of approximately 620 MW in operation in Arkansas (the "Hot Spring Project"). KGen Sandersville owns a gas-fired simple-cycle electric generating facility with a capacity of approximately 640 MW in operation in Georgia (the "Sandersville Project" and, together with the Murray Project, the Hinds Project and the Hot Spring Project, the "Projects")

        C.    The Borrower has requested that the Lenders and the Issuing Banks, as applicable, extend first lien senior secured credit facilities to the Borrower in an aggregate principal amount of $400,000,000, consisting of (i) $200,000,000 in aggregate principal amount of term loans (the "Term Loan Facility"), (ii) $80,000,000 in aggregate principal amount of working capital commitments and the extensions of credit made thereunder (the "Working Capital Facility") of which up to $50,000,000 will be made available for letters of credit (the "Working Capital LC Facility"), and (iii) $120,000,000 in aggregate principal amount of letters of credit issued under a first lien secured synthetic letter of credit facility (the "Synthetic LC Facility" and, together with the Term Loan Facility and the Working Capital Facility (inclusive of the Working Capital LC Facility), the "Credit Facilities").

        D.    The Lenders and the Issuing Banks are willing to provide the Credit Facilities upon the terms and subject to the conditions set forth herein and in the other Financing Documents.

AGREEMENT

        NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS AND RULES OF CONSTRUCTION

        SECTION 1.1    Definitions.    Unless the context otherwise requires, the following capitalized terms, when used in this Agreement, including in its preamble and recitals, shall have the following meanings:

        "Acceptable Gas Counterparty" means any Person who (a) in the ordinary course purchases, sells or transports (as the case may be) Fuel and (b) is Investment Grade (or whose obligations are supported by collateral, guarantees or letters of credit in a manner consistent with the then prevailing industry practice for similarly situated natural gas-fired, combined-cycle electric generating facilities from Investment Grade Persons) or otherwise provides credit support reasonably acceptable to the Administrative Agent.

        "Acceptable Financial Counterparty" means any Person who (a) in the ordinary course enters into financial derivative (including commodity hedge, swap, future or option) or commodity transactions (including power purchase/tolling agreements) and (b) is Investment Grade (or whose obligations are supported by collateral, guarantees or letters of credit in a manner consistent with the then prevailing industry practice for similarly situated natural gas-fired, combined-cycle electric generating facilities from Persons that are Investment Grade) or otherwise provides credit support reasonably acceptable to the Administrative Agent.

        "Acceptable Power Counterparty" means any Person who (a) in the ordinary course purchases or sells (as the case may be) Power and (b) is Investment Grade (or whose obligations are supported by collateral, guarantees or letters of credit in a manner consistent with the then prevailing industry practice for similarly situated natural gas-fired, combined-cycle electric generating facilities from Investment Grade Persons) or otherwise provides credit support reasonably acceptable to the Administrative Agent.

        "Accounts" has the meaning given to such term in the Security Deposit Agreement.

        "Acquisition Subsidiary" means a Wholly Owned Subsidiary of the Borrower created by the Borrower solely for the purpose of making a Permitted Acquisition.

        "Additional Guarantor" is defined in Section 8.6.

        "Additional Project Document" means any material contract or agreement relating to the Operation of a Project entered into by any Loan Party subsequent to the Closing Date (including any Replacement Project Documents), other than Financing Documents and other documents evidencing Indebtedness for borrowed money.

        "Adjusted LIBOR Rate" means the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (a) (i) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent (in the case of any Interest Period) or the Issuing Bank (in the case of any Investment Period) to be the offered rate which appears on the page of the Telerate Page 3750 which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on such Interest Rate Determination Date, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent (in the case of any Interest Period) or the Issuing Bank (in the case of any Investment Period) to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 A.M. (London, England time) on such Interest Rate Determination Date or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Credit Extensions of the Administrative Agent in its capacity as a Lender (in the case of any Interest Period) or the aggregate amount of the Synthetic Deposits (in the case of any Investment Period) for which the Adjusted Libor Rate is then being determined with maturities comparable to such period as of approximately 11:00 A.M. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to (i) one minus (ii) the Applicable Reserve Requirement.

        "Administrative Agent" is defined in the Preamble hereto.

        "Affected Lender" is defined in Section 2.1.14.

        "Affected Loans" is defined in Section 2.1.14.

        "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

        "Agents" means, collectively, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents, the Issuing Banks and the Depositary.

        "Aggregate Amounts Due" is defined in Section 2.1.13.

        "Agreement" is defined in the Preamble hereto.

        "Agreement Value" means, for each Interest Rate Protection Agreement and Commodity Hedge and Power Sale Agreement, on any date of determination, an amount equal to the amount, if any, that would be payable by any Loan Party to its counterparty to such Interest Rate Protection Agreement or Commodity Hedge and Power Sale Agreement (as applicable) as if such Interest Rate Protection Agreement or Commodity Hedge and Power Sale Agreement (as applicable) were being terminated early on such date of determination as a result of an event of default or termination event arising with respect to such Loan Party, all as determined by the Borrower in accordance with the terms of such Interest Rate Protection Agreement or Commodity Hedge and Power Sale Agreement (as applicable).

        "Ancillary Services" means those services necessary to support the transmission of capacity and energy from resources to loads while maintaining reliable operation of a transmission provider's transmission system in accordance with good utility practice.

        "Applicable Margin" means (a) with respect to any Term Loan Facility, the Synthetic LC Facility or the Synthetic Deposits or any fee related thereto (including the Participation Fee), (i) 0.75% per annum for Base Rate Loans and (ii) 1.75% per annum for LIBOR Rate Loans, the Synthetic Deposits and the applicable fees, and (b) with respect to the Working Capital Facility or any fee related thereto (including any fee under Section 2.2.10(a)), (i) 1.00% per annum for Base Rate Loans and (ii) 2.00% per annum for LIBOR Rate Loans and the applicable fees.

        "Applicable Reserve Requirement" means, at any time and for any LIBOR Rate Loan or the Synthetic Deposits, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against "Eurocurrency liabilities" (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Each LIBOR Rate Loan and the Synthetic Deposits shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Rate Loans and the Synthetic Deposits shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

        "Assignment Agreement" means an assignment agreement entered into by a Secured Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in accordance with Section 9.6 and in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

        "Assignment Effective Date" is defined in Section 9.6(b).

        "Authorized Officer" means: (a) with respect to any Person that is a corporation, the President, Chief Executive Officer, Chief Financial Officer, Controller, Senior Vice President, Vice President, Treasurer or Secretary of such Person, (b) with respect to any Person that is a partnership, an officer of the general partner of such Person who complies with either clause (a) (if the general partner is a corporation) or clause (c) (if the general partner is a limited liability company) and (c) with respect to any Person that is a limited liability company, the manager, the managing member or a duly appointed officer of such Person.

        "Available Amount" of any Letter of Credit or other letter of credit means, at any time, the maximum amount available to be drawn under such Letter of Credit or other letter of credit at such time (assuming compliance at such time with all conditions to drawing); provided that, for purposes of Section 2.1.1(b), the "Available Amount" of any Letter of Credit shall be the maximum amount available to be drawn under such Letter of Credit, whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit.

        "Bankruptcy" means, with respect to any Person, the occurrence of any of the following events, conditions or circumstances: (a) such Person shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the Bankruptcy Law or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or shall seek, apply for or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its Property (the term "acquiesce," as used in this definition, includes the failure to file a notice of appeal, petition or motion to vacate, remove or discharge any order, judgment or decree within 10 days after entry of such order, judgment or decree); (b) an involuntary case or other proceeding shall be commenced or filed against such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Law or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or of all or any substantial part of its Property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 60 consecutive days; (c) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such

Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Law, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain unvacated and unstayed for a period of 60 consecutive days from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its Property shall be appointed without the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for a period of 60 consecutive days; (d) such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due; (e) such Person shall make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors in connection with an insolvency-type event; or (f) such Person shall take any corporate, limited liability company or partnership action for the purpose of effecting any of the foregoing.

        "Bankruptcy Case" means, with respect to any Person, any case under the Bankruptcy Law commenced voluntarily or involuntarily against such Person.

        "Bankruptcy Law" means Title 11, United States Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute.

        "Base Rate" means, for any day, a fluctuating rate of interest per annum equal to the higher of (a) the Prime Rate for such day and (b) the sum of (i) the Federal Funds Effective Rate for such day and (ii) one half of one percent (0.50%) per annum.

        "Base Rate Loan" means a Loan bearing interest at a rate determined by reference to the Base Rate.

        "Borrower" is defined in the Preamble hereto.

        "Breakage Costs" means, with respect to any Loan or Synthetic Deposit, the loss, cost and expense attributable to (a) the prepayment of the principal amount of such Loan other than on the last day of the Interest Period for such Loan (including prepayments pursuant to Sections 2.1.10 and 2.1.11), (b) the prepayment of the principal amount of such Loan on any date other than on the last day of the Interest Period for such Loan specified in a notice of prepayment given by the Borrower, (c) the return of any Synthetic Deposit on any date other than the last day of the Investment Period for such Synthetic Deposit or (d) the revocation by the Borrower of any Notice of Borrowing submitted pursuant to Section 2.1.1(c) after the applicable minimum period for the submission of such Notice of Borrowing specified in Section 2.1.1(c). Such loss, cost and expense attributable to clauses (a), (b) or (d) above shall be deemed to constitute an amount reasonably determined by the applicable Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such payment not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then-current Interest Period for such Loan over (ii) the amount of interest that would accrue on such principal amount for that period at the interest rate that the applicable Lender determined would apply at the commencement of that Interest Period, for Dollar deposits of a comparable amount and period from other banks in the London interbank market. Such loss, cost and expense attributable to clause (c) above shall be deemed to constitute an amount reasonably determined by the applicable Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Synthetic Deposit had such payment not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Synthetic Deposit, for the period from the date of such event to the last day of the then-current Investment Period for such Synthetic Deposit over (ii) the amount of interest that would accrue on such amount for that period at the interest rate that the applicable Lender determined would apply at the commencement of that Investment Period, for Dollar deposits of a comparable amount and period from other banks in the London interbank market.

        "Business Day" means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loan or Synthetic Deposits, the term "Business Day" shall mean any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

        "Capital Expenditures" means, for any period, the aggregate of all expenditures of the Loan Parties during such period determined on a consolidated basis and without duplication that, in accordance with GAAP, are or should be included in "purchase of property and equipment" or similar items reflected in the consolidated statement of cash flows of the Loan Parties, but excluding to the extent they would otherwise be included:

          (a)   expenditures made in connection with the replacement, substitution, restoration or repair of Property to the extent financed with (i) Loss Proceeds paid to the Loan Parties on account of the Event of Loss in respect of the Property being replaced, restored or repaired or (ii) Eminent Domain Proceeds paid to the Loan Parties on account of an Event of Eminent Domain, in each case in accordance with the terms of the Financing Documents;

          (b)   the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by any credit granted by the seller of such equipment for the equipment being traded in at such time;

          (c)   the purchase of plant, property or equipment to the extent financed with the proceeds of a sale, transfer or other disposition of Property in accordance with the terms of the Financing Documents;

          (d)   payments under Capital Lease Obligations to the extent such Capital Lease Obligations are permitted under the terms of the Financing Documents;

          (e)   consideration (including purchase price adjustments) paid for any Permitted Acquisition;

          (f)    expenditures to the extent any Loan Party has received reimbursement in cash from a Person that is not an Affiliate of the Borrower and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person

          (g)   the purchase of plant, property or equipment to the extent financed (directly or indirectly) with the proceeds of cash equity contributions received by any Loan Party from the Pledgor prior to the consummation of such purchase, which cash equity contributions have been contributed by the Pledgor specifically for the purpose of the purchase of such plant, property or equipment; and

          (h)   Major Maintenance Expenditures, including expenses under long-term service agreements, turbine maintenance agreements or spare parts agreements and any O&M Costs.

        "Capital Lease Obligations" means, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount of such obligations, determined in accordance with GAAP (including such Statement No. 13).

        "Cash Flow" means, for any period, the excess, if any, computed on a cash basis, of (a) the amount of all Project Revenues of the Loan Parties during such period over (b) the sum of all O&M Costs during such period (other than any O&M Costs to the extent incurred by posting cash collateral or Permitted Investments pursuant to clause (i) of the definition of O&M Costs, it being understood that such cash collateral or Permitted Investments shall be included in O&M Costs for purposes of "Cash Flow" only at such time as such cash collateral or Permitted Investments is applied toward the payment, satisfaction or reimbursement of the O&M Cost for which such cash collateral or Permitted Investments is furnished).

        "Cash Interest Coverage Ratio" means, as of the last Business Day of the applicable fiscal quarter, the ratio of (a) the sum of the aggregate of all Contracted Sales Revenues for the four-fiscal quarter period ending on such date to (b) scheduled principal, scheduled interest and scheduled fees in respect of the Term Loan Facility and the Synthetic LC Facility for the four-fiscal quarter period ending on such date.

        "Certificate re Non-Bank Status" means a certificate substantially in the form of Exhibit B.

        "Change of Control" means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Property of the Loan Parties taken as a whole to any "person" (as such term is used in Section 13(d) of the Exchange Act); (b) the consummation of any transaction the result of which is that any Person who is not a direct or indirect beneficial owner of the Borrower as of the Closing Date becomes the beneficial owner, directly or indirectly, of more than 50% of the membership interests of the Borrower; (c) the first day on which a majority of the members of the board of directors or other governing body of the Pledgor or the Borrower are not Continuing Directors; (d) the failure of the Pledgor to directly own 100% of the membership interests in the Borrower; or (e) the failure of the Borrower to directly or indirectly own 100% of the membership interests in any of the Guarantors (other than KGen Sandersville). Notwithstanding the foregoing, the following transactions shall be deemed not to be a Change of Control: (i) the Equity Offering and (ii) any subsequent publicly registered sale or offering of equity interests in KGen Power Corporation initially offered pursuant to the Equity Offering, provided such subsequent publicly registered sale or offering closes within twelve months of the Closing Date.

        "Claims" means any and all actions, suits, penalties, claims and demands and reasonable out-of-pocket liabilities, losses, costs and expenses (including reasonable attorney's fees and expenses) of any nature whatsoever.

        "Closing Date" means the date on which all of the conditions precedent set forth in Section 3.1 shall have been satisfied or waived in accordance with Section 9.5.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Co-Documentation Agents" is defined in the Preamble hereto.

        "Collateral" means (a) all of the Property (whether real, personal or mixed) of each Loan Party and (b) all of the membership and other equity interests of each Loan Party.

        "Collateral Agency and Intercreditor Agreement" means any intercreditor agreement, collateral trust agreement or other similar document entered into from time to time among the Borrower, the Collateral Agent, the Administrative Agent, any Interest Rate Hedge Provider and/or any First Lien Power Transaction Lien Holder on the terms and conditions set forth in Schedule CAA and otherwise in form and substance acceptable to the Administrative Agent and the Collateral Agent, each in its reasonable discretion.

        "Collateral Agent" is defined in the Preamble hereto.

        "Collateral Documents" means, collectively, the Pledge Agreement, the Security Agreement, each Mortgage, the Security Deposit Agreement, each Consent and Agreement, any Collateral Agency and Intercreditor Agreement or other intercreditor agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Obligations or under which rights or remedies with respect to such Liens are governed.

        "Commitments" means the Term Loan Commitments, the Working Capital Commitments, the Working Capital LC Commitment and/or the Synthetic Deposit Commitments, as the context requires.

        "Commodity Hedge and Power Sale Agreement" means any agreement (including each confirmation entered into pursuant to any master agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot, forward, power purchase and sale agreement (including, but not limited to, option and heat rate options), fuel purchase and sale agreement, emissions credit purchase or sale agreement, power transmission agreement, fuel transportation agreement, fuel storage agreement, netting agreement or similar agreement entered into in respect of any commodity, including Power or Fuel (but excluding any energy management agreements).

        "Consent and Agreement" means each Consent and Agreement entered into on the Closing Date or from time to time thereafter among the counterparty to the applicable Major Project Document, a Loan Party and the Collateral Agent (for the benefit of the Secured Parties), including each Consent and Agreement set forth on Schedule 3.1.20 (each of which shall be in form and substance reasonably acceptable to the Administrative Agent).

        "Contest" means, with respect to any Person, with respect to any Taxes or any Lien imposed on Property of such Person (or the related underlying claim for labor, material, supplies or services) by any Governmental Authority or with respect to any amount owing to any counterparty to any Material Project Document or any Mechanics' Lien (each, a "Subject Claim"), a contest of the amount, validity or application, in whole or in part, of such Subject Claim pursued in good faith and by appropriate legal, administrative or other proceedings diligently conducted so long as: (a) adequate reserves have been established and maintained with respect to such Subject Claim in accordance with and to the extent required by GAAP, (b) during the period of such contest the enforcement of such Subject Claim is stayed, and (c) neither the Administrative Agent nor any other Secured Party could reasonably be expected to be exposed to criminal liability or civil liability as a result of such contest. The term "Contest" used as a verb shall have a correlative meaning.

        "Continuation Notice" means a Continuation Notice substantially in the form of Exhibit C.

        "Continuing Directors" means, as of any date of determination, any member of the board of directors or other governing body of the Pledgor or the Borrower who (a) was a member of such board of directors or other governing body on the Closing Date; or (b) was nominated for election or elected to such board of directors or other governing body with the approval of a majority of the Continuing Directors who were members of such board of directors or other governing body at the time of such nomination or election.

        "Contracted Sales Revenues" means, for any period, the sum of all Project Revenues received by any Loan Party and deposited in the Revenue Account during such period in connection with the sale of firm electrical energy or contracted electrical capacity pursuant to the Murray-1 PPA or any other Commodity Hedge and Power Sale Agreement with a scheduled term in excess of one year.

        "Credit Event Date" means the date of making any Credit Extension.

        "Credit Extension" means the making of a Term Loan, Working Capital Loan and Synthetic LC Loan and/or the issuance of each Working Capital Letter of Credit and Synthetic Letter of Credit, as the context may require.

        "Credit Facility" is defined in the Recitals hereto.

        "Credit Rating" is defined in Section 3.1.22.

        "Cure Notice" is defined in Section 5.17(b).

        "Debt Service Reserve Account" has the meaning given to such term in the Security Deposit Agreement.

        "Debt Service Reserve Credit Support" has the meaning given to such term in the Security Deposit Agreement.

        "Debt Service Reserve Requirement" has the meaning given to such term in the Security Deposit Agreement.

        "Default" means any Event of Default or any condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

        "Default Rate" is defined in Section 2.1.7.

        "Defaulting Lender" means, as of the date of determination, a Lender who (a) has failed to fund any portion of the Term Loans, Working Capital Loans, participations in Letters of Credit or other amounts required to be funded or paid by it hereunder within one Business Day of the date required to be funded or paid by it hereunder, unless the subject of a good faith dispute or subsequently cured, or (b) has been deemed insolvent or become the subject of a Bankruptcy Case.

        "Depositary" means The Bank of New York, not in its individual capacity, but solely as securities intermediary, bank and depositary agent under the Security Deposit Agreement.

        "Distribution Suspense Account" has the meaning given to such term in the Security Deposit Agreement.

        "Dollars" and the sign "$" mean the lawful money of the United States of America.

        "Duke Acquisition Agreement" means the Purchase and Sale Agreement dated as of May 3, 2004 (as amended) by and among the Pledgor, Duke Energy North America, LLC and Duke Energy Capital of Texas, Inc.

        "Eligible Assignee" means (a) any Lender, any Agent, any Affiliate of any Lender or any Agent, and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course; provided, however, that no Affiliate of the Borrower shall qualify as an Eligible Assignee under this definition.

        "Eminent Domain Proceeds" means all amounts and proceeds in respect of an Event of Eminent Domain received by any Loan Party.

        "Environmental Action" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to human health or safety (to the extent related to exposure to Hazardous Materials) or the environment (including natural resources).

        "Environmental Claim" means any written notice or written claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication alleging or asserting liability of any Loan Party for investigatory costs, clean-up costs, governmental response costs, damages to natural resources or other real property, personal injuries, fines or penalties or seeking injunctive relief, in each case arising out of, based on or resulting from an Environmental Action. The term "Environmental Claim" shall include any claim by any Governmental Authority for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials.

        "Environmental Consultant" means Environ International Corporation.

        "Environmental Law" means, whenever enacted or promulgated, any federal, state, county or local law, statute, ordinance, code, rule, regulation, license, permit, authorization, approval, covenant, administrative or court order, judgment, decree, injunction, code or requirement of or any agreement with, any Governmental Authority, in any case applicable to a Project:

          (a)   relating to pollution (or the cleanup, removal, or remediation thereof, or any other response thereto), or the regulation or protection of the environment, including ambient or indoor air, water vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life, or

          (b)   concerning exposure to, or the Use or Release or threatened Release or remediation of any Hazardous Material.

Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Refuse Act, 33 U.S.C. §§ 401 et seq.; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801-1812; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300 et seq.

        "Environmental Party" means the Borrower, any Affiliate of the Borrower, or any other Person involved in the operation of a Project (other than any Lenders or any Agents).

        "Equity Cure" is defined in Section 5.17(b).

        "Equity Offering" means that certain Rule 144A offering of common stock of KGen Power Corporation on December 18, 2006, the proceeds from which are expected to be released from escrow contemporaneously with or prior to the initial disbursement of Term Loans.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) solely for the purpose of the funding requirements of Section 412 of the Code or Section 302 of ERISA any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of the Pledgor or any Loan Party shall continue to be considered an ERISA Affiliate of the Pledgor and Loan Parties within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Pledgor or Loan Party and with respect to liabilities arising after such period for which the Pledgor or any Loan Party could be liable under the Code or ERISA.

        "Event of Abandonment" means (a) the suspension for more than 75 consecutive days (as such period may be extended on a day-for-day basis corresponding with the occurrence and continuance of any event of force majeure (as defined in the relevant Project Document) so long as the Borrower or the applicable Project Owner is diligently proceeding to mitigate the consequences of such event) of all or substantially all operation of the applicable Project (other than (i) as a result of a forced outage or scheduled outage of a Project, so long as the applicable Project Owner is diligently attempting to end such outage or (ii) by reason of the occurrence of an Event of Loss or Event of Eminent Domain) or (b) the written announcement by the Borrower or any Project Owner of a decision to permanently cease operation of any Project; provided that any suspension described in the foregoing clause (a) shall not constitute an "Event of Abandonment" unless it could reasonably be expected to have a Material Adverse Effect.

        "Event of Default" is defined in Section 6.1.

        "Event of Eminent Domain" means any compulsory transfer or taking or transfer under threat of compulsory transfer or taking of any material part of the Collateral or any Project by any Governmental Authority that is reasonably anticipated to last for more than 90 consecutive days, unless such transfer or taking is being contested by a Loan Party in good faith.

        "Event of Loss" means an event which causes any material part of the Collateral or a material part of any Project to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than an Event of Eminent Domain or a Title Event.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exempt Wholesale Generator" or "EWG" means a Person determined by an order of FERC to be an "exempt wholesale generator" as defined in PUHCA, or qualifying as an "exempt wholesale generator" pursuant to the self-certification notice procedure set forth at 18 C.F.R. § 366.7(a).

        "Existing Facility" means the Borrower's existing $475,000,000 senior secured loan facility.

        "Federal Funds Effective Rate" means for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of quotations for such day on such transactions received by the Administrative Agent (or, in the case of Synthetic Deposits, the Synthetic LC Bank) from three Federal funds brokers of recognized standing selected by the Administrative Agent or the Synthetic LC Bank, as applicable.

        "Fee Letters" means (a) any fee letter entered into between the Pledgor or any Loan Party, on the one hand, and any Agent or other Secured Party, on the other hand, and (b) the engagement letter, dated November 26, 2006, between the Lead Arranger and the Borrower, as assignee of KGen Partners LLC.

        "FERC" means the Federal Energy Regulatory Commission or any successor thereto.

        "Financial Covenants" is defined in Section 5.17(b).

        "Financing Documents" means, collectively, this Agreement, the Collateral Documents, the Notes, the Letters of Credit, the Fee Letters and each of the other agreements, documents and instruments providing for or evidencing any other Obligation among one or more holders of the Obligations, on-the-one-hand, and the Pledgor or any Loan Party, on-the-other, to the extent such are effective at the relevant time (including the Interest Rate Protection Agreements).

        "Financing Statements" means all financing statements, continuation statements, recordings, fixture filings, filings or other instruments of registration necessary or appropriate to perfect a Lien by filing in any appropriate filing or recording office in accordance with the UCC or any other relevant applicable Legal Requirements.

        "First-Lien" means a first priority Lien granted pursuant to the Collateral Documents to the Collateral Agent (for the benefit of the holders of the Obligations) upon the Collateral to secure the Obligations.

        "First Lien Power Transaction Lien Holders" means the Acceptable Financial Counterparties and Acceptable Power Counterparties party to any Power Transaction who is the beneficiary of any Lien granted by any Loan Party pursuant to clause (o) of the definition of "Permitted Liens".

        "Fiscal Year" means, with respect to each Loan Party, each fiscal year of such Loan Party.

        "For Sale Subsidiaries" means KGen Power LLC, KGen Marshall LLC and KGen Enterprise LLC (which, for the avoidance of doubt, shall not include the Borrower or any of the Project Owners).

        "FPA" means the Federal Power Act, as amended.

        "Fuel" means pipeline quality natural gas.

        "Fuel Transaction" means the purchase, sale or transportation of Fuel, including any financial settlement in lieu thereof.

        "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

        "Georgia Power" means Georgia Power Company, a Georgia corporation.

        "Governing Documents" means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Financing Document requires any Governing Document to be certified by a secretary of state or similar governmental official, the reference to any such "Governing Document" shall only be to a document of a type customarily certified by such governmental official.

        "Governmental Authority" means any United States federal, state, municipal, local, territorial, or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body.

        "Guarantee" means, in respect of any Person, a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations or guarantees, net worth, working capital or earnings of any other Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any other Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property of any other Person, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of any other Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as verbs have correlative meanings.

        "Guaranteed Obligations" is defined in Section 8.1.

        "Guarantor" means KGen Murray Parent, each Project Owner and any other party hereto from time to time that provides a Guaranty under Article VIII.

        "Guaranty" means the guaranty of the Guarantors set forth in Article VIII.

        "Guaranty Supplement" means a guaranty supplement in substantially the form of Exhibit F.

        "Hazardous Material" means: (a) any petroleum or petroleum products, explosives, radioactive materials, asbestos that is friable, urea formaldehyde foam insulation and equipment that contains dielectric fluid containing regulated levels of polychlorinated biphenyls; (b) any materials or substances which are defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import under any Environmental Law; and (c) any other material or substance, exposure to which is prohibited, limited or regulated as hazardous or toxic under any Environmental Law including the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar state statute.

        "Hazardous Materials Activity" means any past or current activity, event or occurrence involving any Hazardous Materials, including the generation, use, manufacture, storage, Release, threatened Release, discharge, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

        "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by applicable law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

        "Hinds Project" is defined in the Recitals hereto.

        "Honor Date" is defined in Section 2.2.6(a).

        "Hot Spring Project" is defined in the Recitals hereto.

        "Inability to Determine LIBOR Notice" is defined in Section 2.1.14.

        "Increased-Cost Lender" is defined in Section 2.1.17.

        "Indebtedness" means, for any Person without duplication: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of Property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property of such Person from such Person); (b) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (c) any obligation owed for all or any part of the deferred purchase price of Property or services (excluding any such obligations incurred under ERISA), which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof; (d) the face amount of any letter of credit or similar instrument issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings; (e) the direct or indirect Guarantee, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another (provided that such obligation of such Person shall be "Indebtedness" hereunder only if and to the extent that the assurance such Person is providing to such obligee is in respect of an obligation that otherwise constitutes "Indebtedness" hereunder); (f) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged or the holders thereof will be protected (in whole or in part) against loss in respect thereof (provided that such obligation of such Person shall be "Indebtedness" hereunder only if and to the extent that the assurance such Person is providing to such obligee is in respect of an obligation that otherwise constitutes "Indebtedness" hereunder); (g) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (g), the primary purpose or intent thereof is as described in clause (f) above (provided that such liability of such Person shall be "Indebtedness" hereunder only if and to the extent that the related obligation otherwise constitutes "Indebtedness" hereunder); (h) all ordinary course trade payables in an aggregate amount in excess of $10,000,000 which are more than 90 days overdue; (i) all obligations of such Person in respect of any Interest Rate Protection Agreement (other than interest rate caps) or currency agreements; provided, however, that notwithstanding the foregoing, in no event shall (A) any obligations with respect to the Industrial Revenue Bonds or the Industrial Revenue Bond Documents or (B) any obligations to pay amounts to Duke Energy North America, LLC in respect of Transmission Credits (as defined in the Duke Acquisition Agreement) constitute Indebtedness; and (j) Capital Lease Obligations.

        "Indemnified Person" means each Agent, each Lender and their respective successors, permitted assigns, directors, trustees, shareholders, partners, members, officers, employees, agents, advisors and Affiliates.

        "Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Actions), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable out-of-pocket fees and disbursements of counsel for Indemnified Persons in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnified Person shall be designated as a party or a potential party thereto, and any out-of-pocket fees or expenses incurred by Indemnified Persons in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnified Person, in any manner relating to or arising out of (a) this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby (including the Lenders' agreement to make Credit

Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Financing Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) the statements contained in any commitment or engagement letter delivered to any Lender by any Loan Party with respect to the transactions contemplated by this Agreement; or (c) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any Environmental Action or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past, present or future activity, operation, land ownership, or practice of any of the Loan Parties, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's breach of obligations under a Financing Document, gross negligence or willful misconduct.

        "Indemnified Taxes" is defined in Section 2.1.16(a).

        "Independent Engineer" means R.W. Beck, Inc. or, at any time after the Closing Date, such other independent engineer or engineering firm as may be appointed by the Administrative Agent (in consultation with the Borrower).

        "Industrial Revenue Bonds" means, collectively, (a) the Industrial Development Revenue Bonds (Duke Energy Hot Spring, LLC Project), Series 2000, in the aggregate amount of $351,318,588.83, issued by Hot Spring County, Arkansas pursuant to the Indenture dated December 15, 2000; (b) the Taxable Economic Development Revenue Bonds (Duke Energy Sandersville, LLC Project), Series 2002, in the aggregate amount of $360,000,000, issued by the Development Authority of Washington County pursuant to the Indenture dated December 1, 2002; and (c) the Taxable Industrial Development Revenue Bonds (Duke Energy Murray, LLC Project), Series 2001, in the aggregate principal amount of $500,000,000, issued by the Murray County Industrial Development Authority pursuant to the Indenture dated June 6, 2001.

        "Industrial Revenue Bond Documents" means, collectively, the Industrial Revenue Bonds and each of the other document executed by any issuer thereunder or any Loan Party in connection therewith, including the documents set forth on Schedule IRB.

        "Information Memorandum" means that Confidential Information Memorandum, dated January 2007, describing the Projects and the transactions contemplated hereby.

        "Initial Operating Budget" is defined in Section 3.1.21.

        "Insurance Advisor" means Moore-McNeil, LLC or, any time after the Closing Date, such other independent insurance consultant as may be appointed by the Administrative Agent (in consultation with the Borrower).

        "Interest Expense" means, for any period, all interest (including, if applicable, post-petition interest), commitment fees, letter of credit fees (including Participation Fees) and Breakage Costs in respect of outstanding Obligations (excluding Interest Rate Protection Agreements) accrued, capitalized or payable during such period (whether or not actually paid during such period).

        "Interest Payment Date" means (a) in the case of each Base Rate Loan or fee hereunder, each Scheduled Payment Date, (b) in the case of each LIBOR Rate Loan, on the last day of the Interest Period related to such LIBOR Rate Loan or, if such Interest Period is longer than three months, every three months after the date immediately preceding the date that such LIBOR Rate Loan was made, converted or continued, (c) in the case of the payment of amounts in respect of the Synthetic Letters of Credit or Synthetic Deposits (including Participation Fees), on the last day of the applicable Investment Period and (d) in all cases, upon prepayment of any Loans or the return or cash collateralization of Synthetic Deposits or Letters of Credit by the Borrower (to the extent thereof and including any optional or mandatory prepayments or redemptions), upon conversion from a Base Rate

Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan, and on the Maturity Date with respect to the applicable Credit Facility.

        "Interest Period" means the period of one, two, three or six months, as selected by the Borrower in the applicable Notice of Borrowing or Continuation Notice commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of the calendar month at the end of such Interest Period; (c) no Interest Period shall extend beyond the Maturity Date with respect to the applicable Credit Facility; and (d) the initial Interest Period shall be from February 13, 2007 until and including March 31, 2007.

        "Interest Rate Determination Date" means, with respect to any Interest Period or Investment Period, the date that is two Business Days prior to the first day of such Interest Period or Investment Period, as applicable.

        "Interest Rate Hedge Obligations" means Obligations of the Loan Parties to Interest Rate Hedge Providers under Interest Rate Protection Agreements and any Guarantees thereof.

        "Interest Rate Hedge Provider" means any Person providing an Interest Rate Protection Agreement other than an interest rate cap under which the entire premium (or other compensation) for such cap is payable by the Borrower in a lump-sum in advance; provided, that such Person is a Lender or Agent (or an Affiliate thereof) and such Person is party to the Collateral Agency and Intercreditor Agreement, if any, or otherwise agrees to be bound as a Secured Party.

        "Interest Rate Protection Agreement" means one or more interest rate swap agreements, caps, collars, or other master interest rate hedging mechanisms which the Borrower has entered into for the purpose of hedging the Borrower's interest rate exposure under the Financing Documents that, in each case, has a term that does not extend beyond the scheduled maturity date of the indebtedness hedged thereby, is entered into for non-speculative purposes and otherwise is in form and substance reasonably satisfactory to the Administrative Agent.

        "Interim Budget" is defined in Section 5.13(a).

        "Investment" means, for any Person: (a) the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of capital stock, bonds, notes, debentures, membership, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such deposit, advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold in the ordinary course of business) and (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

        "Investment Company Act" is defined in Section 4.5.

        "Investment Grade" means, for any Person, a corporate rating or corporate family rating at least as high as "BBB-" by S&P and "Baa3" by Moody's (or an equivalent rating by another nationally recognized statistical rating organization of similar standing if either of such corporations is not then in the business of providing such ratings).

        "Investment Period" means, relative to any Synthetic Deposits earning a Participation Fee, the period beginning on (and including) the date on which such Synthetic Deposit is deposited or on the last day of the preceding Investment Period and ending on (but excluding) the day which numerically corresponds to such date three months thereafter; provided, however, that the first Investment Period after the Closing Date shall be comprised of the period beginning on (and including) the Closing Date and ending on March 31, 2007.

        "Issuing Bank" means any Working Capital LC Bank or Synthetic LC Bank, as the context may require.

        "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

        "KGen Hinds" is defined in the Recitals hereto.

        "KGen Hot Spring" is defined in the Recitals hereto.

        "KGen Murray Parent" means KGen Murray LLC, a Delaware limited liability company, a Wholly Owned Subsidiary of the Borrower and the owner of all of the membership interests of KGen Murray.

        "KGen Murray" is defined in the Recitals hereto.

        "KGen Power LLC" means KGen Power LLC, a Delaware limited liability company.

        "KGen Power Corporation" means KGen Power Corporation, a Delaware corporation.

        "KGen Sandersville" is defined in the Recitals hereto.

        "LC Related Documents" is defined in Section 2.2.7(a).

        "Lead Arranger" means Morgan Stanley in its capacity as sole lead arranger and sole bookrunner for the Credit Facilities.

        "Legal Requirements" means all Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting a Loan Party, a Project or the use thereof, whether now or hereafter enacted and in force, including all permits, certificates, licenses, authorizations and regulations relating thereto.

        "Lenders" means the Term Loan Lenders, the Working Capital Lenders and/or the Synthetic LC Lenders, as the context may require.

        "Letter of Credit" means a Working Capital Letter of Credit or a Synthetic Letter of Credit, as the context may require, issued by the applicable Issuing Bank pursuant to Section 2.2.

        "Letter of Credit Facility" means the Working Capital LC Facility or the Synthetic LC Facility, as the context may require.

        "Leverage Ratio" means, as of the last Business Day of the applicable fiscal quarter, the ratio of (a) the excess of (i) all Indebtedness of the Loan Parties on a consolidated basis on such date over (ii) the sum of amounts on deposit in the Revenue Account, the Debt Service Reserve Account and the Major Maintenance Reserve Account and the Distribution Suspense Account (in each case after making the payments, transfers and withdrawals (including any Restricted Payment), if any, to be made on such quarterly calculation date pursuant to the Security Deposit Agreement) on such date, to (b) the sum of Cash Flow for the twelve month period ending on such date.

        "LIBOR Rate Loan" means a Loan bearing interest (or, for purposes of calculating or determining any fees, interest or other amounts payable hereunder in respect of Synthetic Deposits, Synthetic Deposits bearing interest or earning fees or a return (as the case may be)) at a rate determined by reference to the Adjusted LIBOR Rate.

        "Lien" means, with respect to any Property of any Person, any mortgage, lien, pledge, charge, lease, easement, servitude, security interest or encumbrance of any kind in respect of such Property of such Person. For purposes of this Agreement and the other Financing Documents, a Person shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

        "Loans" means Term Loans, Working Capital Loans and Synthetic LC Loans.

        "Loan Parties" means the Borrower, each Guarantor, and each other Person that has or may from time to time hereafter execute and deliver a Collateral Document as a "grantor" or "pledgor" (or the equivalent thereof).

        "Loss Proceeds" means all proceeds from an Event of Loss received by any Loan Party, including insurance proceeds or other amounts actually received, except proceeds of liability insurance, business interruption insurance, and other payments for interruption of operations.

        "Loss Proceeds Account" has the meaning given to such term in the Security Deposit Agreement.

        "Maintenance Credit Support" has the meaning given to such term in the Security Deposit Agreement.

        "Major Maintenance Expenditures" means, with respect to a Project, all expenditures by a Loan Party for major maintenance of such Project in accordance with prudent U.S. electric generation industry practices and vendor and supplier requirements and recommendations (including overhauls and replacements of major components of such Project).

        "Major Maintenance Reserve Account" has the meaning given to such term in the Security Deposit Agreement.

        "Major Maintenance Reserve Requirement" has the meaning given to such term in the Security Deposit Agreement.

        "Major Project Documents" means the each Project Document listed on Schedule MPD, each Additional Project Document the loss of which could reasonably be expected to have a Material Adverse Effect, and each Replacement Project Document entered into in replacement of any of the foregoing the loss of which could reasonably be expected to have a Material Adverse Effect.

        "Market Consultant" means Global Energy or, at any time after the Closing Date, such other independent market consultant as may be appointed by the Administrative Agent (in consultation with the Borrower).

        "Material Adverse Effect" means a material adverse effect on one or more of the following: (a) the business, operations or condition (financial or otherwise) of the Loan Parties, taken as a whole; (b) the ability of the Pledgor and the Loan Parties, taken as a whole, to perform their material obligations under any Financing Document; (c) the material rights or remedies of the Collateral Agent or any of the other Secured Parties under any Financing Document; or (d) the legality, validity, binding effect or enforceability against the Pledgor or a Loan Party of any material provision of a Financing Document to which it is a party.

        "Maturity Date" means (a) with respect to the Term Loan Facility and the Synthetic LC Facility, the seventh anniversary of the Closing Date, and (b) with respect to the Working Capital Facility

(including the Working Capital LC Facility), the fifth anniversary of the Closing Date, or in each case such earlier date that all Loans or other Obligations under such Credit Facility shall become due and payable in full hereunder, whether by acceleration or mandatory prepayment.

        "Mechanics' Liens" means carriers', warehousemen's, mechanics', workmen's, materialmen's, construction or other like statutory Liens.

        "Modification" has the meaning given such term in Section 5.24.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Morgan Stanley" is defined in the Preamble hereto.

        "Mortgage" means each deed of trust, real property debenture, mortgage and similar document made by any Project Owner in favor of or for the benefit of the Collateral Agent (on behalf of the Secured Parties) on the Closing Date or from time to time thereafter pursuant to Section 5.30.

        "Mortgaged Properties" means, initially, each parcel of Real Property owned or leased by a Project Owner and specified on Schedule 4.7(a), and shall include each other parcel of Real Property with respect to which a Mortgage is granted after the Closing Date pursuant to Section 5.30.

        "MSSF" is defined in the Preamble hereto.

        "Multiemployer Plan" means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

        "Murray-1 PPA" means that certain Contract for the Purchase of Firm Capacity and Energy, dated as of June 3, 2002, between KGen Murray (formerly known as Duke Energy Murray, LLC (successor in interest to Duke Energy Southeast Marketing, LLC)) and Georgia Power, as amended by that certain Consent and Amendment to the Contract for the Purchase of Firm Capacity and Energy dated as of July 16, 2004, by and among Georgia Power, Duke Energy Marketing America, LLC (successor by merger to Duke Energy Southeast Marketing, LLC) and KGen Murray, as further amended by the Consent and Amendment dated as of January 4, 2007 among Georgia Power and KGen Murray.

        "Murray Pledged Revenues" has the meaning given such term in the Security Deposit Agreement.

        "Murray Project" is defined in the Recitals hereto.

        "Murray Unit 1" is defined in the Recitals hereto.

        "Murray Unit 2" is defined in the Recitals hereto.

        "Non-Recourse Debt" means Indebtedness of an Acquisition Subsidiary that is incurred to finance a Permitted Acquisition by such Acquisition Subsidiary; provided that (a) such Indebtedness is without recourse to any Loan Party or to any Property of any Loan Party (other than a pledge of the capital stock in such Acquisition Subsidiary that are owned by any Loan Party and the Property owned by such Acquisition Subsidiary); (b) no Loan Party provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable as a guarantor or otherwise in respect of such Indebtedness or in respect of the business or operations of the applicable Acquisition Subsidiary that is the obligor in respect of such Indebtedness (other than a pledge of the capital stock in such Acquisition Subsidiary that are owned by any Loan Party and the Property owned by such Acquisition Subsidiary); (c) no Loan Party constitutes the lender of such Indebtedness; and (d) the Liens securing such Indebtedness shall exist only on (i) the Property of such Acquisition Subsidiary and (ii) the capital stock in such Acquisition Subsidiary (and shall not apply to any other Property of any Loan Party).

        "Non-Recourse Party" is defined in Section 9.24.

        "Non-U.S. Lender" is defined in Section 2.1.16(d).

        "Notes" means, collectively, the Term Loan Notes, the Working Capital Loan Notes, and the Synthetic LC Notes.

        "Notice of Borrowing" means a notice of borrowing substantially in the form of Exhibit D.

        "Notice of Issuance" is defined in Section 2.2.2.

        "Notice of Termination" is defined in Section 2.2.1(c).

        "Obligations" means all obligations of every nature of each Loan Party from time to time owed to the Secured Parties (other than the First Lien Power Transaction Lien Holders) or any of them under the Financing Documents or the Interest Rate Protection Agreements, whether for principal, Interest Expense, premium (if any), early termination payments, ordinary course settlement payments, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing.

        "Operating Account" has the meaning given to such term in the Security Deposit Agreement.

        "Operating Budget" is defined in Section 5.13(a).

        "Operation" means, with respect to a Project, the ownership, leasing, occupation, repair, operation, maintenance or use of such Project and all activities necessary or desirable in connection therewith.

        "O&M Costs" means cash amounts incurred and paid by, or allocable to, any of the Loan Parties for the operation and maintenance of any of the Projects, including (a) premiums for insurance policies, (b) costs of obtaining any other materials, supplies, utilities or services for any of the Projects, (c) costs of maintaining, renewing and amending Permits, (d) franchise, licensing, property, real estate, sales and excise taxes, (e) general and administrative expenses, (f) employee salaries, wages and other employment-related costs, (g) costs required to be paid by any of the Project Owners under any Project Document, (h) expenses and credit support expenses under the Duke Acquisition Agreement or any replacement thereof (but not credit support itself), in each case, related to any fuel supply, power sales and/or marketing or other project agreements for the Borrower and/or each Project Owner, (i) cash collateral requirements or posting of Permitted Investments pursuant to the Project Documents (other than in respect of the Murray-1 PPA) in an aggregate amount which does not exceed $5,000,000, (j) those federal, state, local or foreign franchise, gross receipts, ad valorem (or payments in lieu thereof), sales and use, employment, social security, disability, occupation, property, severance, value added, transfer, capital stock, excise or other taxes imposed by any applicable Governmental Authority on, or in respect of, any Project or Project Owner, and (k) all other fees and expenses necessary for the continued operation and maintenance of any of the Projects and the conduct of the business of any of the Projects, but exclusive in all cases of non-cash charges, including depreciation or obsolescence charges or reserves therefor (unless such reserves are required to be made or set aside under a Project Document), amortization of intangibles or other bookkeeping entries of a similar nature, and also exclusive of all interest charges and charges for the payment or amortization of principal of Indebtedness of any of the Loan Parties. O&M Costs shall not include (i) Capital Expenditures, (ii) major maintenance paid from amounts on deposit in the Major Maintenance Reserve Account, (iii) payments in respect of Indebtedness, (iv) the Loan Parties' income taxes, (v) any costs associated with a Permitted Acquisition, (vi) payments for restoration or repair of any of the Projects from the Loss Proceeds Account, (vii) any Restricted Payment other than the Permitted Affiliate Reimbursements or (viii) obligations of any Person other than the Loan Parties that are not allocable to the Loan Parties in accordance with the Project Documents permitted hereunder.

        "Other Taxes" means any and all present and future stamp, transfer or documentary taxes or any other excise or property taxes, charges or similar levies, and any penalties, additions to tax or interest due with respect thereto, arising from the execution, delivery or enforcement of, or otherwise with respect to, any of the Financing Documents.

        "Participation Fee" in defined in Section 2.2.10(b).

        "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

        "Permit" means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Legal Requirement, and shall include all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operation of a Project.

        "Permitted Acquisition" means the acquisition of an electric generating facility or the acquisition of all of the capital stock in a Person owning an electric generating facility; provided that at the time of the consummation of such transaction each of the following conditions are met:

          (a)   immediately before, and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

          (b)   all transactions in connection therewith shall be consummated in all material respects in accordance with applicable Legal Requirements and in conformity with all applicable Permits;

          (c)   the Borrower would be in compliance with the Financial Covenants as of the most recently completed four-fiscal quarter measurement period, after giving pro forma effect to such transaction as if such transaction (and the incurrence of any Indebtedness in connection therewith) had occurred as of the first day of such measurement period;

          (d)   unless such transaction is being consummated solely with the proceeds of Non-Recourse Debt of the applicable Acquisition Subsidiary, if such transaction has an aggregate purchase price of more than $25,000,000 then the Borrower shall have received a Ratings Reaffirmation from each of Moody's and S&P;

          (e)   at least 15 Business Days prior to the consummation of such transaction, the Borrower shall have delivered to the Administrative Agent (i) a certificate signed by the chief financial officer of the Borrower evidencing compliance with the Financial Covenants as required by clause (c) above and (ii) all other relevant financial information with respect to the proposed acquisition necessary to demonstrate compliance with the Financial Covenants (including a base case model with respect to the proposed Permitted Acquisition and a copy of all relevant acquisition agreements);

          (f)    unless such transaction is being consummated solely with the proceeds of Non-Recourse Debt of the applicable Acquisition Subsidiary, the assets and/or capital stock so acquired shall concurrently become part of the Collateral (and the Collateral Agent, for the benefit of the Secured Parties, shall have a First-Lien thereon) and the Administrative Agent and the Collateral Agent shall have received all security agreements, pledge agreements, guarantees (including a Guaranty Supplement), mortgages, legal opinions and other documents and instruments which such Agent may reasonably request in connection therewith; and

          (g)   the aggregate amount of such transactions shall not exceed $100,000,000.

        "Permitted Affiliate Reimbursements" means general and administrative expenses, consultant fees and other similar costs (but not management fees) incurred by KGen Power Corporation or KGen Power Management Inc. with respect to the Borrower and the Project Owners.

        "Permitted Indebtedness" means the Indebtedness permitted under Section 5.21.

        "Permitted Investments" means an investment in any of the following:

          (a)   readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof, or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, in each case maturing within one year from the date of acquisition thereof;

          (b)   securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of AA- or higher from S&P or Aa3 or higher from Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

          (c)   investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

          (d)   investments in certificates of deposit, banker's acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America, any State thereof, any country that is a member of the Organisation for Economic Co-Operation and Development or any political subdivision thereof, that has a combined capital and surplus and undivided profits of not less than $500,000,000;

          (e)   fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) above;

          (f)    investments in "money market funds" within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above; and

          (g)   cash.

        "Permitted Liens" means:

          (a)   Liens imposed by any Governmental Authority for Taxes that are not yet due or that are being Contested;

          (b)   Mechanics' Liens arising in the ordinary course of business or in connection with the operation and maintenance of the Property of any Loan Party, which do not in the aggregate materially detract from the value of the Property to which they are attached or materially impair the use thereof or for amounts not yet due or which are being Contested;

          (c)   Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds (other than bonds related to judgment or litigation to the extent such judgment or litigation constitutes a Default or Event of Default), bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of Indebtedness for borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any material portion of the Property of any of the Loan Parties on account thereof;

          (d)   title exceptions and encumbrances consisting of easements, rights-of-way, rights of way, title imperfections, encroachments, other minor defects or irregularities in title and similar matters if the same do not materially detract from the operation or use of such Property in the ordinary conduct of the business of the applicable Loan Party;

          (e)   any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

          (f)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

          (g)   encumbrances on real property in the nature of any zoning restrictions, building and land use laws, ordinances, orders, decrees, restrictions or any other conditions imposed by any Governmental Authority;

          (h)   non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by the Pledgor or a Loan Party in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of such Pledgor or Loan Party;

          (i)    Liens arising by virtue of any statutory or common law provisions relating to banker's liens, rights of set-off or similar rights;

          (j)    Liens under the Collateral Documents in favor of the Agents and the Lenders;

          (k)   Liens under the Collateral Documents in favor of Interest Rate Hedge Providers under Interest Rate Protection Agreements permitted under the Financing Documents;

          (l)    Liens created under the Sequent Security Agreement with respect to SEM Account Collateral;

          (m)  Liens on certain accounts and Permitted Investments on deposit therein in favor of any Acceptable Gas Counterparty (other than those described in clause (l) above) to secure the applicable Guarantors' obligations to such Acceptable Gas Counterparty under Project Documents (provided that such obligations relate to the purchase of Fuel and do not constitute Indebtedness) in respect of payments due to such Acceptable Gas Counterparty, provided that (i) such Liens shall only attach to (A) the energy payments received by such Guarantor and only to the extent that such energy payments were created through the purchase of Fuel by such Guarantor under such Project Documents, (B) the Receipt Account in which such energy payments are deposited (it being acknowledged that such Liens may not attach to any other Property of the Loan Parties) and (C) ancillary related collateral that would constitute SEM Account Collateral if such energy payments were Murray Pledged Revenues, (ii) no Letters of Credit or other Collateral is provided to such Acceptable Gas Counterparty with respect to such Lien and (iii) such arrangements are substantially similar to the arrangements provided for in the Sequent Security Agreement and the Security Deposit Agreement as of the Closing Date;

          (n)   Liens securing obligations of a Project Owner for which cash collateral or Permitted Investments are posted as credit support pursuant to the Project Documents (other than in respect of the Murray-1 PPA), so long as such credit support does not exceed $5,000,000 in the aggregate;

          (o)   Liens in favor of Acceptable Power Counterparties and/or Acceptable Financial Counterparties in respect of Power Transactions, provided that (i) the aggregate amount of such Liens shall not exceed an Agreement Value in excess of $120,000,000 at any time, (ii) such Power Transactions are not entered into for speculative purposes and otherwise comply with the terms of the Financing Documents, (iii) termination or default payments under such Power Transactions are calculated on a "mark-to-market" basis (utilizing the "Second Method" for any Power Transactions documented under an ISDA Master Agreement) and (iv) the applicable counterparties, or a representative on their behalf, shall have entered into a Collateral Agency and Intercreditor Agreement;

          (p)   all matters that are disclosed in Schedule 4.7(b);

          (q)   Liens securing extensions, renewals, refinancings or replacements of any Obligation referred to in the foregoing clauses (a) through (n) above; provided, however, that (i) the principal amount or Agreement Value of such obligation secured thereby is not greater than the amount permitted to be secured by such Liens when such obligation was incurred and (ii) any such extension, renewal, refinancing or replacement is limited to the assets originally encumbered thereby; and

          (r)   other Liens created or permitted under or by the Project Documents and which are not otherwise provided for in clause (d), (l), (m), (n), (o) or (p) above, provided that (i) such Liens, if foreclosed or realized upon by the beneficiary thereof, could not reasonably be expected to have a Material Adverse Effect and (ii) to the extent such other Liens secure amounts owed by any of the Loan Parties, the aggregate outstanding amount (or Agreement Value) such Liens secure shall not exceed $20,000,000 at any time.

        "Permitted Prior Liens" means (a) the Permitted Liens described in clauses (d), (e), (g), (l), (m), (n) and (p) of the definition thereof and (b) to the extent superior priority is required or otherwise provided for by Legal Requirements, the Permitted Liens described in clauses (a), (b), (c) and (i) of the definition thereof.

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Phase I Environmental Assessment Reports" means (a) with respect to the Sandersville Project, the Phase I Environmental Site Assessment (ESA) Sandersville Energy Facility, dated December 2006, prepared by RMT, Inc, (b) with respect to the Hinds Project, the Environmental Site Assessment for Hinds Generating Plant, 3889 Beasley Road, Jackson, Hinds County, Mississippi, dated December 2006, prepared by ENSR Corporation, (c) with respect to the Hot Spring Project, the Environmental Site Assessment for Hot Spring Generating Plant, Malvern, Arkansas, dated December 2006, prepared by ENSR Corporation, and (d) with respect to the Murray Project, the Phase I Environmental Site Assessment (ESA) Murray Energy Facility, dated December 2006, prepared by RMT, Inc.

        "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is or has been (or, if such plan were terminated, would under Section 4609 or ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

        "Platform" is defined in Section 9.1(b).

        "Pledge Agreement" means the Pledge Agreement, dated as of the Closing Date, among the Pledgor, the Borrower and the Collateral Agent (for the benefit of the Secured Parties), in respect of the pledge by the Pledgor of its membership interests in the Borrower.

        "Pledgor" is defined in the Recitals hereto.

        "Post-Petition Interest" is defined in Section 8.5(b).

        "Power" means electric capacity as measured in MWs, energy as measured in MWh, and/or any other electric related products or services available for sale from a Project, including Ancillary Services.

        "Power Marketing and Fuel Management Risk Policy" means the Power Marketing and Fuel Management Risk Policy attached as Schedule RMP.

        "Power Transaction" means (a) the purchase or sale of Power (provided that the purchase of electrical energy for use at a Project (and not for re-sale or re-delivery to third-parties) shall be deemed not to be a Power Transaction) and/or (b) any financially equivalent or similar transaction, in each case pursuant to a Commodity Hedge and Power Sale Agreement.

        "Prime Rate" means the rate of interest per annum that the Administrative Agent (or, if the Administrative Agent ceases to announce such rate, JPMorgan Chase Bank, N.A.) announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

        "Principal Office" means, for the Administrative Agent, its "Principal Office" as set forth on Appendix B, or such other office as the Administrative Agent (or any permitted successor or thereof) may from time to time designate in writing to the Borrower, the Collateral Agent, the Issuing Banks and each Lender.

        "Pro Rata Share" of any amount means, (a) with respect to any Working Capital Lender at any time and with respect to the Working Capital Facility, the product of such amount times a fraction the numerator of which is the amount of such Lender's Working Capital Commitment at such time and the denominator of which is the aggregate amount of the Working Capital Lender's Working Capital Commitment at such time, (b) with respect to any Term Loan Lender at any time and with respect to the Term Loan Facility, the product of such amount times a fraction the numerator of which is the amount of Credit Extensions owed to such Term Loan Lender under the Term Loan Facility at such time and the denominator of which is the aggregate amount of the Credit Extensions then outstanding and owed to all Term Loan Lenders under the Term Loan Facility at such time and (c) with respect to any Synthetic LC Lender at any time and with respect to any Synthetic LC Facility, the product of such amount times a fraction the numerator of which is the amount of the sum of the Synthetic LC Loans owed to such Synthetic LC Lender under such Synthetic LC Facility at such time plus the amount of such Synthetic Deposit at such time and the denominator of which is the aggregate amount of the Synthetic LC Loans then outstanding and owed to all Synthetic LC Lenders under such Synthetic LC Facility at such time plus the amount of all Synthetic Deposits in respect of such Synthetic LC Facility at such time.

        "Project" is defined in the Recitals hereto.

        "Project Document Modification" is defined in Section 5.24(a).

        "Project Documents" means the Major Project Documents, the Duke Acquisition Agreement and any other material agreement or document relating to the Operation of a Project to which any Project Owner is a party.

        "Project Owner" is defined in the Recitals hereto.

        "Project Revenues" means, for any period and without duplication, all cash income and cash receipts of the Borrower and any of the Project Owners derived from the Operation of any of the Projects, including proceeds of any delay in start up or business interruption or liability insurance (to the extent such liability insurance proceeds represent reimbursement or primary payment of third party claims), income derived from the sale or use of Power produced by any of the Projects and investment income on amounts in the Accounts; provided, however, that Project Revenues shall not include any Eminent Domain Proceeds, any Loss Proceeds, any Title Event Proceeds, proceeds of the disposition of Property (other than in connection with the sale of Power or the resale of Fuel), proceeds of

Indebtedness or the issuance of equity, termination payments under Commodity Hedge and Power Sale Agreements or any Restricted Payments made to the Pledgor or a Loan Party; provided, further, that, notwithstanding the foregoing, the proceeds of the disposition by the Borrower of its membership interests in KGen Sandersville in accordance with Section 5.18(d)(vi) shall constitute "Project Revenues" for all purposes other than the calculations of the Financial Covenants set forth in Section 5.17 and the defined terms used therein.

        "Projections" means the forecasted operating results of each Loan Party, giving effect to the transactions contemplated by this Agreement and the making of the Loans, covering the period from the Closing Date until December 31, 2013 (which Projections shall be in form and substance reasonably satisfactory to the Administrative Agent).

        "Projections Data" is defined in Section 4.14(a).

        "Property" means any right or interest in or to assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

        "Proposed Budget" is defined in Section 5.13(a).

        "Prudent Industry Practices" means those practices, methods, techniques, specifications and standards of safety and performance, as they may be modified from time to time, that (a) are generally accepted in the electric generating and transmission industry as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair or use of electric generating and transmission facilities which are similar to the applicable Project and (b) are otherwise in compliance in all material respects with Legal Requirements and Permits. Prudent Industry Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region or as required by any Governmental Authority or standards setting agency including but not limited to FERC, the North American Electric Reliability Council, the SERC Reliability Corporation and the Electric Reliability Organization.

        "PUHCA" means the Public Utility Holding Company Act of 2005.

        "Ratings Reaffirmation" means, with respect to any applicable transaction, that each of S&P and Moody's shall have delivered a written confirmation that the credit ratings assigned by such entities to the Indebtedness of the Borrower hereunder, and the corporate or corporate family rating (as applicable) of the Borrower, shall be no lower than such ratings assigned by S&P and Moody's, as the case may be, to each of such Indebtedness and the corporate or corporate family rating (as applicable) of the Borrower immediately prior to the time that S&P and Moody's, as the case may be, became aware of the proposed occurrence of such event and all transactions related thereto (including, in the case of the incurrence of any Indebtedness, the use of proceeds thereof), in each case after giving effect to the occurrence of such proposed transaction and all transactions related thereto.

        "Real Property" means all Mortgaged Property and all other real property and improvements thereto owned or leased from time to time by any of the Loan Parties.

        "Receipt Account" has the meaning given to such term in the Security Deposit Agreement.

        "Reduction Amount" is defined in Section 2.1.11(d).

        "Register" is defined in Section 9.6(b).

        "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Related Fund" means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans similar to the Loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

        "Release" means, with respect to any Hazardous Material, any release, spill, emission, emanation, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of such Hazardous Material into the indoor or outdoor environment, including the movement of such Hazardous Material through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.

        "Repayment Event" means the repayment in full of all of the outstanding principal amount of the Loans and all other Obligations (other than contingent obligations) due and payable under the Financing Documents, the termination of all Commitments and the termination and cancellation of all Letters of Credit (unless such Letters of Credit are cash collateralized on terms, conditions and amounts (but no more than 102.5% of the Available Amount of such Letters of Credit) reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank).

        "Replacement Lender" is defined in Section 2.1.17.

        "Replacement Obligor" means either (a) a Person (including any guarantor of such Person's obligations) (i) having, on the date of such replacement, credit, or acceptable credit support, and experience similar to that of the party to the applicable Major Project Document (including any Guarantee thereof) being replaced and (ii) entering into a Replacement Project Document, or (b) a Person reasonably acceptable to the Required Lenders.

        "Replacement Project Document" means any Additional Project Document entered into in replacement of a Major Project Document (a) which has similar economic and non-economic terms (taken as a whole) as the Major Project Document being replaced and (b) with a Replacement Obligor.

        "Required Lenders" means, at any time, Lenders owed or holding more than 50% of the sum of (without duplication) (a) the aggregate principal amount of the Loans outstanding at such time plus (b) the aggregate Available Amount of all Letters of Credit outstanding at such time plus (c) the aggregate amount of all Unused Working Capital Commitments at such time plus (d) the aggregate amount of the Synthetic Deposits at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Loans outstanding to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender's Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) such Lender's Pro Rata Share of the aggregate amount of all Unused Working Capital Commitments outstanding at such time and (iv) such Lender's Synthetic Deposit at such time.

        "Required Liquidity Balance" means an amount equal to $50,000,000.

        "Restricted Payment" means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of any Loan Party now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of any Loan Party now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any Loan Party now or hereafter outstanding; (d) management, advisory, monitoring or similar fees payable to the Pledgor or any of the Pledgor's Affiliates; and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness owed by any Loan Party to any of their Affiliates (other than any Guarantor); provided, however, that the following shall not be Restricted Payments: Permitted Affiliate Reimbursements, Quarterly Tax Distribution Amounts (as defined in the Security Deposit Agreement) and payments made to Affiliates under Project Documents or goods and services (but not dividends) rendered thereunder.

        "Revenue Account" has the meaning given to such term in the Security Deposit Agreement.

        "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc and its successors.

        "Sandersville Project" is defined in the Recitals hereto.

        "Scheduled Payment Date" means each March 31st, June 30th, September 30th and December 31st, commencing on March 31, 2007.

        "Section 4042 Trustee" means any trustee appointed pursuant to Section 4042 of ERISA.

        "Secured Obligations" means all obligations of every nature of each Loan Party from time to time owed to the Secured Parties or any of them under the Financing Documents, the Interest Rate Protection Agreements and the Commodity Hedge and Power Sale Agreements with First Lien Power Transaction Lien Holders, whether for principal, Interest Expense, premium (if any), early termination payments, ordinary course settlement payments, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing.

        "Secured Parties" means, at any relevant time, the holders of Secured Obligations at that time (including the Agents, the Lenders, the Interest Rate Hedge Providers and the First Lien Power Transaction Lien Holders).

        "Securities Act" means the Securities Act of 1933, as amended.

        "Security Agreement" means the Pledge and Security Agreement, dated as of the Closing Date, among each Loan Party and the Collateral Agent.

        "Security Deposit Agreement" means the Security Deposit Agreement, dated as of the Closing Date, among each Loan Party, the Depositary and the Collateral Agent.

        "SEM Account Collateral" has the meaning given to such term in the Security Deposit Agreement.

        "Sequent" means Sequent Energy Management, L.P., a Georgia limited partnership.

        "Sequent Gas Agreement" means, collectively, (a) the Base Contract for Purchase and Sale of Natural Gas, dated September 22, 2004, between KGen Murray and Sequent, (b) the Special Provisions to the NAESB Base Contract, dated September 22, 2004, between KGen Murray and Sequent, and (c) the Letter Agreement and attached "Contract for Sales Transaction," dated September 22, 2004.

        "Sequent Security Agreement" means the Security and Acknowledgement Agreement, dated as of November 5, 2004, among Sequent, the Loan Parties party thereto, Union Bank of California, N.A., as Collateral Agent and (as assignee of Credit Suisse First Boston) as collateral agent for Sequent, Credit Suisse, The Bank of New York, as depositary, and each of the other parties thereto, as amended as of the date hereof.

        "Solvent" means, with respect to the Loan Parties (taken as a whole), that as of the date of determination, both (a) (i) the sum of the Loan Parties' Indebtedness (including contingent liabilities) does not exceed the present fair saleable value of the Loan Parties' present assets; and (ii) the Loan Parties have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (b) the Loan Parties are "solvent" within the meaning given that term and similar terms under the Bankruptcy Law and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

        "Subordinated Obligations" is defined in Section 8.5.

        "Subsidiary" means, for any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, limited liability company, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, limited liability company, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

        "Syndication Agent" means Morgan Stanley, in its capacity as syndication agent for the Credit Facilities and any successor thereto in such capacity.

        "Synthetic Deposit" is defined in Section 2.2.4.

        "Synthetic Deposit Account" means Account No. 4430003122 owned by the Administrative Agent and established by the Synthetic LC Bank pursuant to Section 2.2.8.

        "Synthetic Deposit Commitment" means, with respect to any Synthetic LC Lender, the obligation of such Synthetic LC Lender initially to make or otherwise to fund a Synthetic Deposit and, thereafter, to make Synthetic LC Loans to the Borrower and purchase participations in Synthetic LC Loans pursuant to Section 2.2.6(g) in an aggregate principal amount not to exceed the amount set forth opposite such Lender's name on Appendix A under the caption "Synthetic Deposit Commitment" or, if such Lender has entered into one or more Assignment Agreement, set forth for such Lender in the Register maintained by the Administrative Agent as such Lender's "Synthetic Deposit Commitment" as such amount may be reduced at or prior to such time pursuant to Section 2.2.6(g) or 2.2.9.

        "Synthetic Deposit Cost Amount" means, with respect to the Synthetic Deposits, 16 basis points per annum.

        "Synthetic LC Availability Period" means the period from the Closing Date until the date that is five Business Days prior to the scheduled Maturity Date with respect to the Synthetic LC Facility.

        "Synthetic LC Available Amount" means, as of any date, the sum of (without duplication) (a) the aggregate amount of the Synthetic Deposit Commitments in effect on such date less (b) the Available Amount of Synthetic Letters of Credit issued and outstanding as of such date less (c) the Unreimbursed Amount of any Synthetic Letter of Credit as of such date less (d) the amount of any drawings under any Synthetic Letter of Credit reimbursed by the Borrower pursuant to Section 2.2.6(a) during the 91-day period immediately preceding such date.

        "Synthetic LC Bank" is defined in the Preamble hereto and includes any Eligible Assignee appointed as a Synthetic LC Bank pursuant to Section 2.2.11 or to which the Synthetic LC Issuing Commitment is assigned in full accordance with Section 9.6 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Synthetic LC Bank and notifies the Administrative Agent of its principal lending office and the amount of its Synthetic LC Issuing Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as it shall have a Synthetic LC Issuing Commitment.

        "Synthetic LC Cash Collateral Account" means Account No. 6711806801 owned by the Borrower at Union Bank of California, N.A. at its office at 551 Madison Avenue, 11th Floor, New York, NY 10022.

        "Synthetic LC Exposure" means, as of any date, the sum of (without duplication) (a) the aggregate principal amount of outstanding Synthetic LC Loans at such time plus (b) the Available Amount of all Synthetic Letters of Credit as of such date plus (c) the aggregate Unreimbursed Amounts under Synthetic Letters of Credit outstanding as of such date plus (d) unless a Repayment Event has occurred, the amount of any drawings under any Synthetic Letter of Credit reimbursed by the Borrower pursuant to Section 2.2.6(a) during the 91-day period immediately preceding such date.

        "Synthetic LC Facility" is defined in the Recitals hereto.

        "Synthetic LC Issuing Commitment" means, with respect to any Synthetic LC Bank at any time, the amount set forth opposite such Synthetic LC Bank's name on Appendix A under the caption "Synthetic LC Issuing Commitment" or, if such Synthetic LC Bank has entered into one or more Assignment Agreement, set forth for such Synthetic LC Bank in the Register maintained by the Administrative Agent as such Synthetic LC Bank's "Synthetic LC Issuing Commitment," as such amount may be reduced at or prior to such time pursuant to Section 2.1.10 or 2.1.11.

        "Synthetic LC Lender" means a Lender that has a Synthetic Deposit Commitment.

        "Synthetic LC Loan" means the loans deemed made by the Synthetic LC Lenders to the Borrower pursuant to Section 2.2.6(g) to reimburse drawings under a Synthetic Letter of Credit, which loans are funded by reducing the Synthetic Deposits by a like amount.

        "Synthetic LC Note" means a promissory note in the form of Exhibit E-3 evidencing a Synthetic LC Loan.

        "Synthetic LC Participation Obligations" has the meaning specified in Section 2.2.5.

        "Synthetic Letter of Credit" means a letter of credit issued by the Synthetic LC Bank pursuant to Section 2.2.1.

        "Taxes" means, with respect to any Person, all present and future taxes, assessments, imposts, duties, governmental charges or levies (including interest, penalties and additions thereto) imposed directly or indirectly on such Person or its income, profits or Property by any Governmental Authority.

        "Term Loan" means a term loan made by the Term Loan Lenders to the Borrower as provided for in Section 2.1.1(a)(i).

        "Term Loan Commitment" means the commitment of a Term Loan Lender to make or otherwise fund a Term Loan.

        "Term Loan Facility" is defined in the Recitals hereto.

        "Term Loan Lender" means each financial institution listed on the signature pages hereto as a Term Loan Lender, and any other Person that becomes a party hereto as a Term Loan Lender pursuant to an Assignment Agreement.

        "Term Loan Note" means a promissory note in the form of Exhibit E-1 evidencing a Term Loan.

        "Terminated Lender" is defined in Section 2.1.17.

        "Terrorism Order" is defined in Section 4.17.

        "Title Event" means the existence of any defect of title or Lien on any Project (other than Permitted Liens) that entitles the Pledgor, a Loan Party or the Collateral Agent to make a claim under any policy or policies of title insurance issued in favor of such Person.

        "Title Event Proceeds" means all amounts and proceeds in respect of any Title Event received by the Pledgor, any Loan Party or the Collateral Agent, including proceeds of title insurance.

        "Title Insurer" means First American Title Insurance Company.

        "Title Policies" is defined in Section 3.1.13.

        "Transaction Documents" means, collectively, the Financing Documents and the Major Project Documents.

        "Type of Loan" means, with respect to any Loan, a Base Rate Loan or a LIBOR Rate Loan.

        "UCC" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions.

        "United States" and "U.S." means the United States of America.

        "Unreimbursed Amount" is defined in Section 2.2.6(a).

        "Unrestricted Projects" means, collectively, (a) the natural gas-fired simple-cycle facility with a nominal capacity of 385 MW located in Mississippi and commonly referred to as the "New Albany" project, (b) the natural gas-fired simple-cycle facility with a nominal capacity of 640 MW located in Mississippi and commonly referred to as the "Southaven" project, (c) the dual-fuel (natural gas and fuel oil) simple-cycle facility with a nominal capacity of 640 MW located in Kentucky and commonly referred to as the "Marshall County" project, and (d) the natural gas-fired simple-cycle facility with a nominal capacity of 640 MW located in Mississippi and commonly referred to as the "Enterprise" project.

        "Unused Working Capital Commitment" means with respect to any Working Capital Lender at any time (a) such Lender's Working Capital Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Working Capital Loans and Working Capital LC Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender's Pro Rata Share of (A) the aggregate Available Amount of all Working Capital Letters of Credit outstanding at such time, and (B) the aggregate principal amount of all Unreimbursed Amounts owed to the Working Capital LC Banks in respect of Working Capital Letters of Credit at such time.

        "Use" means, with respect to any Hazardous Material and with respect to any Person, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Material or transportation to or from the property of such Person of such Hazardous Material.

        "Wholly Owned Subsidiary" means any corporation, limited liability company, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are so owned or controlled.

        "Working Capital Availability Period" means the period from (but, except with respect to Working Capital Letters of Credit, not including) the Closing Date until the fifth Business Day prior to the scheduled Maturity Date with respect to the Working Capital Facility.

        "Working Capital Commitment" means, with respect to any Working Capital Lender at any time, the amount set forth opposite such Lender's name on Appendix A under the caption "Working Capital Commitment" or, if such Lender has entered into one or more Assignment Agreements, set forth for such Lender in the Register maintained by the Administrative Agent as such Lender's "Working Capital Commitment," as such amount may be reduced at or prior to such time pursuant to Section 2.1.10 or 2.1.11.

        "Working Capital Facility" is defined in the Recitals hereto.

        "Working Capital LC Advance" means, with respect to each Working Capital Lender, such Lender's funding of its participation in any Working Capital LC Borrowing in accordance with its Pro Rata Share pursuant to Section 2.2.6.

        "Working Capital LC Bank" is defined in the Preamble hereto and includes any Eligible Assignee appointed as a Working Capital LC Bank pursuant to Section 2.2.11 or to which any Working Capital LC Commitment is assigned in full accordance with Section 9.6 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Working Capital LC Bank and notifies the Administrative Agent of its principal lending office and the amount of its Working Capital LC Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as it shall have a Working Capital LC Commitment.

        "Working Capital LC Borrowing" means an extension of credit resulting from a drawing under any Working Capital Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Working Capital Loan.

        "Working Capital LC Cash Collateral Account" means Account No. 6711806802 owned by the Borrower at Union Bank of California, N.A. at its office at 551 Madison Avenue, 11th Floor, New York, NY 10022.

        "Working Capital LC Commitment" means, with respect to any Working Capital LC Bank at any time, the amount set forth opposite such Working Capital LC Bank's name on Appendix A under the caption "Working Capital LC Commitment" or, if such Working Capital LC Bank has entered into one or more Assignment Agreements, set forth for such Working Capital LC Bank in the Register maintained by the Administrative Agent as such Working Capital LC Bank's "Working Capital LC Commitment" as such amount may be reduced at or prior to such time pursuant to Section 2.1.10 or 2.1.11.

        "Working Capital LC Exposure" means, as of any date, the sum of (a) the Available Amount of all Working Capital Letters of Credit as of such date plus (b) the aggregate Unreimbursed Amounts under all Working Capital Letters of Credit outstanding at such time plus (c) the aggregate principal amount of outstanding Working Capital LC Advances at such time.

        "Working Capital LC Facility" is defined in the Recitals hereto.

        "Working Capital Lender" means each financial institution listed on the signature pages hereto as a Working Capital Lender, and any other Person that becomes a party hereto as a Working Capital Lender pursuant to an Assignment Agreement.

        "Working Capital Letter of Credit" is defined in Section 2.2.1.

        "Working Capital Loan" means a working capital loan made by the Working Capital Lenders to the Borrower as provided for in Section 2.1.1(b)(i).

        "Working Capital Loan Note" means a promissory note in the form of Exhibit E-2 evidencing a Working Capital Loan.

        SECTION 1.2    Rules of Construction.    For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a)   all definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined;

          (b)   all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

          (c)   the expressions "payment in full," "paid in full" and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full of all Obligations;

          (d)   unless otherwise expressly provided, all references in this Agreement to designated "Articles," "Sections," "Appendices," "Exhibits," "Schedules," "clauses" and other subdivisions are to the designated Articles, Sections, Appendices, Exhibits, Schedules, clauses and other subdivisions of this Agreement;

          (e)   the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

          (f)    unless otherwise expressly specified, any agreement, contract or document defined or referred to herein shall mean such agreement, contract or document as in effect as of the date hereof, as the same may thereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and of this Agreement and the other Financing Documents and including any agreement, contract or document in substitution or replacement of any of the foregoing in accordance with the terms of this Agreement and the other Financing Documents;

          (g)   unless the context clearly intends to the contrary, pronouns having a masculine or feminine gender shall be deemed to include the other;

          (h)   any reference to any Person shall include its successors and permitted assigns in the capacity indicated, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

          (i)    the word "will" shall be construed to have the same meaning and effect as the word "shall"; and

          (j)    the words "include" or "including" shall be deemed to be followed by "without limitation" or "but not limited to" whether or not they are followed by such phrases or words of like import.

ARTICLE II.
THE CREDIT FACILITIES

        SECTION 2.1    Credit Facilities.

        2.1.1    Term Loans.

          (a)    Term Loan Commitments.

            (i)    Subject to the terms and conditions hereof (including Section 2.1.3(a) and the conditions precedent set forth in Sections 3.1 and 3.2), each Term Loan Lender severally agrees to make term loans (the "Term Loans") to the Borrower in an amount up to such Lender's Term Loan Commitment. The Borrower may make only one borrowing under the Term Loan Commitment, which shall be on the Closing Date. The aggregate principal amount of all Term Loans outstanding at any time shall not exceed $200,000,000.

            (ii)   The amount of each Term Loan Lender's Term Loan Commitment is set forth on Appendix A or the applicable Assignment Agreement, as the case may be, subject to any adjustment or reduction in such amount pursuant to the terms and conditions hereof. The Term Loan Commitment of each Term Loan Lender shall be reduced, on a pro rata basis, in the event that the Term Loan Commitment is reduced for any reason.

          (b)    Working Capital Commitments.

            (i)    Subject to the terms and conditions hereof (including Section 2.1.3(b) and the conditions precedent set forth in Sections 3.1 and 3.2), each Working Capital Lender severally agrees to make, from time to time during the Working Capital Availability Period, Working Capital Loans to the Borrower in an amount up to such Lender's Working Capital Commitment. The aggregate principal amount of all Working Capital Loans outstanding at any time shall not exceed the difference between (A) the Working Capital Commitment at such time minus (B) the sum (without duplication) of (1) the aggregate Available Amount with respect to all Working Capital Letters of Credit then outstanding plus (2) the aggregate Unreimbursed Amount with respect to all Working Capital Letters of Credit then outstanding. Each Working Capital Lender's Working Capital Commitment shall terminate immediately and without further action on the Maturity Date with respect to the Working Capital Facility.

            (ii)   Notwithstanding anything to the contrary herein, the sum of (A) the aggregate principal amount of all Working Capital Loans outstanding at such time, (B) the aggregate Available Amount with respect to all Working Capital Letters of Credit then outstanding and (C) the aggregate Unreimbursed Amount with respect to all Working Capital Letters of Credit then outstanding shall not exceed the then current Working Capital Commitment.

            (iii)  The amount of each Working Capital Lender's Working Capital Commitment is set forth on Appendix A or the applicable Assignment Agreement, as the case may be, subject to any adjustment or reduction in such amount pursuant to the terms and conditions hereof. The Working Capital Commitment of each Working Capital Lender shall be reduced, on a pro rata basis, in the event that the Working Capital Commitment is reduced for any reason. The aggregate amount of the Working Capital Commitments as of the Closing Date is $80,000,000.

          (c)    Borrowing Mechanics for Loans.    Subject to Section 2.2.6, by delivering a Notice of Borrowing to the Administrative Agent on or before 12:00 p.m. (New York City time) on a Business Day, an Authorized Officer of the Borrower may from time to time irrevocably request, on not less than three Business Days, in the case of LIBOR Rate Loans, or one Business Day in the case of Base Rate Loans, nor more than five Business Days' notice, that a Term Loan be made in an amount equal to $200,000,000, or (b) that a Working Capital Loan be made at any time during the Working Capital Availability Period in a minimum amount of $1,000,000, as the case may be. The Administrative Agent shall promptly transmit the information in each of the Borrower's Notices of Borrowing to each applicable Lender. On the terms and subject to the conditions of this Agreement (including the applicable conditions precedent specified in Article III), but subject to Section 2.2.6, each Loan shall be comprised of the Types of Loans, and shall be made by each applicable Lender on the Business Day, specified in such Notice of Borrowing. On or before 1:00 p.m. (New York City time) on the Business Day specified in such Notice of Borrowing, each applicable Lender shall deposit with the Administrative Agent an amount equal to such Lender's applicable Pro Rata Share of the requested Loan. Such deposit will be made by wire transfer of same day funds in Dollars to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the applicable Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to one or more accounts as may be designated in writing to the Administrative Agent by the Borrower.

        2.1.2    Amount of Loans; Availability of Funds.

          (a)    Amount of Loans.    All Loans shall be made by the applicable Lenders simultaneously in proportion to their respective applicable Commitments, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender's obligation to make a Loan hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender's obligation to make a Loan hereunder.

          (b)    Availability of Funds.    Unless the Administrative Agent shall have been notified by any Lender prior to the date the Borrower requests that a Loan be made, as specified in its Notice of Borrowing, that such Lender does not intend to make available to the Administrative Agent the amount of such Lender's Loan, the Administrative Agent may assume that such Lender has made and will make such amount available to the Administrative Agent on such requested Credit Event Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such requested Credit Event Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such requested Credit Event Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand thereof, the Administrative Agent shall promptly notify the Borrower and the Borrower shall promptly pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the applicable Credit Event Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder at such time for Loans. Nothing in this Section 2.1.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

        2.1.3    Use of Proceeds.

          (a)   The proceeds of the Term Loans shall be applied by the Borrower to repay the Existing Facilities, pay transaction fees and expenses related to the Credit Facilities, and to fund the Accounts as described in the Security Deposit Agreement.

          (b)   The proceeds of Working Capital Loans shall be applied by the Borrower during the Working Capital Availability Period for general working capital purposes and other liquidity needs required by the Loan Parties (including, for the avoidance of doubt, the payment of Permitted Affiliate Reimbursements but not including, for the avoidance of doubt, the For Sale Subsidiaries or the Unrestricted Projects) and to finance draws on the Working Capital Letters of Credit in accordance with Section 2.2.6.

          (c)   Issuances of Working Capital Letters of Credit shall be available solely to provide credit support in respect of the working capital needs described in clause (b) above during the Working Capital Availability Period.

          (d)   The proceeds and issuances of Synthetic Letters of Credit shall be available solely to support collateral requirements of the Borrower and the Project Owners under Project Documents. The proceeds of the Synthetic LC Loans shall be used to finance draws on the Synthetic Letter of Credit in accordance with Section 2.2.6.

          (e)   No portion of the proceeds of any Loan shall be used (nor shall any Letter of Credit or Synthetic Deposits be used) in any manner that causes or might cause the funding of the Loans, the funding of Synthetic Deposits or the issuance of a Letter of Credit or the application of such proceeds or deposits to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act.

        2.1.4    Evidence of Indebtedness; Register; Lenders' Books and Records; Notes.

          (a)    Lenders' Evidence of Indebtedness.    Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of the Borrower to such Lender, including the amounts of the Commitments and Credit Extensions made by it and each repayment and prepayment in respect thereof. Any such recordation shall be prima facie evidence of such amounts, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's Obligations in respect of any Loan; and provided further, that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

          (b)    Register.    The Administrative Agent shall maintain a Register in accordance with Section 9.6(b).

          (c)    Notes.    If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at any time, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is a permitted assignee of such Lender pursuant to Section 9.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower's receipt of such notice), a Note payable to such Lender in a maximum principal amount equal to such Lender's commitment to fund the applicable Loans.

        2.1.5    Interest.

          (a)   Except as otherwise set forth herein, the Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment thereof as follows:

            (i)    if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

            (ii)   if a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin.

          (b)   The initial Type of Loan, and the initial Interest Period with respect to any LIBOR Rate Loan (other than any Loan made pursuant to Section 2.2.6), shall be selected by the Borrower and notified to the Administrative Agent and the applicable Lenders pursuant to the applicable Notice of Borrowing, and thereafter shall be as provided for in Section 2.1.6. Subject to Section 2.2.6, if on any day a Loan is outstanding with respect to which a Notice of Borrowing has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the Type of Loan, then for that day such Loan shall be a Base Rate Loan; provided that if the Borrower submits a Notice of Borrowing specifying a LIBOR Rate Loan but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

          (c)   In connection with LIBOR Rate Loans there shall be no more than seven Interest Periods outstanding at any time.

          (d)   As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

          (e)   Interest payable pursuant to Section 2.1.5(a) shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBOR Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the last date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

          (f)    Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan.

        2.1.6    Continuation Notice.

          (a)   Subject to Section 2.1.15 and so long as no Event of Default shall have occurred and then be continuing, the Borrower shall have the option:

            (i)    to convert at any time all or any part of any Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless the Borrower shall pay all amounts due under Section 2.1.12(b) in connection with any such conversion; or

            (ii)   upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount as a LIBOR Rate Loan.

          (b)   The Borrower shall deliver a Continuation Notice to the Administrative Agent no later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). Except as otherwise provided herein, a Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith. In the event that the Borrower shall have failed to provide a Continuation Notice as required by this Section 2.1.6(b) to continue any LIBOR Rate Loan into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.1.6(b) to convert such LIBOR Rate Loan into a Base Rate Loan), then such

  LIBOR Rate Loan shall, at the end of the applicable Interest Period, automatically be continued as a LIBOR Rate Loan having the same Interest Period as the Interest Period then ending.

          (c)   Any Continuation Notice shall be executed by an Authorized Officer of the Borrower in a writing delivered to the Administrative Agent.

        2.1.7    Default Interest.    Notwithstanding anything to the contrary herein, upon the occurrence and during the continuation of any Event of Default in respect of a failure to pay any amount when due, such overdue amount shall thereafter during the continuation of such Event of Default bear interest (including post-petition interest in any proceeding under applicable Bankruptcy Laws) payable upon demand at a rate that is (a) 2% per annum in excess of the interest rate then otherwise payable under this Agreement with respect to the applicable Loans or (b) in the case of any such fees and other amounts, at a rate that is 2% per annum in excess of the interest rate then otherwise payable under this Agreement for Base Rate Loans (the "Default Rate"); provided that if an Event of Default has occurred and is continuing on the expiration date of the Interest Period for any LIBOR Rate Loans, then such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter during the continuation of such Event of Default bear interest payable upon demand at a rate that is 2% per annum in excess of the interest rate then otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.1.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent, the Collateral Agent or any Lender.

        2.1.8    Fees.    In addition to the fees described in Section 2.2.10:

          (a)    Commitment Fee for Working Capital Facility.    On each Scheduled Payment Date, on the date of the termination of all Working Capital Commitments and on the Maturity Date with respect to the Working Capital Facility, the Borrower shall pay to the Administrative Agent, for the benefit of the Working Capital Lenders, accruing from and including the Closing Date or the first day of the applicable quarter, as the case may be, a commitment fee for such quarter (or portion thereof) then ending equal to the product of (i) 0.50% multiplied by (ii) the daily average unused portion of the Working Capital Commitment for such quarter (or portion thereof) multiplied by (iii) a fraction, the numerator of which is the number of days in such quarter (or portion thereof) and the denominator of which is the number of days in that calendar year (365 or 366, as the case may be).

          (b)    Other Fees.    The Borrower agrees to pay to each Agent and each applicable Lender the fees described in each Fee Letter in the amounts and at the times set forth in such Fee Letter and any other fees as separately agreed upon by any Loan Party and such Agent or such Lender (as applicable) in writing in the amounts and at the times set forth therein.

        2.1.9    Payments; Amortization.

          (a)   The principal amounts of the Loans may be repaid from time to time in the discretion of the Borrower in accordance with Sections 2.1.10 and 2.1.11, as applicable, but in any event shall be repaid in full in cash on the Maturity Date with respect to the applicable Credit Facility.

          (b)   Without limiting the foregoing, the Borrower shall repay to the Administrative Agent, for the account of each Term Loan Lender, the aggregate principal amount of the Term Loans made by such Term Loan Lender (as reduced in connection with any voluntary or mandatory prepayments of the Term Loans, in accordance with Section 2.1.10 and Section 2.1.11, as applicable) in equal installments equal to $500,000 payable on each Scheduled Payment Date.

        2.1.10    Voluntary Prepayments; Voluntary Commitment Reductions.

          (a)   The Borrower may voluntarily prepay Loans on any Business Day, in whole or in part, in an aggregate minimum amount of (x) in the case of Synthetic LC Loans or Term Loans, $1,000,000 and integral multiples of $100,000 (or the remaining amount outstanding) in excess of that amount and (y) in the case of Working Capital Loans, $1,000,000 and integral multiples of $100,000 (or the remaining amount outstanding) in excess of that amount. Together with any such prepayment of outstanding principal, the Borrower shall pay all accrued and unpaid interest thereon and other amounts owed hereunder in connection with such prepayment (including amounts payable under Section 2.1.12). The Borrower may not reborrow the principal amount of any Synthetic LC Loans or Term Loans which are repaid or prepaid. The Borrower may reborrow from time to time, at any time prior to the date that is five Business Days prior to the Maturity Date with respect to the Working Capital Facility, the principal amount of any Working Capital Loans which are repaid or prepaid (whether prepaid voluntarily or otherwise).

          (b)   All such prepayments shall be made upon not less than three Business Days' prior written notice given to the Administrative Agent by Noon (New York City time) on the date required (and the Administrative Agent will promptly transmit such notice, by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any prepayment of any Loan pursuant to this Section shall be applied in accordance with Section 2.1.12.

          (c)   The Borrower may, upon not less than three Business Days' prior written notice to Administrative Agent, at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Working Capital Commitment; provided that any such partial reduction of the Working Capital Commitment shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. The Borrower's notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Working Capital Commitment shall be effective on the date specified in the Borrower's notice and shall reduce the Working Capital Commitment of each Lender proportionately to its Pro Rata Share. Notwithstanding anything to the contrary herein, the Borrower may not terminate in whole or permanently reduce in part the Working Capital Commitment if, after giving effect to any such termination or reduction, such termination or reduction would result in the aggregate amount of the Working Capital Commitment being at such time less than the sum of (i) the aggregate principal amount of outstanding Working Capital Loans at such time plus (ii) the Available Amount of all Working Capital Letters of Credit outstanding at such time and all outstanding reimbursement obligations with respect to Working Capital Letters of Credit at such time. Together with the delivery by the Borrower to the Administrative Agent of its notice of intent to terminate or reduce the Working Capital Commitment, the Borrower shall deliver a certificate of an Authorized Officer certifying to the foregoing.

        2.1.11    Mandatory Prepayments and Commitment Reductions.

          (a)   The Borrower shall prepay all or a portion of the Loans:

            (i)    with respect to the Working Capital Facility only, as and to the extent contemplated by Section 3.1(c)(10) of the Security Deposit Agreement and in accordance with Section 2.1.11(e);

            (ii)   with respect to the Term Loan Facility only, as and to the extent contemplated by Section 3.1(c)(12) of the Security Deposit Agreement and in accordance with Section 2.1.11(d) but only on reduce the scheduled remaining installments of the Term Loans;

            (iii)  as and to the extent contemplated by Section 3.7(b) of the Security Deposit Agreement in respect of Loss Proceeds and Eminent Domain Proceeds and in accordance with Section 2.1.11(d); and

            (iv)  otherwise, as and to the extent contemplated by the Security Deposit Agreement.

          (b)   In the event that any Loan Party shall receive any proceeds from the issuance of Indebtedness, the issuance of equity or the disposition of any assets other than in accordance with the terms of this Agreement and the other Financing Documents, the Borrower shall apply the net proceeds of such issuance or disposition to the prepayment of the Loans in accordance with Section 2.1.11(d).

          (c)   Notwithstanding any provision herein to the contrary, upon the termination of any Letter of Credit, any unused cash collateral posted by or on behalf of the Borrower to support such Letter of Credit shall be repaid to the Borrower (it being acknowledged that the Synthetic Deposits are not cash collateral posted by or on behalf of the Borrower).

          (d)   Each prepayment made pursuant to this Section 2.1.11 (except as otherwise specifically allocated to a particular Credit Facility under Section 2.1.11(a)) shall be applied ratably first to prepay on a pro rata basis (i) the Term Loan Facility, on a pro rata basis to reduce the scheduled remaining installments thereof and (ii) any Synthetic LC Loans outstanding under the Synthetic LC Facility; second to be deposited ratably in the Synthetic LC Cash Collateral Account to cash collateralize 102.5% of (A) the Available Amount of the Synthetic Letters of Credit and (B) with respect to the Synthetic LC Facility, any unused Synthetic LC Issuing Commitment at such time; third to the Working Capital Facility as set forth in the first sentence of clause (e) below; and fourth any amount remaining may be retained by the Borrower (the "Reduction Amount") and the Working Capital Facility shall be permanently reduced as set forth in clause (f) below. Upon the drawing of any Synthetic Letter of Credit for which funds are on deposit in the Synthetic LC Cash Collateral Account, such funds shall be applied to reimburse the Synthetic LC Bank or Synthetic LC Lenders, as applicable.

          (e)   Prepayments of the Working Capital Facility made pursuant to this Section 2.1.11 shall be first, applied to prepay Working Capital LC Advances then outstanding until such Working Capital LC Advances are paid in full, second, applied to prepay Working Capital Loans then outstanding until such Loans are paid in full and third, deposited in the Working Capital LC Cash Collateral Account to cash collateralize 102.5% of the Available Amount of the Working Capital Letters of Credit then outstanding. Upon the drawing of any Working Capital Letters of Credit for which funds are on deposit in the Working Capital LC Cash Collateral Account, such funds shall be applied to reimburse the Working Capital LC Bank or Working Capital Lenders, as applicable.

          (f)    At such time as the Term Loans and the Synthetic LC Loans have been repaid in full and no amounts remain on deposit in any Synthetic Deposit Account, the Working Capital Facility shall be automatically and permanently reduced, on a pro rata basis, on each date on which prepayment thereof is required to be made pursuant to this Section 2.1.11 in an amount equal to the applicable Reduction Amount; provided that each such reduction of the Working Capital Facility shall be made ratably among the Working Capital Lenders in accordance with their Working Capital Commitments. Prior to the repayment in full of the Term Loans and any Synthetic LC Loans and the reduction of amounts in the Synthetic Deposit Account to zero, no reduction shall be required in respect of the Working Capital Facility as a result of any prepayment pursuant to this Section 2.1.11.

          (g)   The Working Capital LC Facility shall be permanently and ratably reduced from time to time on the date of each reduction of Working Capital Commitments by the amount, if any, by which the amount of the Working Capital LC Facility exceeds the Working Capital Facility after giving effect to such reduction of Working Capital Commitments.

        2.1.12    General Provisions Regarding Payments.

          (a)   All payments by each Pledgor or Loan Party of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than Noon (New York City time) on the date due at the Administrative Agent's Principal Office for the account of the Administrative Agent or the Lenders, as the case may be. Funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

          (b)   All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid and, to the extent applicable, Breakage Costs (provided the applicable Lender provides the Borrower notice of and the basis for requesting such Breakage Costs), and all such payments shall be applied to the payment of interest before application to principal. The aggregate amount to be prepaid or returned on any date pursuant to this Agreement shall be applied first to the prepayment (to the extent of funds required to be so applied) of Loans outstanding on such date and thereafter (to the extent of any residual and subject at all times to the prior sentence) to the reimbursement or return of Synthetic Deposits.

          (c)   Except as otherwise provided herein, (i) the making of Loans, any reduction of the Working Capital Commitment, the taking of any participation interests in Letters of Credit and the funding of the Synthetic Deposits shall be made, taken or allocated among the Lenders pro rata according to their respective Pro Rata Shares of the applicable Commitment, (ii) subject to Section 2.1.12(b), each payment of principal of and interest on Loans or other Obligations or return of Synthetic Deposits shall be made or shared among the Lenders holding such Loans or other Obligations or Synthetic Deposits (as the case may be) pro rata according to their respective unpaid principal amounts of such Loans or other Obligations or the amount of such Synthetic Deposits (as the case may be) made or held by such Lenders, and (iii) each payment of any fees payable to all Lenders shall be shared among the Lenders pro rata according to their respective Pro Rata Shares of such fees (in each case, taking into account with respect to each Lender which becomes a party to this Agreement hereunder after the Closing Date, the date upon which such Lender so became a party hereunder).

          (d)   Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day (or, if resulting in an extension into the next calendar month, the next preceding Business Day) and such extension of time shall be included in the computation of the payment of interest hereunder.

          (e)   The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to Noon (New York City time) on the date thereof to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 6.1. Interest shall continue to accrue on any principal or other outstanding Obligation as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to

  Section 2.1.7 from the date such amount was due and payable until the date such amount is paid in full.

        2.1.13    Ratable Sharing.    The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Financing Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Law, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Financing Documents (collectively, the "Aggregate Amounts Due" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each Lender that is deemed to be the seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders, so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to each of them, respectively; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the Bankruptcy of the Borrower or otherwise, the foregoing purchases of participations shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender(s) ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

        2.1.14    Making or Maintaining Loans.

          (a)    Inability to Determine Applicable Interest Rate.    In the event that the Administrative Agent shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto absent manifest error), on any Interest Rate Determination Date with respect to any Loans or Synthetic Deposits, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans or Synthetic Deposits on the basis provided for in the definition of Adjusted LIBOR Rate, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender (such notice, the "Inability to Determine LIBOR Notice") of such determination, whereupon (i) no Loans or Synthetic Deposits may be made or maintained with an interest rate based on the Adjusted LIBOR Rate, and instead will be made and maintained with an interest rate equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans (or, with respect to the Synthetic Deposits, invested to earn a return equal to the Federal Funds Rate), until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) upon receipt by the Borrower of such Inability to Determine LIBOR Notice, the Borrower may revoke any Notice of Borrowing or Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified in such Notice of Borrowing.

          (b)    Illegality of using the Adjusted LIBOR Rate.    In the event that on any date any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its Loans with an interest rate based on the Adjusted LIBOR Rate has become unlawful as a result of compliance by such

  Lender in good faith with any Legal Requirement or would conflict with any treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful, then, and in any such event, such Lender shall be an "Affected Lender" and on that day it shall give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter, subject to the last sentence of this Section 2.1.14(b), (A) the obligation of the Affected Lender to make or maintain Loans with an interest rate based on the Adjusted LIBOR Rate shall be suspended until such notice shall be withdrawn by the Affected Lender, (B) to the extent such determination by the Affected Lender relates to a Loan then being requested by the Borrower pursuant to a Notice of Borrowing or a Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as) a Loan with an interest rate per annum equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans, (C) the Affected Lender's obligation to maintain its outstanding Loans with an interest rate based on the Adjusted LIBOR Rate (the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (D) the Affected Loans shall automatically convert into Loans with an interest rate per annum equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans on the date of such termination. Except as provided in the immediately preceding sentence, nothing in this Section 2.1.14(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans with an interest rate based on the Adjusted LIBOR Rate in accordance with the terms hereof. The Affected Lender agrees to designate a different lending office if such designation will allow Loans with an interest rate based on the Adjusted LIBOR Rate to be made, so long as such designation will not, in the good faith judgment of such Affected Lender, otherwise be materially disadvantageous to such Affected Lender.

          (c)    No Compensation for Breakage Costs.    The Borrower shall not be liable for the payment of Breakage Costs, if any, incurred by any Lender in connection with Section 2.1.14(a) or Section 2.1.14(b).

          (d)    Booking of Loans.    Any Lender may make, carry or transfer Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

        2.1.15    Increased Costs; Capital Adequacy.

          (a)    Compensation For Increased Costs and Taxes.    Subject to the provisions of Section 2.1.16 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall have reasonably determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Legal Requirement, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new Legal Requirement), or any determination of a court or Governmental Authority, in each case that is made after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority (whether or not having the force of law):

            (i)    imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to any Loans that are reflected in the definition of Adjusted LIBOR Rate); or

            (ii)   imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) directly relating to the Loans or the Synthetic Deposits;

  and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans or Synthetic Deposits or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the certificate referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided that if such Lender fails to provide such certificate within 180 days after it obtains knowledge of such Legal Requirement, change, interpretation, administration, application or determination or compliance, then such Lender shall not be entitled to receive compensation for such increased costs. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written certificate, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.1.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

          (b)    Capital Adequacy Adjustment.    In the event that any Lender shall have reasonably determined that any change in any Legal Requirement made regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any post-Closing Date guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans, Synthetic Deposits, or participations therein or in Synthetic Letters of Credit or any other obligations hereunder with respect to the Loans, Synthetic Deposits or Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Borrower from such Lender of the certificate referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as shall compensate such Lender or such controlling corporation on a net after-tax basis for such reduction; provided that if such Lender fails to provide such certificate within 180 days after it obtains knowledge of such adoption, change or compliance, then such Lender shall not be entitled to receive payment for such additional amounts. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written certificate, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.1.15(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

        2.1.16    Taxes; Withholding, etc.

          (a)   Any and all payments made by the Borrower hereunder and under the other Financing Documents shall be made free and clear of and without deduction or withholding for any and all present or future Taxes, excluding (i) Taxes imposed on or measured by the applicable Lender's, the applicable Issuing Bank's, the Collateral Agent's, the Lead Arranger's or the Administrative Agent's (as applicable) net income or net profit, and branch profit Taxes, franchise Taxes (imposed in lieu of net income taxes), in each case imposed as a result of a present or former connection between the applicable Lender, the applicable Issuing Bank, the Collateral Agent, the Lead Arranger or the Administrative Agent (as applicable) and the jurisdiction imposing such Tax or any political subdivision or taxing authority thereof or therein (but excluding any such connection arising solely from the applicable Lender, the applicable Issuing Bank, Collateral Agent, the Lead Arranger or the Administrative Agent (as applicable) having executed, delivered or performed its obligations or received a payment under, or enforced its rights under this Agreement or any of the Financing Documents), (ii) any United States federal income withholding Taxes imposed on amounts payable to the applicable Lender, the applicable Issuing Bank, the Collateral Agent, the Lead Arranger or the Administrative Agent which Taxes are in effect at the time such Lender, Issuing Bank, Collateral Agent, Lead Arranger or Administrative Agent (as applicable) becomes a party hereto on the date of execution hereof or thereafter (including, in the case of a Lender, pursuant to Section 9.6), except to the extent that the assignor (if any) of such Lender, Issuing Bank, Collateral Agent, Lead Arranger or Administrative Agent was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Taxes pursuant to this Section and (iii) any United States federal income withholding Taxes imposed by reason of the applicable Issuing Bank's, Collateral Agent's, Lead Arranger's or Administrative Agent's failure to comply with the provisions of Section 2.1.16(d)(all such non-excluded Taxes in respect of payments hereunder or in respect of the Loans or other Obligations being hereinafter referred to as "Indemnified Taxes"). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any amount payable hereunder to the applicable Lender, the applicable Issuing Bank, the Collateral Agent, the Lead Arranger or the Administrative Agent (as applicable), (A) if such Tax is an Indemnified Tax, the amount payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.1.16(a)) the applicable Lender, the applicable Issuing Bank, the Collateral Agent, the Lead Arranger or the Administrative Agent (as applicable) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (B) the Borrower shall make such deductions or withholdings and promptly notify the Administrative Agent of the applicable deduction or withholding requirement, (C) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other Governmental Authority in accordance with applicable Legal Requirements and (D) within 30 days after each such payment of Taxes, the Borrower shall provide an original official receipt (or a certified copy thereof) evidencing the payment of same to the Administrative Agent.

          (b)   In addition, the Borrower agrees to pay Other Taxes to the relevant taxation authority or other Governmental Authority in accordance with all applicable Legal Requirements.

          (c)   The Borrower shall indemnify each Lender, each Issuing Bank, the Collateral Agent, the Lead Arranger and the Administrative Agent for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes arising in connection with payments made under any of the Financing Documents paid by such Lender, Collateral Agent, Issuing Bank, Lead Arranger or Administrative Agent (as applicable) and any liability for penalties, additions to Tax, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Indemnified Taxes were correctly or legally asserted. Any indemnification under this Section 2.1.16(c) shall be made within 30 days from the date such Lender, such Issuing Bank, the Collateral Agent, the Lead Arranger or the Administrative Agent (as applicable) makes written demand thereof.

          (d)   Each Lender and each Issuing Bank, Lead Arranger or Administrative Agent that is not a "United States person" (as such term is defined in Code Section 7701(a)(30)) (a "Non-U.S. Lender") shall deliver to the Borrower (with a copy to the Administrative Agent) on or prior to the date on which it becomes a Lender, Collateral Agent, Issuing Bank, Lead Arranger or Administrative Agent and from time to time thereafter as reasonably requested in writing by the Borrower or the Administrative Agent (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (claiming an exemption from or reduction in the rate of withholding tax under an applicable treaty) or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service or (ii) if such Non-U.S. Lender is not a "bank" within the meaning of, or other Person described in, Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above, (A) a Certificate re Non-Bank Status substantially in the form of Exhibit B and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form). In addition, each Non-U.S. Lender agrees that from time to time, when a lapse in time or change in circumstances renders the previous forms or certificates obsolete or inaccurate in any material respect, or at the reasonable request of the Borrower or the Administrative Agent, it will deliver such forms to the Borrower (with a copy to the Administrative Agent) or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such form or certificate. Notwithstanding the foregoing, each Non-U.S. Lender shall not be required to deliver any such form or certificate described in the immediately preceding sentence that such Non-U.S Lender is not legally able to deliver. Each Lender, Issuing Bank, Lead Arranger, Collateral Agent and Administrative Agent that is not a Non-U.S. Lender shall deliver to the Borrower (with a copy to the Administrative Agent) on or prior to the date on which it becomes a Lender, Issuing Bank, Lead Arranger, Collateral Agent or Administrative Agent (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Person is legally entitled to so deliver) two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor form) establishing that such Lender, Issuing Bank, Lead Arranger, Collateral Agent or Administrative Agent, as the case may be, is not subject to U.S. backup withholding.

          (e)   If the applicable Lender, Issuing Bank, Collateral Agent, Lead Arranger or Administrative Agent (as applicable) has received a refund or credit in lieu of a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts to such Person pursuant to this Section 2.1.16 (as reasonably determined by such Lender, Issuing Bank, Collateral Agent, Lead Arranger or Administrative Agent (as applicable)), it shall within 30 days from the date of such receipt pay over the amount of such refund or credit in lieu of a refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.1.16 in respect of Indemnified Taxes or Other Taxes giving rise to such refund or credit in lieu of a refund), net of all reasonable out-of-pocket expenses of such Person and without interest (other than interest paid by the relevant taxation authority with respect to such refund or credit in lieu of a refund); provided that the Borrower, upon the request of such Person, agrees to repay the amount paid over to the Borrower (plus penalties, interest and other reasonable charges) to such Person in the event such Person is required to repay such refund or credit to such taxation authority. This paragraph shall not be construed to require the Administrative Agent, any Lender, any Issuing Bank, the Collateral Agent or the Lead Arranger to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

          (f)    Without prejudice to the survival of any other agreement hereunder, the agreements and obligations of the Borrower contained in Section 2.1.16 shall survive the payment in full of principal, fees and interest payable hereunder and under the other Financing Documents.

        2.1.17    Removal or Replacement of a Lender.    Anything contained herein to the contrary notwithstanding, in the event that:

          (a)   any Lender (an "Increased-Cost Lender") shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.1.15 or 2.1.16, and

          (b)   such Lender shall fail to withdraw such notice within five Business Days after submitting such notice; then, with respect to each such Increased-Cost Lender, the Borrower may, by giving written notice to the Administrative Agent and such Increased-Cost Lender, (i) request that such Increased-Cost Lender use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate another lending office with the object of avoiding the consequences of the event or circumstances which gave rise to such notice, or (ii) elect to cause such Increased-Cost Lender (the "Terminated Lender") (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and other Obligations in full to one or more Eligible Assignees (each a "Replacement Lender") in accordance with the provisions of Section 9.6; provided,

          (c)   on the date of such assignment, the Replacement Lender shall pay to such Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans and the amount of all Synthetic Deposits of the Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid, fees owing to such Terminated Lender pursuant to Section 2.1.8 and 2.2.10; and

          (d)   on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.1.15 or 2.1.16; provided that no premium on such amounts shall be required to be paid.

        Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a "Lender" under any of the Financing Documents; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

        SECTION 2.2    Letter of Credit Facilities.

        2.2.1    Letters of Credit.

          (a)    The Working Capital Letters of Credit.    The Working Capital LC Bank agrees, on the terms and conditions hereinafter set forth and in reliance on the agreements of the Working Capital Lenders set forth in Section 2.2.6, to issue (or cause its Affiliate that is a commercial bank whose long-term unsecured indebtedness is rated at least as high as that of the Working Capital LC Bank to issue on its behalf) letters of credit (the "Working Capital Letters of Credit") in Dollars for the account of the Borrower from time to time on any Business Day during the period from the Closing Date until five Business Days prior to the Maturity Date with respect to the Working Capital LC Facility in an aggregate Available Amount (i) for all Working Capital Letters of Credit issued by such Working Capital LC Bank not to exceed such Working Capital LC Bank's Working Capital LC Commitment at such time, (ii) for each such Working Capital Letter of Credit not to exceed the Unused Working Capital Commitments of the Working Capital Lenders at such time and (iii) not to exceed the amount of the Working Capital LC Facility.

          (b)    Synthetic Letters of Credit.    The Synthetic LC Bank agrees, on the terms and conditions hereinafter set forth and in reliance on the agreements of the Synthetic LC Lenders set forth in Section 2.2.6, to issue (or cause its Affiliate that is a commercial bank whose long-term unsecured indebtedness is rated at least as high as that of the Synthetic LC Bank to issue on its behalf) letters of credit (the "Synthetic Letters of Credit") in Dollars for the account of the Borrower from time to time on any Business Day during the period from the Closing Date until five Business Days prior to the Maturity Date with respect to the Synthetic LC Facility in an aggregate Available Amount (i) for all Synthetic Letters of Credit issued by the Synthetic LC Bank not to exceed the Synthetic LC Issuing Commitment at such time minus the sum of (A) the Unreimbursed Amount under any Synthetic Letter of Credit issued at such time plus (B) the Available Amount of any Synthetic Letters of Credit outstanding at such time plus (C) the principal amount of Synthetic LC

  Loans outstanding at such time, and (ii) for all Synthetic Letters of Credit not to exceed at any time the Synthetic LC Available Amount at such time.

          (c)    Renewal and Termination of Letters of Credit.    No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the date that is five Business Days prior to (i) in the case of any Working Capital Letter of Credit, the Maturity Date with respect to the Working Capital LC Facility and (ii) in the case of any Synthetic Letter of Credit, the Maturity Date with respect to the Synthetic LC Facility, and may by its terms be renewable annually unless the relevant Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 days prior to the date of automatic renewal of its election not to renew such Letter of Credit as a consequence of the occurrence and continuance of an Event of Default (a "Notice of Termination"); provided that the terms of each Letter of Credit that is automatically renewable annually (x) shall (A) require the relevant Issuing Bank to give the beneficiary named in such Letter of Credit notice of any Notice of Termination and (B) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed unless such Letter of Credit shall have been replaced by a letter of credit and from an issuer equivalent to the Letter of Credit to which such Notice of Termination relates and (y) shall not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date later than five Business Days before (1) in the case of any Working Capital Letter of Credit, the Maturity Date with respect to the Working Capital LC Facility and (2) in the case of any Synthetic Letter of Credit, the Maturity Date with respect to the Synthetic LC Facility. If a Notice of Termination is given by any Issuing Bank pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed. Within the limits of each Letter of Credit Facility and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.2.1, repay any Unreimbursed Amounts resulting from drawings thereunder pursuant to Section 2.2.6(a) or, in the case of any Working Capital Letter of Credit, repay any Working Capital LC Advance resulting from drawings thereunder pursuant to Section 2.2.6(b), and request the issuance of additional Letters of Credit under this Section 2.2.1.

        2.2.2    Request for Issuance.    Each Letter of Credit shall be issued upon notice, given not later than Noon (New York City time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit (or such shorter period as may be agreed by the relevant Issuing Bank), by the Borrower to the Administrative Agent, which shall give to the relevant Issuing Bank prompt notice thereof by telecopier or electronic communication. Each such notice of issuance of a Letter of Credit (a "Notice of Issuance") shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, specifying therein the requested (A) Letter of Credit Facility in respect of which such issuance is requested, (B) date of such issuance (which shall be a Business Day), (C) Available Amount of such Letter of Credit, (D) expiration date of such Letter of Credit, (E) name and address of the beneficiary of such Letter of Credit and (F) form of such Letter of Credit. No Issuing Bank shall be required to issue a Letter of Credit until such time as such Issuing Bank and the Borrower have agreed on the form of such Letter of Credit; provided that no Issuing Bank shall unreasonably delay the issuance of any such Letter of Credit or unreasonably reject any provisions required by the Borrower to be included in or omitted from such Letter of Credit. Each Issuing Bank will, upon fulfillment or waiver of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 9.1 or as otherwise agreed with the Borrower in connection with such issuance. Notwithstanding anything herein to the contrary, no Issuing Bank shall be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any directive

(whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder), or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense (for which such Issuing Bank is not otherwise compensated hereunder).

        2.2.3    Letter of Credit Reports.    Each Issuing Bank shall furnish (a) to the Administrative Agent (with a copy to the Borrower) on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the previous week and drawings during such week under all Letters of Credit (provided that no such written report shall be furnished if, during the previous week, no Letters of Credit were issued by such Issuing Bank and no Letters of Credit issued by such Issuing Bank were drawn upon), (b) to the Administrative Agent (with a copy to the Borrower) on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by it under each Letter of Credit Facility, during the preceding month and drawings during such month under all such Letters of Credit and (c) to the Administrative Agent (with a copy to the Borrower) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by it under each Letter of Credit Facility.

        2.2.4    Funding of Synthetic Deposits.

          (a)   Subject to the terms and conditions set forth herein and in consideration and furtherance of the undertakings of the Synthetic LC Bank, each Synthetic LC Lender severally agrees to remit to the Synthetic LC Bank on the date the Term Loans are made hereunder an amount in Dollars equal to such Synthetic Deposit Commitment (each amount so deposited, such Synthetic Lender's "Synthetic Deposit"). The Synthetic LC Bank shall deposit all amounts received by it in the Synthetic Deposit Account promptly upon receipt thereof. Each Synthetic LC Lender irrevocably and unconditionally agrees that its Synthetic Deposit shall be available (i) to pay to the Synthetic LC Bank such Synthetic LC Lender's Pro Rata Share of any Unreimbursed Amount under any Synthetic Letter of Credit that is not reimbursed by the Borrower pursuant to Section 2.2.6(a) and (ii) to fund such Synthetic LC Lender's Credit Extensions, pursuant to Section 2.2.6(g).

          (b)   The failure of any Synthetic LC Lender to fund its Synthetic Deposit pursuant to this Section 2.2.4 shall not relieve any other Synthetic LC Lender of its obligation, if any, hereunder to fund its Synthetic Deposit, but no Synthetic LC Lender shall be responsible for the failure of any other Synthetic LC Lender to fund its Synthetic Deposit in accordance with this Section 2.2.4.

        2.2.5    Participations.

          (a)   Upon the issuance of each Working Capital Letter of Credit and without further action, each Working Capital Lender shall be deemed to have irrevocably purchased, to the extent of its Pro Rata Share, a participation interest in such Working Capital Letter of Credit and such Working Capital Lender shall, to the extent of its contingent obligation or Pro Rata Share, be responsible for reimbursing any Working Capital LC Bank in respect of any Unreimbursed Amount in accordance with Section 2.2.6 (with the terms of this Section surviving the termination of this Agreement).

          (b)   Upon the issuance of each Synthetic Letter of Credit and without further action, each Synthetic LC Lender shall be deemed to have irrevocably purchased to the extent of its Pro Rata Share, a participation interest in such Synthetic Letter of Credit including any Unreimbursed Amount in respect thereof (each, a "Synthetic LC Participation Obligation") and such Synthetic LC Lender shall, to the extent of its Pro Rata Share, be responsible for reimbursing the Synthetic LC

  Bank in respect of any Unreimbursed Amount in accordance with Section 2.2.6 (with the terms of this Section surviving the termination of this Agreement). Each Synthetic LC Lender's Synthetic LC Participation Obligation shall be cash collateralized (as provided in Section 2.2.8), in favor of the Synthetic LC Bank by such Synthetic LC Lender's Synthetic Deposit. Each Synthetic LC Lender's Synthetic Deposit shall be available for withdrawal by the Synthetic LC Bank in accordance with Section 2.2.6 to reimburse the Synthetic LC Bank for any Unreimbursed Amount in respect of any Synthetic Letter of Credit.

        2.2.6    Drawings and Reimbursements; Funding of Participations.

          (a)   Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the relevant Issuing Bank that issued such Letter of Credit shall notify promptly the Borrower and the Administrative Agent thereof. Not later than Noon (New York City time) on the Business Day immediately following the date of any payment by any Issuing Bank under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse any Issuing Bank by such time (it being acknowledged and agreed that any such failure shall not be a Default hereunder), the Administrative Agent shall promptly notify each applicable Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such applicable Lender's Pro Rata Share thereof. In such event, (i) in the case of an Unreimbursed Amount under a Working Capital Letter of Credit, the Borrower shall be deemed to have requested a Working Capital LC Borrowing of Base Rate Loans (without limitation of Borrower's rights pursuant to Section 2.1.6 to convert such Loan to a Loan of another Type) and (ii) in the case of an Unreimbursed Amount under a Synthetic Letter of Credit, the Borrower shall be deemed to have requested a Synthetic LC Loan which shall be made as a Base Rate Loan as described in clause (h) below (without limitation of Borrower's rights pursuant to Section 2.1.6 to convert such Loan to a Loan of another Type), in each case to be disbursed on the Business Day immediately following the Honor Date in an amount not to exceed the Unreimbursed Amount thereof subject to the amount of the Unused Working Capital Commitments or the Synthetic LC Available Amount, as applicable (without regard, in each case, to the conditions set forth in Sections 3.1 and 3.2). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.2.6(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

          (b)   Each Working Capital Lender shall upon any notice pursuant to Section 2.2.6(a) make funds available to the Administrative Agent for the account of the relevant Working Capital LC Bank by deposit to the Administrative Agent's Account, in same day funds, an amount equal to such Lender's Pro Rata Share of any Unreimbursed Amount in respect of any Working Capital Letter of Credit issued by such Working Capital LC Bank not later than 12:00 P.M. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of clause (c), each Working Capital Lender that so makes funds available to such Issuing Bank shall be deemed to have made a Base Rate Loan to the Borrower in such amount (without limitation of Borrower's rights pursuant to Section 2.1.6 to convert such Loan to a Loan of another Type). The Administrative Agent shall remit the funds so received to the applicable Working Capital LC Bank.

          (c)   Until each Working Capital Lender funds its Working Capital LC Advance pursuant to this Section 2.2.6 to reimburse any Working Capital LC Bank for any amount drawn under any Working Capital Letter of Credit issued by such Working Capital LC Bank, interest in respect of such Lender's Pro Rata Share of such amount shall be solely for the account of the applicable Working Capital LC Bank.

          (d)   Each Working Capital Lender's obligation to make Working Capital LC Advances to reimburse any Working Capital LC Bank for amounts drawn under any Working Capital Letter of Credit issued by such Working Capital LC Bank, as contemplated by this Section 2.2.6, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Working Capital Lender may have against such Working Capital LC Bank, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing.

          (e)   If any Working Capital Lender fails to make available to the Administrative Agent for the account of the Working Capital LC Bank any amount required to be paid by such Working Capital Lender pursuant to the foregoing provisions of this Section 2.2.6 by the time specified in Section 2.2.6(b), each Issuing Bank with a Working Capital LC Commitment shall be entitled to recover from such Working Capital Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Working Capital LC Bank at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. A certificate of any Working Capital LC Bank submitted to any Working Capital Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.2.6(e) shall be conclusive absent manifest error.

          (f)    If, at any time after any Working Capital LC Bank has made a payment under any Working Capital Letter of Credit and has received from any Working Capital Lender such Lender's Working Capital LC Advance in respect of such payment in accordance with this Section 2.2.6, the Administrative Agent receives for the account of such Working Capital LC Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower, or otherwise, including proceeds of Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Working Capital Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Working Capital Lender's Working Capital LC Advance was outstanding) in the same funds as those received by the Administrative Agent.

          (g)   If the Synthetic LC Bank shall not have received from the Borrower a reimbursement payment under Section 2.2.6(a) with respect to any Synthetic Letter of Credit within the time specified in such Section, the Synthetic LC Bank will promptly notify the Administrative Agent and the Collateral Agent of the Unreimbursed Amount in respect thereof. Promptly upon receipt of the foregoing notice in respect of any Unreimbursed Amount under any Synthetic Letter of Credit, the Collateral Agent shall cause any funds on deposit in, or credited to, the Synthetic LC Cash Collateral Account to be applied to reimburse the Synthetic LC Bank in respect of any such Unreimbursed Amount and the Administrative Agent shall promptly notify each Synthetic LC Lender of the portion of such Unreimbursed Amount remaining after such application of funds on deposit in, or credited to the Synthetic LC Cash Collateral Account and its Pro Rata Share of such portion. Each Synthetic LC Lender irrevocably and unconditionally authorizes the Synthetic LC Bank to withdraw from the Synthetic Deposit Account the remaining amount of such Unreimbursed Amount to apply such funds as reimbursement of such Unreimbursed Amount (it being understood that such amount shall be deemed to constitute a Synthetic LC Loan by such Synthetic LC Lender). Promptly upon any such application of the Synthetic Deposits pursuant to this Section 2.2.6(g), the Synthetic Deposit Commitment of each Synthetic LC Lender shall be reduced by the amount of its Synthetic Deposit so applied.

          (h)   On each date on which the Synthetic LC Bank charges the Synthetic Deposit Account to reimburse all or a portion of an Unreimbursed Amount in respect of a Synthetic Letter of Credit as provided in Section 2.2.6(g), such amount shall be deemed to be a Synthetic LC Loan and the

  Borrower shall have the right either to reimburse such amount or to allow such amount to remain outstanding as a Base Rate Loan (without limitation of Borrower's rights pursuant to Section 2.1.6 to convert such Loan to a Loan of another Type).

          (i)    If any payment received by the Administrative Agent for the account of any Issuing Bank pursuant to Section 2.2.6(a) is required to be returned under any of the circumstances described in Section 9.10 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), (i) in the case of a Working Capital Letter of Credit, each Working Capital Lender shall pay for the account of its principal office to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Working Capital Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect and (ii) in the case of any Synthetic LC Lender, each Synthetic LC Lender hereby authorizes the Synthetic LC Bank to reimburse itself solely from such Lender's Synthetic Deposit plus interest thereon from the date of such demand to the date such amount is returned by such Synthetic LC Lender, at a rate per annum equal to the Base Rate then in effect.

        2.2.7    Obligations Absolute.    The Obligations of the Borrower and each Lender under this Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, including the following:

          (a)   any lack of validity or enforceability of any Financing Document, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "LC Related Documents");

          (b)   any change in time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any LC Related Document or any other amendment or waiver of or any consent to departure from all or any of the LC Related Documents, provided that the Borrower shall have consented in writing to any amendment, modification or other modification or departure to any Letter of Credit and provided, further, that if the terms of any Financing Document shall require the consent of the Borrower to any amendment or waiver of or any consent to departure from the same, such consent shall have been duly given by the Borrower;

          (c)   the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the LC Related Documents or any unrelated transaction;

          (d)   any statement or any other document presented by a beneficiary or purported beneficiary under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, provided that such statement or other document on it face complied with the terms and requirements of such Letter of Credit and the Issuing Bank was not grossly negligent in accepting the same;

          (e)   payment by any Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

          (f)    any exchange, release or non perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of the LC Related Documents; or

          (g)   any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor, but excluding breach of obligations under a Financing Document, gross negligence or willful misconduct by the Issuing Bank.

        The Administrative Agent, each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Agents, the Lenders, any Issuing Bank or any of their Affiliates and their respective officers, directors, trustees, employees, agents or attorneys-in-fact shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, (x) preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement or (y) impair or diminish the obligation of the Issuing Bank to comply with the terms of any Letter of Credit (it being expressly understood and agreed that for all purposes of this Agreement the obligation of the Issuing Bank to comply with any Letter of Credit shall include the obligation to make payment under such Letter of Credit only upon presentation of documents which on their face strictly comply with the requirements of such Letter of Credit). None of the Agents, the Lenders, any Issuing Bank or any of their Affiliates and their respective officers, directors, trustees, employees, agents or attorneys-in-fact, shall be liable or responsible for any of the matters described in clauses (a) through (g) of this Section 2.2.7; provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against any Issuing Bank, and any Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which were caused by such Issuing Bank's breach of obligations under a Financing Document, willful misconduct or gross negligence or such Issuing Bank's willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason (unless and to the extent of such Issuing Bank's breach of obligations under a Financing Document, gross negligence or willful misconduct).

        2.2.8    Synthetic Deposit Account

          (a)   On or prior to the Closing Date, the Synthetic LC Bank shall establish the Synthetic Deposit Account. No Person other than the Synthetic LC Bank (or any of its sub-agents) shall have the right to make any withdrawal from the Synthetic Deposit Account or to exercise any other right or power with respect thereto, except as expressly provided herein. Each Synthetic LC Lender agrees that its right, title and interest in and to the Synthetic Deposit Account shall be limited to the right to require its Synthetic Deposit to be used as expressly set forth herein and that it will have no right to require the return of any Synthetic Deposit other than as expressly provided herein. Each Synthetic LC Lender hereby acknowledges that (i) its Synthetic Deposit constitutes payment for its Synthetic LC Participation Obligation, (ii) its Synthetic Deposit and any

  investments made therewith shall secure its obligations to the Synthetic LC Bank hereunder (each Synthetic LC Lender hereby granting to the Synthetic LC Bank, a security interest in its Synthetic Deposit and agreeing that the Synthetic LC Bank, as holder of the Synthetic Deposits and any investments made therewith, will be acting as collateral agent) and (iii) the Synthetic LC Bank will be issuing, amending, renewing and extending Synthetic Letters of Credit in reliance on the availability of such Lender's Synthetic Deposit to discharge such Lender's obligations in connection with any Unreimbursed Amount under the Synthetic Letters of Credit in accordance with Section 2.2.6(g). Each Synthetic LC Lender hereby grants to the Synthetic LC Bank a security interest in its rights and interests in such Synthetic LC Lender's Synthetic Deposit to secure the obligations of such Synthetic LC Lender hereunder.

          (b)   Each of the Administrative Agent, the Synthetic LC Bank and each Synthetic LC Lender hereby acknowledges and agrees that (i) each Synthetic LC Lender is funding its Synthetic Deposit to the Synthetic LC Bank for application in the manner contemplated by Section 2.2.6(g) and (ii) the Synthetic LC Bank may invest the Synthetic Deposits in such investments as may be determined from time to time by the Synthetic LC Bank in its sole discretion; provided that the Synthetic LC Bank agrees to make such investments in a manner so as to earn a return equal at any time to the Adjusted LIBOR Rate in effect for the applicable Investment Period. The Synthetic LC Bank hereby agrees to pay to the Administrative Agent for the account of each Synthetic LC Lender, on each Interest Payment Date, interest (computed on the basis of the actual number of days elapsed over a year of 360 days) on the amount of such Synthetic LC Lender's Pro Rata Share of the aggregate amount of the Synthetic Deposits during the Investment Period ending on such date at a rate per annum equal to the Adjusted LIBOR Rate for such Investment Period less the Synthetic Deposit Cost Amount attributable thereto (which amount shall be retained by the Synthetic LC Bank for its own account).

          (c)   Each party hereto acknowledges and agrees that no Pledgor or Loan Party shall have any right, title or interest in or to the Synthetic Deposits or the Synthetic Deposit Account and no obligations with respect thereto, it being acknowledged and agreed by the parties hereto that the making of the Synthetic Deposits by the Synthetic LC Lenders, the provisions of this Section 2.2.8 and the application of the Synthetic Deposits in the manner contemplated by Section 2.2.6(g) constitute agreements among the Administrative Agent, the Synthetic LC Bank and each Synthetic LC Lender with respect to the funding obligations of each Synthetic LC Lender in respect of its participation in Synthetic Letters of Credit and do not constitute any loan or extension of credit to the Borrower: provided that nothing in this clause (c) to the contrary shall limit the Borrower's rights under Section 2.2.6(a), 2.2.6(g) , 2.2.6(h) or 2.2.8(e). Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that the Synthetic Deposits are and at all times will continue to be property of the Synthetic LC Lenders and that no amount on deposit at any time in the Synthetic Deposit Account shall be the property of the Pledgor or any Loan Party, constitute "Collateral" under the Financing Documents or otherwise be available in any manner to satisfy any Obligation of the Pledgor or any Loan Party under the Financing Documents.

          (d)   If the Synthetic LC Bank shall have determined (which determination shall be conclusive and binding on each Synthetic LC Lender) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate, the Synthetic LC Bank shall give notice thereof to the Synthetic LC Lenders and until such notice has been withdrawn, the Synthetic Deposits on deposit in the Synthetic Deposit Account shall be invested so as to earn a return equal to the greater of the Federal Funds Effective Rate and a rate determined by the Synthetic LC Bank in accordance with banking industry rules on interbank compensation.

          (e)   The Synthetic LC Bank shall return amounts on deposit in, or credited to, the Synthetic Deposit Account to the Administrative Agent for further payment to each Synthetic LC Lender based on such Synthetic LC Lender's Pro Rata Share of such amount (and the Administrative Agent shall make such payment to each Synthetic LC Lender promptly upon receipt of such funds) on the earliest to occur of: (a) a Repayment Event (whether or not an Event of Default of the type described in Section 6.1(e) has occurred), (b) on the first date on or after the Maturity Date with respect to the Synthetic LC Facility on which the Synthetic LC Exposure has been reduced to zero; (c) following the occurrence of an Event of Default (other than Event of Default of the type described in Section 6.1(e)), on the date occurring 91 days after the Borrower has cash collateralized all Synthetic Letters of Credit pursuant to Section 6.3(d)and (d) following the occurrence of an Event of Default of the type described in Section 6.1(e), after the termination and cancellation of all Synthetic Letters of Credit.

        2.2.9    Reductions of Synthetic Deposits

          (a)   The Borrower may, upon at least three Business Days' irrevocable written notice to the Synthetic LC Bank stating the proposed date and aggregate principal amount of the reduction, direct the Synthetic LC Bank to reduce in whole or in part the Synthetic Deposits; provided that (i) if any such notice is given (A) the amount specified in such notice shall be transferred by the Synthetic LC Bank on such date to the Administrative Agent for further payment to each Synthetic LC Lender in accordance with its Pro Rata Share of such reduction amount from the Synthetic Deposit Account, (B) the Borrower shall pay to the Administrative Agent on the date of any such reduction for the ratable benefit of the applicable Lenders (1) an amount equal to the accrued Participation Fee through the date of such reduction on the amount of the Synthetic Deposits being so reduced and (2) in the case of any such reduction on a date other than the last day of an Investment Period for such Synthetic Deposits, Breakage Costs for the applicable Lenders and (C) the Synthetic LC Bank shall pay to the Administrative Agent on the date of any such transfer for the ratable benefit of the Synthetic LC Lenders interest (computed on the basis of the actual number of days elapsed over a year of 360 days) on such amount at a rate per annum equal to the Adjusted LIBOR Rate for the then applicable Investment Period less the Synthetic Deposit Cost Amount attributable thereto (which amounts all be retained by the Synthetic LC Bank for its own account), (ii) each partial reduction of any of the Synthetic Deposits (A) shall be in an aggregate amount of $5,000,000 or an integral multiple of $500,000 in excess thereof and (B) shall be made ratably among the Synthetic LC Lenders in accordance with their Synthetic Deposit Commitments, (iii) no such reduction shall be permitted if, after giving effect to such reduction, the Synthetic LC Exposure would exceed the sum of (1) the Synthetic Deposits remaining on deposit in the Synthetic Deposit Account plus (2) the amounts on deposit in the Synthetic LC Cash Collateral Account after giving effect to such reduction and (iv) no more than one such reduction shall be made in any calendar month.

          (b)   On any date on which any amounts are deposited into the Synthetic LC Cash Collateral Account pursuant to Section 2.1.11, (i) the Synthetic LC Bank shall reduce the Synthetic Deposit Account and shall transfer to the Administrative Agent for further payment to each Synthetic LC Lender an amount equal to such Synthetic LC Lender's Pro Rata Share of the amount so deposited in the Synthetic LC Cash Collateral Account from the Synthetic Deposit Account, (ii) the Synthetic LC Bank shall pay to the Administrative Agent on the date of any such transfer for the ratable benefit of the Synthetic LC Lenders interest (computed on the basis of the actual number of days elapsed over a year of 360 days) on such amount at a rate per annum equal to the Adjusted LIBOR Rate for the then applicable Investment Period less the Synthetic Deposit Cost Amount attributable thereto (which amounts all be retained by the Synthetic LC Bank for its own account), and (iii) the Borrower shall pay to the Administrative Agent on the date of any such transfer for the ratable benefit of the Synthetic LC Lenders (A) an amount equal to the accrued Participation Fee through the date of such reduction on the amount of the Synthetic Deposits being so reduced, and (B) in the case of any such reduction on a date other than the last day of an Investment Period for such Synthetic Deposits, Breakage Costs for the applicable Lenders. Notwithstanding the foregoing, the Synthetic LC Bank shall not be required to reduce the Synthetic Deposits to the extent that after giving effect to such reduction, the Synthetic LC Exposure would exceed the sum of (1) the Synthetic Deposits remaining on deposit in the Synthetic Deposit Account plus (2) the amounts on deposit in the Synthetic LC Cash Collateral Account, after giving effect to such reduction.

          (c)   On any date on which the Synthetic Deposit Commitments are reduced pursuant to this Section, (i) the Synthetic LC Bank shall reduce the Synthetic Deposit Account by the amount of such reduction and shall transfer such amount to the Administrative Agent for further payment to each Synthetic LC Lender based on such Synthetic LC Lender's Pro Rata Share of the amount by which the Synthetic Deposit Commitments are so reduced, (ii) the Synthetic LC Bank shall pay to the Administrative Agent on the date of any such transfer for the ratable benefit of the Synthetic LC Lenders interest (computed on the basis of the actual number of days elapsed over a year of 360 days) on such amount at a rate per annum equal to the Adjusted LIBOR Rate for the then applicable Investment Period less the Synthetic Deposit Cost Amount attributable thereto (which amount shall be retained by the Synthetic LC Bank for its own account), and (iii) the Borrower shall pay to the Administrative Agent on the date of any such transfer for the ratable benefit of the Synthetic LC Lenders (A) an amount equal to the accrued Participation Fee through the date of such reduction on the amount of the Synthetic Deposits being so reduced and (B) in the case of any such reduction on a date other than the last day of an Investment Period of such Synthetic Deposits, Breakage Costs for the applicable Lenders.

        2.2.10    LC Facility Fees

          (a)   The Borrower shall pay to the Administrative Agent for the account of each Working Capital Lender a letter of credit fee with respect to its Working Capital Commitments, which letter of credit fee shall accrue from and after the Closing Date at a rate per annum equal to the Applicable Margin for LIBOR Rate Loans on the average daily amount of such Working Capital Lender's Pro Rata Share of the average daily aggregate Available Amount of all Working Capital Letters of Credit outstanding from time to time during the applicable period. Accrued letter of credit fees shall be due and payable on each Interest Payment Date (commencing on the first such Interest Payment Date to occur after the Closing Date), the date of the termination of all Working Capital Commitments and the Maturity Date for the Working Capital Facility.

          (b)   The Borrower shall pay to the Administrative Agent for the account of each Synthetic LC Lender a participation fee (a "Participation Fee") with respect to its agreement to participate in the Synthetic Letters of Credit, which Participation Fee shall accrue from and after the Closing Date at a rate per annum equal to the Applicable Margin for LIBOR Rate Loans plus the Synthetic Deposit Cost Amount attributable to such Synthetic LC Lender's Synthetic Deposit, on the average daily amount of such Synthetic LC Lender's Synthetic Deposit during the applicable period. Accrued Participation Fees shall be due and payable on each Interest Payment Date (commencing on the first such Interest Payment Date to occur after the Closing Date), the date of the termination of all Synthetic LC Issuing Commitments and the Maturity Date for the Working Synthetic LC Facility; provided that all such Participation Fees shall be payable on the date on which any Synthetic Deposits are returned to the Synthetic LC Lenders in accordance with Section 2.2.8(e) and as otherwise provided in Section 2.2.9.

        2.2.11    Replacement of an Issuing Bank

          (a)   Any Issuing Bank may be replaced at any time by written agreement among the Borrower, a new Issuing Bank and the Administrative Agent (with notice to such replaced Issuing Bank); provided, however, that, if the replaced Issuing Bank so requests, any Letter of Credit issued by such Issuing Bank shall be replaced and cancelled prior to the removal of such Issuing Bank and all fees and other amounts owed to such removed Issuing Bank shall be paid to it.

          (b)   If at any time the unsecured senior debt of any Issuing Bank is not rated at least A3 by Moody's and A- by S&P, then the Borrower may, upon 10 days' prior written notice to such Issuing Bank and the Administrative Agent, elect to (i) replace such Issuing Bank with a Person selected by the Borrower so long as such Person is an Eligible Assignee and is reasonably satisfactory to the Administrative Agent or (ii) cause such Issuing Bank to assign its Letter of Credit Commitment to an additional Issuing Bank selected by the Borrower so long as such Person is an Eligible Assignee and is reasonably satisfactory to the Administrative Agent. Each replacement or assignment pursuant to this Section 2.2.11(b) shall be done in accordance with Section 9.6.

          (c)   From and after the effective date of any such replacement or addition, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Banks under this Agreement (and the Letters of Credit to be issued by it on such effective date or thereafter) and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor, additional Issuing Bank or to any previous Issuing Bank, or to such successor, additional Issuing Bank and all previous Issuing Banks, as the context may require.

ARTICLE III.
CONDITIONS PRECEDENT

        SECTION 3.1    Conditions Precedent to Closing.    The effectiveness of this Agreement, the obligations of the Administrative Agent, the Collateral Agent and the Issuing Banks hereunder and the obligations of any Lender to make a Loan (if any) or to fund its Synthetic Deposits are each subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions precedent on or before the Closing Date:

        3.1.1    Resolutions.    The Administrative Agent shall have received a copy of one or more resolutions or other authorizations of the Pledgor and each Loan Party authorizing, as applicable, the Loans, the granting of the Liens under the Collateral Documents and the execution, delivery and performance of this Agreement and the other Financing Documents to which it is a party, in each case certified by an Authorized Officer of each such Person as being (a) in full force and effect as of the Closing Date and (b) true, correct and complete copies of all of the resolutions or other authorizations of such Person relating to the transactions contemplated by this Agreement and the other Financing Documents, in each case to occur on or prior to the Closing Date.

        3.1.2    Incumbency.    The Administrative Agent shall have received a certificate from the Pledgor and each of the Loan Parties, signed by the appropriate Authorized Officer of such Person and dated as of the Closing Date, as to the incumbency of the natural persons authorized to execute and deliver the Financing Documents to which such Person is a party.

        3.1.3    Governing Documents.    The Administrative Agent shall have received a copy of the Governing Documents of the Pledgor and each Loan Party, in each case certified as of a date no more than ten Business Days prior to the Closing Date by the Secretary of State of the State of Delaware and by an Authorized Officer of such Person as being true, correct and complete as of the Closing Date.

        3.1.4    Good Standing Certificates.    The Administrative Agent shall have received certificates issued by (a) the Secretary of State of the State of Delaware, and (b) the secretary of the state in which the applicable Project Owner conducts business, in each case (i) dated no more than ten Business Days prior to the Closing Date and (ii) certifying that the Pledgor and each Loan Party is in good standing and each Project Owner is qualified to do business in, and has paid all franchise taxes or similar taxes due to, such applicable states.

        3.1.5    Security.

          (a)    Release.    The Collateral Agent shall have received (with a copy to the Administrative Agent):

            (i)    certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party reasonably acceptable to the Administrative Agent, dated a date no less recent than ten Business Days prior to the Closing Date for each of the jurisdictions in which the Financing Statements are intended to be filed in respect of the Collateral, showing that upon due filing or recordation (assuming such filing or recordation occurred on the date of such respective reports), as the case may be, and after giving effect to the Closing Date and the use of the proceeds of the Term Loans, the Liens created under the Financing Documents will be prior to all other Liens (except for Permitted Prior Liens) on the Collateral which are perfected by filing or recording;

            (ii)   appropriately completed copies, which have been duly authorized for filing by the appropriate Person, of each UCC Financing Statement Amendment (Form UCC-3) termination statement, if any, necessary to release all Liens of any Person in any Collateral previously granted by the Pledgor or any of the Loan Parties to the extent not permitted under the Financing Documents after the Closing Date (including (A) Liens granted in connection with the Borrower's Existing Facility and (B) other existing Liens which are not permitted hereunder after the Closing Date);

            (iii)  such releases, reconveyances, satisfactions or other instruments as are necessary or advisable to effect the release, satisfaction and discharge in full of all mortgages and deeds of trust then encumbering all or a portion of the Real Property, duly executed, delivered and acknowledged in recordable form by the grantee named therein or its of record successors or assigns; and

            (iv)  a copy of a customary pay-off letter from the agent for the Borrower's Existing Facility, addressed to the Collateral Agent and the Administrative Agent and providing evidence reasonably satisfactory to the Collateral Agent and the Administrative Agent that all of the Indebtedness under the Existing Facility has been (or concurrently with the closing of the transactions hereunder will be) repaid or discharged in full, and Liens securing such Existing Facility have been (or concurrently with the closing of the transactions hereunder will be) released.

          (b)    Security.    The Collateral Agent shall have received (with a copy to the Administrative Agent):

            (i)    appropriately completed copies, which have been duly authorized for filing by the appropriate Person, of Financing Statements naming the Pledgor and each Loan Party (as applicable) as a debtor and the Collateral Agent as the secured party, as may be necessary to perfect first-priority Liens on the Collateral in favor of the Secured Parties pursuant to the Collateral Documents;

            (ii)   certificates (which certificates shall be accompanied by irrevocable undated stock powers or transfer documents, duly endorsed in blank and otherwise satisfactory in form and substance to the Administrative Agent and the Collateral Agent) representing all membership interests of the Borrower and each Project Owner pledged pursuant to the Collateral Documents;

            (iii)  certificates representing each of the Industrial Revenue Bonds (each of which shall be owned by the Borrower), accompanied in each case by a transfer document duly endorsed in blank and otherwise satisfactory in form and substance to the Administrative Agent and the Collateral Agent; and

            (iv)  such other documents and instruments as the Administrative Agent or the Collateral Agent may reasonably request in order to grant and perfect First-Liens on the Collateral in favor of the Secured Parties pursuant to the Collateral Documents.

          (c)    Financing Statements, Etc.    All Financing Statements and the releases, reconveyances, satisfactions or other instruments required pursuant to clauses (a) and (b) above shall have been delivered to the Collateral Agent for filing or recording.

        3.1.6    Absence of Litigation.    There is no (a) injunction, writ, preliminary restraining order or other order of any nature by an arbitrator, court or any other Governmental Authority, or (b) action, suit, arbitration, investigation or proceeding at law or in equity by or before any arbitrator, court or any Governmental Authority pending against the Pledgor or any Loan Party or, to the Pledgor's or any Loan Party's knowledge, threatened in writing against the Pledgor or any Loan Party or any Property or rights of the Pledgor or any Loan Party, other than those that could not reasonably be expected to result in a Material Adverse Effect. There is no (i) injunction, writ, preliminary restraining order or other order of any nature by an arbitrator, court or any other Governmental Authority, or (ii) action, suit, arbitration, investigation or proceeding at law or in equity by or before any arbitrator, court or any Governmental Authority pending against the Pledgor or any Loan Party or, to the Pledgor's or any Loan Party's knowledge, threatened in writing against the Pledgor or any Loan Party or any Property or rights of the Pledgor or any Loan Party which seeks to enjoin or otherwise prevent the consummation of the transactions hereby.

        3.1.7    No Material Adverse Effect.    Since September 30, 2006, there shall not have occurred any change, development or event that has had, or could reasonably be expected to have, a Material Adverse Effect.

        3.1.8    Consultants' Reports.    The Administrative Agent shall have received (a) a copy of each report (including the appendices thereto) by the Independent Engineer, the Insurance Advisor and the Market Consultant relating to the Projects and (b) a reliance letter from each such Person, each such letter dated a date reasonably near the Closing Date, permitting the Administrative Agent and the Lenders to rely on each such report (including the appendices thereto) as if addressed to them; in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

        3.1.9    Insurance.    The Administrative Agent shall have received a letter with supporting certification from the insurance broker of the Borrower stating that (a) insurance specified in Schedule 5.9 is in full force and effect and is not subject to cancellation without 30 days prior notice, except for non-payment of premium which shall be for 10 days and (b) all premiums then due thereon have been paid or no Loan Party is in arrears on any premiums due in respect thereof.

        3.1.10    Third Party Approvals.    All consents, exemptions, approvals authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all applicable Legal Requirements, reasonably required in connection with the execution, delivery or performance by the Pledgor and each of the Loan Parties of the Financing Documents to which it is a party (including all federal, state and local regulatory filings, consents and approvals necessary in connection therewith) shall have been obtained and be in full force and effect, and the Administrative Agent shall have been furnished with copies thereof, and all waiting periods related thereto shall have lapsed or expired without extension or the imposition of any adverse conditions or restrictions.

        3.1.11    Opinions.    The Administrative Agent shall have received an opinion of Milbank, Tweed, Hadley & McCloy LLP or other counsel reasonably acceptable to the Administrative Agent, as special New York counsel to the Pledgor and the Loan Parties and opinions of local counsel to each of the Project Owners, in each case opining on usual and customary matters and addressed to the

Administrative Agent, the Collateral Agent, the Issuing Banks and each of the Lenders from time to time party to this Agreement.

        3.1.12    Officer's Certificates.    The Administrative Agent shall have received a certificate, dated as of the Closing Date, duly executed by the chief financial officer of the Borrower, in which such officer shall certify, in his or her capacity as such, that (a) immediately prior to and after the Closing Date, each of the Loan Parties is and will be Solvent, (b) since September 30, 2006, there has not occurred any change, development or event that has had, or could reasonably be expected to have, a Material Adverse Effect, (c) all representations and warranties of the Pledgor and each of the Loan Parties under the Financing Documents are true and correct in all material respects, (d) immediately prior to and after the Closing Date, no Event of Default or Default exists and (e) the Projections Data and the Initial Operating Budget were prepared in good faith based on reasonable assumptions.

        3.1.13    Title Policies.

          (a)    Title Insurance.    The Administrative Agent shall have received title policies issued by the Title Insurer, each of which shall be in ALTA, extended coverage, Lender's Fee Policy form 1970 (revised 10/17/84) or such other form approved by the Administrative Agent (such policies collectively, the "Title Policies"), or in each case an unconditional and irrevocable commitment of the Title Insurer to issue each such policy in form, scope and substance, and containing such endorsement coverages, reasonably satisfactory to the Administrative Agent, insuring the Collateral Agent, for the benefit of the Secured Parties, in an amount not less than (i) for the Murray Project $232,000,000, (ii) for the Hinds Project $60,000,000, (iii) for the Hot Spring Project $80,000,000, and (iv) for the Sandersville Project $28,000,000, that each such Project Owner is lawfully seized and possessed of a good and marketable fee simple or leasehold interest in its respective Real Property owned in fee or leased (as the case may be) and a valid and subsisting easement interest in its respective easement interests and that the Mortgages constitute a valid first mortgage lien on the applicable Real Property, free and clear of all Liens and title defects except those set forth on Schedule 4.7(b).

          (b)    Surveys.    The Administrative Agent shall have received an ALTA survey for each Facility Site, each of which shall be in form and substance, and shall reflect such survey matters as are, reasonably satisfactory to the Administrative Agent.

          (c)    Fees.    The Administrative Agent shall have received evidence that Borrower shall have paid the Title Insurer all of its then due and payable expenses and premiums in connection with the issuance of each Title Policy and in addition shall have paid to the Title Insurer an amount equal to the good faith estimated amount of the relevant recording and stamp taxes payable in connection with recording the Mortgages in the appropriate county land office(s).

        3.1.14    Transaction Documents.

          (a)    Financing Documents.    The Administrative Agent shall have received a duly executed original copy of each of: (i) this Agreement and (ii) each other Financing Document contemplated to be in existence as of the Closing Date; each of which shall be in form and substance satisfactory to the Lenders, duly executed by each of the parties thereto and in full force and effect as of the Closing Date.

          (b)    Major Project Documents.    The Administrative Agent shall have received a certified list of, and true, correct and complete copies of, each Major Project Document in effect as of the Closing Date, and, in each case, all of which shall be in full force and effect with no defaults thereunder except such defaults as could not reasonably be expected to result in a Material Adverse Effect, all as certified to the Administrative Agent by an Authorized Officer of the Borrower as of the Closing Date.

        3.1.15    No Default.    No Default or Event of Default shall have occurred and be continuing (or would occur as a result of the Term Loans (if any) being made on the Closing Date).

        3.1.16    Fees.    All Taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the Financing Documents (including (a) all outstanding amounts due and owing to the Lenders, the Administrative Agent, the Collateral Agent, the Lead Arranger and the Issuing Banks under any Fee Letter or other agreement, and the Depositary under the Security Deposit Agreement, and (b) the reasonable and documented, out-of-pocket fees and expenses of (i) the Depositary's attorneys, (ii) the consultants referred to in Section 3.1.8 above, (iii) the surveyors and (iv) the Lead Arranger's attorneys, in the case of clause (b) for all services rendered and billed at least 3 Business Days prior to the Closing Date) shall have paid in full (or shall contemporaneously be paid with the proceeds of the initial Loans) or, as approved by the Administrative Agent, otherwise provided for.

        3.1.17    Delivery of Financials.    The Administrative Agent shall have received a copy of (a) the Projections (which Projections shall be consistent with the Major Project Documents and the consultant reports referred to in Section 3.1.8), which shall be in form and substance reasonably satisfactory to the Lenders, and (b) the most recent consolidated audited and unaudited financial statements of the Borrower.

        3.1.18    Site Assessment Report.    The Administrative Agent shall have received copies of the Phase I Environmental Assessment Reports addressed to (or able to be relied upon by) the Administrative Agent and the Lenders.

        3.1.19    Establishment of Accounts.

          (a)   Each of the Accounts shall have been established in accordance with the terms of the Security Deposit Agreement.

          (b)   The Revenue Account shall have been funded with cash equity contributions or cash-on-hand in an amount not less than $50,000,000 (including amounts funded into the Revenue Account but subsequently transferred on the Closing Date into the Debt Service Reserve Account and the Major Maintenance Reserve Account).

          (c)   The Debt Service Reserve Account shall have been funded (including through the posting of any Debt Service Reserve Credit Support) in an amount not less than the Debt Service Reserve Requirement.

          (d)   The Major Maintenance Reserve Account shall have been funded (including through the posting of any Maintenance Credit Support) in an amount not less than the Major Maintenance Reserve Requirement.

          (e)   The Synthetic LC Bank shall have established the Synthetic Deposit Account.

        3.1.20    Consents.    The Administrative Agent shall have received a copy of each of the Consent and Agreements set forth on Schedule 3.1.20 to be delivered on the Closing Date (which Consent and Agreements shall have been duly executed and delivered by each of the parties thereto and be in full force and effect).

        3.1.21    Operating Budget.    The Administrative Agent shall have received a copy of the Borrower's initial operating budget for the Fiscal Year ending June 30, 2007 (the "Initial Operating Budget"), which Initial Operating Budget shall be prepared on a monthly basis as contemplated by Section 5.13.

        3.1.22    Credit Ratings.    The Credit Facilities shall have received a credit rating for the transactions contemplated by the Financing Documents by Moody's and by S&P (collectively, the "Credit Ratings").

        3.1.23    Patriot Act.    The Lead Arranger, the Issuing Banks and the Lenders shall have received, at least five Business Days prior to the Closing Date, to the extent requested, all documentation and other information required under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act.

        3.1.24    Sequent Arrangements.    The Collateral Agent shall have received (with a copy to the Administrative Agent) a duly executed copy of an amendment to the Sequent Security Agreement, dated as of the date hereof, appointing Union Bank of California, N.A. as a successor collateral agent on behalf of Sequent.

        SECTION 3.2    Conditions Precedent to Each Credit Extension.    The obligations of the Lenders to make any Credit Extension and the obligation of any Issuing Bank to issue or renew any Letter of Credit, as applicable, are subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions precedent on the relevant Credit Event Date:

        3.2.1    Representations and Warranties.    Each representation and warranty of the Pledgor and each Loan Party in any of the Financing Documents shall be true and correct in all material respects as if made on such Credit Event Date, unless such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects as of such earlier date.

        3.2.2    No Material Adverse Effect.    Since the Closing Date, no change, development or event has occurred and is continuing that could reasonably be expected to have a Material Adverse Effect.

        3.2.3    No Default.    No Event of Default or Default shall have occurred and be continuing or will result from the making of such proposed Credit Extension.

        3.2.4    Notice of Borrowing.    With respect to any request for a Term Loan or Working Capital Loan, the Borrower shall have delivered an appropriately completed Notice of Borrowing to the Administrative Agent in accordance with the procedures specified in Section 2.1.1(c).

        3.2.5    Notice of Issuance.    With respect to any request for the issuance of a Letter of Credit, the Borrower shall have delivered an appropriately completed Notice of Issuance to the Administrative Agent and the Working Capital LC Bank or the Synthetic LC Bank, as applicable, in accordance with the procedures specified in Section 2.2.2.

        3.2.6    Special First Funding Condition.    With respect to the making of the initial Loan or the issuance of a Letter of Credit, (a) the initial Loan shall be a Term Loan (and no Letter of Credit may be issued until such Term Loan shall have been made), (b) such Term Loan shall be made on the Closing Date, (c) such Term Loan shall be made contemporaneously with the release of the proceeds of the Equity Offering from escrow as contemplated by the Escrow Agreement dated as of December 28, 2006 by and between KGen Power Corporation and The Bank of New York, as Escrow Agent, and (d) the Lenders shall have concurrently deposited with the Synthetic LC Bank $120,000,000 in Synthetic Deposits in accordance with Section 2.2.4.

        SECTION 3.3    Determinations Under Article 3.    For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless the Administrative Agent shall have received notice from such Lender specifying its objection thereto and, if the initial Credit Extension consists of a Loan, such Lender shall not have made available to the Administrative Agent such Lender's ratable portion of such Loan.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

        In order to induce the applicable Secured Parties to enter into this Agreement and to make each Credit Extension, each Loan Party represents and warrants to and in favor of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders as follows, as of the Closing Date and each Credit Event Date:

        SECTION 4.1    Organization; Powers; Ownership.

          (a)   Each Loan Party (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite limited liability company power and authority to conduct its business as contemplated by the Transaction Documents; (iii) is duly authorized to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect; and (iv) has all requisite limited liability company power and authority to execute, deliver and perform its obligations under each Transaction Document and each other agreement or instrument contemplated thereby to which it is a party.

          (b)   The capital structure of each Loan Party after giving effect to the transactions contemplated to occur on the Closing Date is as follows: (i) The membership interests in each Loan Party are duly authorized, validly issued and fully paid and nonassessable; (ii) the Pledgor directly owns all of the membership interests in the Borrower; (iii) the Borrower directly owns all of the membership interests in KGen Murray, KGen Murray Parent, KGen Hinds and KGen Hot Spring and, subject to the Borrower's right to dispose of the membership interests in KGen Sandersville, KGen Sandersville; (iv) there no options, warrants, convertible securities or other rights to acquire any membership interests in any Loan Party; and (v) the Borrower does not have any direct or indirect Subsidiaries, other than the Guarantors and, prior to the date that is the one-year anniversary of the Closing Date, the For Sale Subsidiaries. As of the Closing Date, the description of the capital structure of the Pledgor and the Loan Parties set forth on Schedule 4.1(b) hereto is accurate and complete in all respects.

        SECTION 4.2    Authorization and No Legal Bar.    The execution, delivery and performance by each Loan Party of each Transaction Document to which it is a party and the consummation of any of the transactions contemplated by each of the foregoing:

          (a)   have been duly authorized by all requisite limited liability company action, including, if required, member action on the part of each Loan Party, and

          (b)   do not and will not (i) violate in any material respect any provision of (A) any Legal Requirement applicable to any Loan Party, (B) the Governing Documents of any Loan Party, or (C) any order, judgment or decree of any court or agency or Governmental Authority binding on any Loan Party, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Loan Party (other than any conflicts or breaches which could not reasonably be expected to have a Material Adverse Effect), (iii) result in or require the creation or imposition of any Lien upon any of the Properties or assets of any Loan Party (other than any (A) Liens created under any of the Collateral Documents in favor of the Collateral Agent on behalf of the Secured Parties and (B) Permitted Liens), or (iv) require any approval of any Person, except for such approvals or consents which will be obtained on or before the Closing Date or which, if not obtained, could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 4.3    Enforceability.    Except as set forth on Schedule 4.3, each Transaction Document to which any Loan Party is a party has been duly executed and delivered by each such Loan Party and constitutes a legal, valid and binding obligation of each Loan Party enforceable against each such Loan Party in accordance with its respective terms, except as such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights and remedies generally and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        SECTION 4.4    Consents.    No consent or other action by any other Person under any Legal Requirements applicable to or binding on any of the Loan Parties is or will be required by any such Loan Party in connection with the execution, delivery and performance by such Loan Party of each Transaction Document to which it is a party and the consummation of any of the transactions contemplated thereby, except (a) such as have been obtained or taken and are in full force and effect or (b) such as to which the failure to obtain or take, as applicable, could not reasonably be expected to have a Material Adverse Effect.

        SECTION 4.5    Investment Company Act.    None of the Loan Parties is an "investment company" as defined in, or subject to regulation under, Section 8 of the United States Investment Company Act of 1940, as amended (the "Investment Company Act.")

        SECTION 4.6    Utility Regulation.

          (a)   Each Project Owner was determined by an order of the FERC to be an EWG, and such order is in full force and effect.

          (b)   Each Project Owner was granted, by an order of the FERC, and continues to have, authority under the FPA to sell at wholesale electric energy, capacity and certain Ancillary Services at market-based rates (not subject to any rate cap or other market power mitigation measure), and is currently in compliance with all FERC requirements applicable to market-based rate sellers. Such order is in full force and effect, and all applicable periods for the filing of any request for rehearing or application for judicial review of such order have expired without any such request or application having been filed.

          (c)   Each Project Owner was granted, by an order of the FERC, and continues to have, blanket approval under the FPA to issue securities and assume liabilities, such order is in full force and effect, and all applicable periods for the filing of any request for rehearing or application for judicial review of such order have expired without any such request or application having been filed.

          (d)   None of the Project Owners is subject to, and will not by reason of (i) the Operation of any of the Projects, (ii) the making of the Loans or the issuance of Letters of Credit as contemplated by the Financing Documents or (iii) any other transaction contemplated by any Transaction Document, become subject to any state public utility laws or state energy laws (including any of the rules and regulations thereunder) respecting the rates of public utilities or the financial or organizational regulation of public utilities.

          (e)   None of the Agents or any Lender will, solely by reason of (i) the Operation of any Project by the applicable Project Owner, (ii) the making of loans or other extensions of credit or investments as contemplated by any Financing Document or (iii) any other transaction contemplated by any Transaction Document (other than the exercise of remedies under the Collateral Documents pursuant to which the Lenders or other Secured Parties acquire indirect or direct ownership of any Project Owner), be subject to regulation (A) as a "public utility", under the FPA, or (B) under any state public utility laws or state energy laws (including any of the rules and regulations thereunder) respecting the rates of public utilities or the financial or organizational regulation of public utilities.

        SECTION 4.7    Collateral.

          (a)   As of the Closing Date, Schedule 4.7(a) sets forth a complete and correct description of all real property to which any Loan Party has an interest.

          (b)   Each Project Owner has good title to, or a valid leasehold, license, easement or other interest in, its Facility Site and all of its other Real Property, subject only to (i) such exceptions to title set forth on Schedule 4.7(b), (ii) the Mortgages being placed upon the respective Mortgaged Properties as of the Closing Date and (iii) after the Closing Date, Permitted Liens. Each Loan Party and the Pledgor has good, marketable and valid title to all other Collateral purported to be covered by the Collateral Documents to which it is a party, subject to no Liens other than Permitted Liens.

          (c)   The Liens granted to the Collateral Agent (for the benefit of the Secured Parties) pursuant to the Collateral Documents constitute a valid Lien on the Collateral. The Liens granted to the Collateral Agent (for the benefit of the Secured Parties) pursuant to the Collateral Documents in the Collateral consisting of personal property will be perfected (A) with respect to any property that can be perfected by filing, upon the filing of the Financing Statements referred to in Section 3.1.5, (B) with respect to any property that can be perfected by control, upon execution of the Security Deposit Agreement by each of the parties thereto, (C) with respect to any property (if any) that can be perfected by possession, upon the Collateral Agent receiving possession thereof, and (D) with respect to the real property that is subject to the Mortgages, but the recording of such Mortgage in the respective local real property records, and in each case such Lien will be superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of Lien or otherwise, except for Permitted Prior Liens.

          (d)   Except to the extent possession of portions of the Collateral is required for perfection, upon the filing of the Financing Statements and the Mortgages referred to in Section 3.1.5, all such action as is necessary shall have been taken to establish and perfect the Collateral Agent's rights in and to the Collateral to the extent the Collateral Agent's Lien can be perfected by filing, including any recording, filing, registration, giving of notice or other similar action. To the extent required by the Collateral Documents, each Loan Party has delivered or caused to be delivered, or provided control of, to the Collateral Agent or the Depositary all Collateral that permits perfection of the Lien described above in clause (c) above by possession or control.

        SECTION 4.8    ERISA and Employees.    Neither the Borrower nor any Affiliate thereof sponsors, maintains, administers, contributes to, participates in, or has any obligation to contribute to or any liability (including any controlled group liability) under, any employee benefit plan within the meaning of Section 3(3) of ERISA. None of the Loan Parties have any employees.

        SECTION 4.9    Permits; Intellectual Property.

          (a)   All Permits necessary for each Project Owner to own, use, operate and maintain each applicable Project are in full force and effect on the Closing Date and are not subject to any appeal or further proceeding, except in each case where such failure, appeal or further proceeding could not reasonably be expected to result in a Material Adverse Effect.

          (b)   Each Loan Party owns or possesses all patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are necessary for the operation of its business, except as could not reasonably be expected to have a Material Adverse Effect.

        SECTION 4.10    Litigation.    There is no (a) injunction, writ, preliminary restraining order or other order of any nature by an arbitrator, court or any other Governmental Authority, or (b) action, suit, arbitration, investigation or proceeding at law or in equity by or before any arbitrator, court or any Governmental Authority pending against the Pledgor or any Loan Party or, to the Pledgor's or any Loan Party's knowledge, threatened in writing against the Pledgor or any Loan Party or any Property or other assets or rights of the Pledgor or any Loan Party, other than those that could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 4.11    Compliance with Laws.    Each Loan Party is in compliance with all Legal Requirements applicable to it or its respective Project, other than any such noncompliance which could not reasonably be expected to have a Material Adverse Effect.

        SECTION 4.12    Hazardous Substances.

          (a)   None of the Loan Parties are in violation of any Environmental Laws own or operate any real property contaminated by any Hazardous Material, are subject to any Environmental Claim, or, to the Borrower's knowledge, are subject to any pending investigation which would be reasonably likely to lead to an Environmental Claim, which violation, contamination, Environmental Claim or investigation could reasonably be expected to have a Material Adverse Effect.

          (b)   As of the Closing Date, none of the Loan Parties nor, to the Borrower's knowledge, any predecessor of any such Loan Party has filed any written notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Project site which treatment of Hazardous Materials could reasonably be expected to have a Material Adverse Effect.

          (c)   Except in each case below as could not reasonably be expected to have a Material Adverse Effect, (i) none of the Loan Parties nor any of their respective properties or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activities, (ii) none of the Loan Parties has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law and (iii) to the Borrower's knowledge, there are no conditions, occurrences, or any Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against any Loan Party.

        SECTION 4.13    Financial Information.    As of the Closing Date, the financial statements of the Loan Parties delivered pursuant to clause (a) of Section 3.1.17 fairly present in all material respects the financial condition of each such Pledgor or Loan Party, as of the date thereof and its results of operations, and such financial statements have been prepared in conformity with GAAP applied on a consistent basis (subject, in the case of unaudited financial statements, to normal year-end adjustments). As of the Closing Date, such financial statements and the notes thereto disclose all material liabilities of the Pledgor and the Loan Parties (other than the liabilities being incurred on the Closing Date) in conformity with GAAP.

        SECTION 4.14    Disclosure; Projections.

          (a)   As of the Closing Date, no written information or documentation furnished to the Lead Arranger, the Administrative Agent or any other Secured Party or to any consultant submitting a report to the Lead Arranger, the Administrative Agent or any other Secured Party contained (at the time of delivery thereof) any untrue statement of a material fact or omitted (at the time of delivery thereof) to state a material fact necessary in order to make the statements contained herein or therein not misleading under the circumstances in which they were made at the time such statements were made (other than (i) the Projections, (ii) the Initial Operating Budget, (iii) any information that was corrected or updated in writing by the Borrower to the Lenders prior to the Closing Date, and (iv) any information which was provided by the Borrower to any of the Lenders' consultants prior to the Closing Date and which contains "forward looking statements" (collectively, the "Projections Data")).

          (b)   The Borrower has prepared the Initial Operating Budget and the Projections Data and is responsible for developing the assumptions on which such Operating Budget and the Projections Data are based. As of the Closing Date, the Initial Operating Budget and the Projections Data are based on good faith estimates and assumptions believed by management of the Borrower to be reasonable as of the date of the Initial Operating Budget or the Projections Data (as applicable); it being acknowledged and agreed by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Initial Operating Budget or the Projections Data (as applicable) are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, and that no assurance can be given that any of them will turn out to be accurate or correct.

        SECTION 4.15    Taxes.    Each Loan Party has timely filed (or caused to be filed timely) all federal and state income Tax returns and all other Tax returns and reports that are required to be filed by it, except as could not reasonably be expected to have a Material Adverse Effect. All Taxes imposed on each such Loan Party or upon its income or in respect of its Property have been timely paid (other than those Taxes that such Loan Party is Contesting or that are not yet due and payable and those the failure to pay could not reasonably be expected to have a Material Adverse Effect). All such Tax returns are complete and accurate in all material respects. Except for Permitted Liens, no Tax Lien has been filed and, to the knowledge of the Loan Parties, no claim is being asserted with respect to any such Taxes, assessments, charges or fees, except as could not reasonably be expected to have a Material Adverse Effect. At all times since its formation, each of the Loan Parties has been an entity with a single owner that is disregarded as separate from its owner for federal income tax purposes. No Internal Revenue Service Form 8832 has ever been filed with respect to any Loan Party as other than a disregarded entity and no such election shall have been made, and none of the Loan Parties or (to the knowledge of the Loan Parties) the Pledgor or KGen Power Corporation (or any permitted successor thereto as owner of the membership interests of the Pledgor) is party to any tax sharing agreement.

        SECTION 4.16    Margin Stock, Etc.    None of the transactions contemplated by this Agreement or the other Transaction Documents (including the use of the proceeds received as a result of such transactions) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including Regulations T, U, and X of the Board of Governors of the Federal Reserve System.

        SECTION 4.17    Patriot Act Compliance.

          (a)   Neither the Borrower's borrowing of the Loans nor its use of the proceeds thereof will violate in any material respect (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the "Terrorism Order") or (iv) the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq. No part of the proceeds from the Loans hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in material violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

          (b)   Neither the Pledgor nor any of the Loan Parties (i) is or will become a "blocked person" as described in Section 1 of the Terrorism Order or (ii) to the best of its knowledge, engages or will engage in any dealings or transactions, or is otherwise associated, with any such blocked person.

          (c)   The Pledgor and each Loan Party are in compliance in all material respects with the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq.

        SECTION 4.18    Separateness.

          (a)   The Property of each Loan Party, on the one hand, and the Pledgor and its upstream Affiliates, on the other, are separately identifiable and are not commingled with the Property of any other Person.

          (b)   Each Loan Party maintains with commercial banking institutions deposit accounts or other accounts separate from those of the Pledgor or any its upstream Affiliates and does not commingle its funds with those of the Pledgor or any of its upstream Affiliates.

          (c)   The Pledgor and each Loan Party acts solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses.

          (d)   The Pledgor and each Loan Party conducts in all material respects its business solely in its own name or through its duly authorized managers, representatives or agents, in a manner not misleading to other Persons as to its identity.

          (e)   The Pledgor and each Loan Party obtains proper authorization for all of its actions in accordance with the requirements of its Governing Documents.

        SECTION 4.19    Labor Matters.    Neither the business nor the Property of any of the Project Owners or, to Borrower's knowledge, any counterparty to a Major Project Document are currently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), which could reasonably be expected to have a Material Adverse Effect.

        SECTION 4.20    Certain Fees.    No broker's or finder's fee or commission will be payable with respect to the transactions contemplated by the Financing Documents.

        SECTION 4.21    Accounts.    None of the Loan Parties has any accounts, other than the Accounts and the other accounts described in the Security Deposit Agreement.

        SECTION 4.22    No Material Adverse Effect.    (a) As of the Closing Date and since September 30, 2006, there has not occurred any change, development or event that has had, or could reasonably be expected to have, a Material Adverse Effect; and (b) since the Closing Date, there has not occurred any change, development or event that has had, or could reasonably be expected to have, a Material Adverse Effect.

        SECTION 4.23    Major Project Documents.

          (a)   The Borrower has delivered to the Administrative Agent true, correct and complete copies of each Material Project Document, and each of the Major Project Documents is in full force and effect in all material respects and constitutes the legal, valid and binding obligation of the Pledgor and each Loan Party party thereto and, to the actual knowledge of the Pledgor or Loan Party party thereto, the other parties thereto, except in each case, where the failure to be in full force and effect or constitute a binding obligations could not reasonably be expected to have a Material Adverse Effect.

          (b)   (i) None of the Loan Parties are in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Major Project Documents, and (ii) no condition exists under any such Major Project Documents which, with the giving of notice or the lapse of time or both, could constitute such a default except, in each case, where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

        SECTION 4.24    Solvent.    Each Loan Party is Solvent.

ARTICLE V.
COVENANTS

        Until a Repayment Event, each Loan Party covenants and agrees that such Loan Party will:

        SECTION 5.1    Interest Rate Protection.    Within 90 days after the Closing Date, the Borrower shall enter into one or more Interest Rate Protection Agreements with one or more banks or financial institutions for a period commencing on such date and ending on the third anniversary of the Closing Date in a notional amount equal to at least fifty percent (50%) (but not more than 100%) of the reasonably anticipated amount of the Term Loans projected to be outstanding during such period (which anticipated amount (i) shall be determined by reference to the Projections, and (ii) shall take into account any scheduled or projected repayments or prepayments of Loans contemplated thereunder). Furthermore, the Borrower shall at all times comply with and maintain in full force and effect through the end of such period such Interest Rate Protection Agreements or replacements thereof which, collectively, satisfy the criteria set forth above in this Section 5.1. All such Interest Rate Protection Agreements shall be on terms and conditions reasonably satisfactory to the Administrative Agent.

        SECTION 5.2    Maintenance of Existence and Permits.    Each Loan Party shall at all times (a) preserve and maintain in full force and effect (i) its existence as a limited liability company and its good standing under the laws of the State of Delaware and, with respect to each Project Owner, its qualification to do business in the state in which its Project is located; (ii) its qualification to do business in each other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary; and (iii) all rights, privileges and franchises necessary in the normal conduct of its business, except in the case of clause (i) (as to good standing), (ii) and (iii) where failure to be in good standing, so qualified or maintain such rights, privileges and franchises could not reasonably be expected to have a Material Adverse Effect, and (b) except as to which the failure to obtain or maintain could not reasonably be expected to have a Material Adverse Effect, obtain and maintain in full force and effect all Permits and other consents and approvals required at any time in connection with the ownership or operation of each Project.

        SECTION 5.3    Inspection of Books and Records; Lender Rights; Credit Ratings.

          (a)   Each Loan Party shall keep proper books and records and accounts with respect to such Loan Party and its applicable Project in accordance with GAAP and in compliance in all material respects with all applicable Legal Requirements and make the same available for inspection by the Administrative Agent.

          (b)   Each Loan Party agrees that the Administrative Agent, the Collateral Agent and the Independent Engineer engaged by the Administrative Agent may visit any Project during normal business hours from time to time after reasonable prior written notice to the Borrower so long as such visit does not unreasonably interfere with the operation, maintenance or testing of the applicable Project.

          (c)   The Borrower shall use its commercial reasonable efforts to maintain the Credit Ratings with each of S&P and Moody's or their respective successors and assigns or, if either of such corporations ceases to be in the business of providing credit ratings, by another nationally recognized statistical rating organization and shall pay all annual fees and expenses of such statistical rating organizations in connection therewith (it being acknowledged and agreed that the Borrower shall not be required to maintain any minimum or specific Credit Rating).

        SECTION 5.4    Financial Statements.    The Borrower shall furnish to the Administrative Agent:

          (a)   as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending June 30, 2007), the audited consolidated and consolidating financial statements of the Loan Parties as at the end of such year and the related statements of income, members' equity and cash flows, prepared in accordance with GAAP and audited by independent certified public accountants of recognized standing in the U.S. and setting forth, in each case in comparative form the figures for the previous year; and

          (b)   as soon as available, but in any event within 45 days after the end of each of the first three quarterly periods of each Fiscal Year of the Borrower (or 60 days, in the case of the quarterly periods ending December 31, 2006 and March 31, 2007), the unaudited quarterly consolidated and consolidating financial statements of the Loan Parties as at the end of each such quarter and the related unaudited statement of income, members' equity and cash flows for such quarter and the portion of the Fiscal Year through the end of each such quarter, prepared in accordance with GAAP, in each case setting forth in comparative form the figures for the previous year.

        Each time the financial statements of the Borrower are delivered under clauses (a) and (b) of this Section 5.4, a certificate signed by the chief financial officer of the Borrower shall be delivered to the Administrative Agent along with such financial statements, certifying that (i) such financial statements present fairly in all material respects the financial condition of the Loan Parties, as of the date thereof and its results of operations and cash flows for the period then ended, and such financial statements have been prepared in conformity with GAAP applied on a consistent basis subject (in the case of unaudited financial statements) to normal year-end adjustments and (ii) such chief financial officer has made or caused to be made a review of the transactions and financial condition of the Loan Parties during the relevant fiscal period and that such review has not disclosed the existence of any continuing Default or Event of Default or, if any Default or Event of Default is continuing, the nature thereof and the corrective actions that the Loan Parties has taken or proposes to take with respect thereto.

        SECTION 5.5    Compliance with Laws; Energy Regulatory Matters.

          (a)   Each Loan Party shall comply with, and shall ensure that each Project is operated in compliance with, and shall make such alterations to each Project as may be required for compliance with, all applicable Legal Requirements (including all Environmental Laws and Permits), except in each case where non-compliance could not reasonably be expected to have a Material Adverse Effect.

          (b)   Each Project Owner shall maintain at all times its status as an EWG, unless such Project Owner is no longer required under PUHCA and FERC's implementing regulations to be an EWG in order for the Borrower and each Project Owner not to be subject to, or be exempt from, regulation under PUHCA, other than regulation under Section 1265 of PUHCA and any reporting requirements under 18 C.F.R. § 366.7 of FERC's implementing regulations.

          (c)   Each Project Owner shall maintain its authority to sell at wholesale electric energy, capacity and certain Ancillary Services, pursuant to its tariff, at market-based rates (not subject to any rate cap or other market power mitigation measure unless such measure applies to all similarly situated participants in the relevant market), and (notwithstanding any provision of any Transaction Document) no Project Owner shall take or omit to take any action which action or omission could reasonably be expected to result in the loss of such status or such authority, provided, however, that no violation of this Section 5.5 shall be deemed to have occurred if the loss of such status or such authority is due to the fact that (i) such authority becomes no longer available, or (ii) such authority is limited or restricted, as a result of FERC's rulemakings of general applicability including, but not limited to, Market-Based Rates for Wholesale Sales of Energy, Capacity and Ancillary Services by Public Utilities in Docket No. RM04-7-000.

        SECTION 5.6    Notices; Reports.    Promptly upon obtaining actual knowledge thereof, the Borrower shall give notice to the Administrative Agent of:

          (a)   any Default or Event of Default, together with a description of any action being taken or proposed to be taken with respect thereto;

          (b)   any action, suit, arbitration, litigation or other proceeding, or receipt of formal written notice of any investigation by any Governmental Authority, against any Loan Party or any Project (i) involving $10,000,000 or more, (ii) seeking any injunctive, declaratory or other equitable relief that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (iii) instituted for the purpose of revoking, terminating, suspending, withdrawing, modifying in any material respect or withholding any material Permit;

          (c)   any casualty, damage or loss to any Project, whether or not insured, through fire, theft, other hazard or casualty, involving a probable loss of $5,000,000 or more;

          (d)   any cancellation or receipt of written notice of threatened cancellation of any property damage insurance required to be maintained under Section 5.9;

          (e)   the initiation of any material Event of Eminent Domain proceeding involving any Project or any material portion thereof;

          (f)    any change in (i) the Pledgor's or any Loan Party's corporate name, (ii) the Pledgor's or any Loan Party's identity or corporate structure, (iii) the Pledgor's or any Loan Party's jurisdiction of organization or (iv) the Pledgor's or any Loan Party's Federal Taxpayer Identification Number or state organizational identification number (it being acknowledged that no Pledgor or Loan Party shall effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are reasonably required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected First-Lien in all the Collateral to the extent contemplated in the Collateral Documents);

          (g)   its receipt or delivery of any written termination or repudiation notice under any Major Project Document;

          (h)   any material amendment, supplement or modification to any Major Project Document which any Loan Party has proposed in writing or which written proposal has been received by any Loan Party;

          (i)    within 45 days of the end of each fiscal quarter after the Closing Date, a summary operating report with respect to each Project, which shall include, with respect to the period most recently ended, a numerical and narrative assessment for such quarter of (A) Power generation, (B) Fuel supply, and (C) plant and unit availability; and

          (j)    such other information respecting the business, condition (financial or otherwise), operations, performance or properties (including information on insurance coverage) of the Pledgor or any Loan Party as the Administrative Agent, the Collateral Agent or any Issuing Bank may from time to time reasonably request.

        SECTION 5.7    Environmental Matters.

          (a)   The Borrower shall deliver to the Administrative Agent, promptly upon an Authorized Officer obtaining actual knowledge of any written Environmental Claim arising with respect to the maintenance or operation of any Project or against any Project, any Loan Party or, in connection with its involvement in the maintenance or operation of any Project, any other Environmental Party, a notice thereof describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that any Loan Party has taken or proposes to take with respect thereto except where any such Environmental Claim could not reasonably be expected to have a Material Adverse Effect, and thereafter from time to time, such detailed reports with respect thereto as the Administrative Agent may reasonably request.

          (b)   Each Loan Party shall promptly (i) respond to any Environmental Claim, and (ii) conduct and complete any investigation, study, sampling and testing and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials Released at, on, in, under or from the Project, to the extent required by and consistent with the requirements of all applicable Environmental Laws, except where any such Environmental Claim or failure conduct and complete any investigation, study, sampling and testing or undertake any cleanup, removal, remedial, or other action with respect to Hazardous Materials could not reasonably be expected to have a Material Adverse Effect.

          (c)   Each Loan Party shall not Use or Release, or permit the Use or Release of, Hazardous Materials at any Project other than in compliance with all applicable Environmental Laws except where non-compliance would not reasonably be expected to have a Material Adverse Effect.

        SECTION 5.8    Use of Proceeds.    The proceeds of Credit Extensions and the Letters of Credit shall only be used as contemplated in Section 2.1.3. The Project Revenues and other amounts received by the Loan Parties shall be deposited in the applicable Accounts in accordance with the terms of the Security Deposit Agreement.

        SECTION 5.9    Maintenance of Insurance.

          (a)   Each Loan Party shall maintain in effect at all times insurance against physical loss, public liability, property damage and other insurance, all as set forth on Schedule 5.9.

          (b)   If any material portion of the Mortgaged Properties are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then the applicable Project Owner shall maintain, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

          (c)   The Borrower shall cause each policy of insurance maintained pursuant to this Section 5.9 to meet the following requirements: (i) each policy of liability insurance shall provide for all losses to be paid on behalf of the Collateral Agent and any other Person as their interests may appear in such policy; (ii) each policy shall name the Collateral Agent in its own capacity and on behalf of the Secured Parties as an additional insured party thereunder (without any representation or warranty by or obligation upon the Collateral Agent or any other Secured Party) and as a loss payee of the interests of the Secured Parties as they appear; (iii) each policy shall contain customary non-vitiation clause in favor of the Secured Parties; (iv) each policy shall provide that there shall be no recourse against the Collateral Agent or any other Secured Party for payment of premiums or other amounts with respect thereto; and (v) each policy shall provide that that at least 30 days' prior written notice of cancellation or of lapse (or at least 10 days' prior written notice in the case of cancellation for non-payment of premium) shall be given to the Collateral Agent.

          (d)   If the Borrower fails to take out or maintain, or cause to be taken out or maintained, the full insurance coverage required by this Section 5.9, the Administrative Agent, upon 10 days' prior notice (unless the aforementioned insurance would lapse within such period, in which event notice shall not be required) of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by the Administrative Agent shall become a Obligation and the Borrower shall forthwith pay such amounts to the Administrative Agent, together with interest from the date of payment by the Administrative Agent at the Default Rate.

        SECTION 5.10    Insurance Certificate.    Within 30 days after the end of each Fiscal Year, the Borrower shall submit to the Administrative Agent and the Collateral Agent a certificate certifying that insurance satisfying the requirements set forth on Schedule 5.9 is in full force and effect and that all premiums then due in respect of such insurance have been paid.

        SECTION 5.11    Taxes.    Each Loan Party shall pay and discharge before the same shall become delinquent, (a) all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property and (b) all lawful claims that, if unpaid, would by law become a Lien (other than a Permitted Lien described in clause (a) of the definition thereof) upon its Property; provided, however, that no such Loan Party shall be required to pay or discharge any such Tax, assessment, charge or claim that is being Contested.

        SECTION 5.12    Further Assurances; Consents.

          (a)   Each Project Owner shall maintain in all material respects good, marketable and insurable fee, easement and/or leasehold interests in the material portions of each applicable Facility Site. Each Loan Party shall preserve the Liens granted under the Collateral Documents and upon request by the Administrative Agent or the Collateral Agent undertake all actions which are necessary in the reasonable judgment of the Administrative Agent or the Collateral Agent (as applicable) to (i) maintain the validity and priority of the First-Lien of the Collateral Agent and the Secured Parties on the Collateral in full force and effect at all times and (ii) preserve and protect the Collateral and protect and enforce the applicable Loan Party's rights and title and the rights of the Collateral Agent and the Secured Parties to the Collateral, including the making or delivery of all filings and recordations, the payments of fees and other charges and the issuance of supplemental documentation required for such maintenance, preservation or protection.

          (b)   Without limiting the foregoing, each Loan Party shall promptly upon request by the Administrative Agent, any Issuing Bank or the Collateral Agent, do, execute, acknowledge, deliver,

  record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, Financing Statements, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent, any Issuing Bank or the Collateral Agent may reasonably require from time to time in order to carry out more effectively the purposes of the Financing Documents.

          (c)   No more than 120 days after the Closing Date, the Administrative Agent and the Collateral Agent shall have each received a copy of each of the Consent and Agreements set forth on Schedule 3.1.20 required to be delivered within 120 days of the Closing Date (which Consent and Agreements shall have been duly executed and delivered by each of the parties thereto and be in full force and effect), and the Borrower shall have used its commercially reasonable efforts to obtain each of the other Consents and Agreements set forth on Schedule 3.1.20.

          (d)   Concurrent with the execution and delivery of any Major Project Document entered into after the Closing Date, the Borrower shall use commercially reasonable efforts to deliver to the Collateral Agent and the Administrative Agent a copy of a consent and agreement (executed by the applicable Loan Party and the applicable counterparty) relating to such Major Project Document (including any Replacement Project Document), in each case in form and substance reasonably acceptable to the Administrative Agent.

        SECTION 5.13    Operating Budget; Operations and Maintenance.

          (a)   On the Closing Date and thereafter 60 days prior to the beginning of each Fiscal Year of the Borrower, the Borrower shall submit an operating plan and a budget, detailed by month and in similar form to the Initial Operating Budget, of anticipated revenues and anticipated expenditures, such budget to include proposed dividend distributions, Major Maintenance Expenditures, Capital Expenditures, reserves and all anticipated O&M Costs (including reasonable allowance for contingencies) applicable to the Projects for the ensuing Fiscal Year (or, in the case of the Initial Operating Budget, partial Fiscal Year) (each such proposed annual operating plan and budget, an "Operating Budget").

          (b)   The Borrower and each Project Owner shall use its reasonable efforts to Operate each Project, or cause each Project to be Operated, in accordance with the then-current Operating Budget.

          (c)   The Project Owners shall Operate the Projects in all material respects in a manner consistent with Prudent Industry Practices.

        SECTION 5.14    Payment of Obligations.    Each Loan Party shall pay and perform all of their respective material obligations due under the Major Project Documents as and when due and payable, except (a) such as may be Contested and (b) as could not reasonably be expected to have a Material Adverse Effect.

        SECTION 5.15    Separateness.    Each Loan Party shall:

          (a)   act solely in its name and through its duly Authorized Officers, managers or agents in the conduct of its businesses;

          (b)   conduct its business solely in its own name, in a manner not misleading to other Persons as to its identity;

          (c)   provide for the payment of its own operating expenses and liabilities from its own funds and the funds of other Loan Parties (and not from the funds of the Pledgor or any other Affiliate of the Pledgor that is not a Loan Party, except in the case where such funds were contributed as equity or as debt to such Loan Party);

          (d)   obtain proper authorization from member(s), director(s) and manager(s), as required by its Governing Documents for all of its limited liability company actions, except as could not reasonably be expected to (i) have a Material Adverse Effect or (ii) materially increase the likelihood of consolidation between such Person and any Affiliate of such Person; and

          (e)   comply with the terms of its Governing Documents, except as could not reasonably be expected to (i) have a Material Adverse Effect, (ii) materially increase the likelihood of consolidation between such Person and any Affiliate of such Person or (iii) have the effect of modifying the certificated securities provisions set forth in such Governing Documents.

        SECTION 5.16    Modifications to Facilities.

          (a)   Each Loan Party shall have the right to make any alterations, modifications, renovations or improvements to any Project (individually, a "Modification") that such Loan Party considers necessary or desirable so long as such Modification (i) does not impair such Project's operation as a gas-fired combined cycle electric generation plant, (ii) does not reduce the value, utility, or the useful life of such Project (other than to an immaterial extent), and (iii) otherwise complies with clause (b) below.

          (b)   Each Loan Party shall not make any Capital Expenditures (other than Capital Expenditures which are funded with the proceeds of insurance or unconditional cash capital contributions or subordinated debt incurred pursuant to Section 5.21(j) made by the Pledgor to the Borrower) that would cause the aggregate of all such Capital Expenditures made by the Loan Parties in any period set forth below to exceed the amount set forth below for such period:

Period	Amount
Fiscal Year 2007	The amount budgeted for Capital Expenditures in the Initial Operating Budget delivered on the Closing Date pursuant to Section 3.1.21.
For the Fiscal Years 2008 and 2009	$6,000,000 in the aggregate
For the Fiscal Years 2010, 2011 and 2012	$20,000,000 in the aggregate
For the Fiscal Years 2013 and 2014	$5,000,000 in the aggregate

        SECTION 5.17    Financial Covenants.

          (a)   The Borrower shall not permit, as of the last Business Day of any fiscal quarter and for the immediately preceding four-fiscal quarter period ending on such date, commencing on March 31, 2008, (a) the Cash Interest Coverage Ratio to be less than 1.1 to 1.0 and (b) with respect to any such date on which the aggregate amount on deposit in the Accounts (other than the Debt Service Reserve Account and after making the payments, transfers and withdrawals, if any, to be made on such date pursuant to the Security Deposit Agreement) is less than $15,000,000, the Leverage Ratio to exceed 6.0 to 1.0.

          (b)   Notwithstanding anything to the contrary contained in Section 5.17(a), if the Borrower fails to comply with the requirements of Section 5.17(a) (the "Financial Covenants"), then until the 15th Business Day after the end of the applicable fiscal quarter, the Borrower shall have the right to receive unconditional cash capital contributions from the Pledgor in an aggregate amount equal to the amount that, if added to Project Revenues for the relevant four-fiscal quarter period, would have been sufficient to cause compliance with the Financial Covenants for such four-fiscal quarter period (an "Equity Cure"). The Borrower shall give the Administrative Agent written notice (the "Cure Notice") of an Equity Cure prior to the date the Equity Cure is consummated. The Borrower shall not be entitled to exercise the Equity Cure any more than four times prior to the

  Maturity Date and the Equity Cure may not be exercised more than two times within any consecutive four fiscal quarter period.

          (c)   Upon the delivery by the Borrower of a Cure Notice, no Default or Event of Default shall be deemed to exist pursuant to the Financial Covenants (and any such Default or Event of Default shall be retroactively considered not to have existed or occurred). If the Equity Cure is not consummated within 10 days after delivery of the Cure Notice, each such Default or Event of Default shall be deemed reinstated.

          (d)   The cash amount received by the Borrower pursuant to exercise of the right to make an Equity Cure shall be added to Project Revenues for the last quarter of the immediately preceding four-fiscal quarter period solely for purposes of recalculating compliance with the Financial Covenants for such four-fiscal quarter period and of calculating the Financial Covenants as of the end of the next three following four-fiscal quarter period.

        SECTION 5.18    Limitation on Fundamental Changes; Subsidiaries; Asset Sales.

          (a)   No Loan Party shall (i) enter into any transaction of merger or consolidation, change its form of organization or its business, liquidate or dissolve itself (or suffer any liquidation or dissolution); provided that any Subsidiary of the Borrower may merge into or be consolidated with any other Subsidiary of the Borrower, or (ii) amend, supplement, give any consent under or otherwise modify its Governing Documents, except as could not reasonably be expected to (A) have a Material Adverse Effect, (B) increase in any material respect the likelihood of consolidation between such Person and any Affiliate of such Person or (C) amend or modify the certificated securities provisions set forth in such Governing Documents.

          (b)   Each Loan Party shall not create any new Subsidiary or Joint Venture, other than Acquisition Subsidiaries in connection with Permitted Acquisitions.

          (c)   Each Loan Party shall not make any change (i) in accounting policies or reporting practices, except as permitted by GAAP or (ii) in its Fiscal Year (provided that, upon 15 days prior written notice to the Administrative Agent, on a one-time basis during the 2007 calendar year, such Loan Party may change their Fiscal Year from July 1-June 30 to January 1-December 31 or October 1—September 30).

          (d)   Each Loan Party shall not sell, lease, convey, or otherwise dispose of any of its Property, whether now owned or hereafter acquired, except:

            (i)    sales of (and the granting of any option or other right to purchase, lease or otherwise acquire) Power, Fuel or Ancillary Services or other inventory in the ordinary course of its business;

            (ii)   sales, transfers or other dispositions of Property that is obsolete, damaged, worn out, surplus or not used or useful in the business of such Loan Parties;

            (iii)  the liquidation or use of Permitted Investments;

            (iv)  sales or discounts without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

            (v)   leases or subleases of real or personal property in the ordinary course of business;

            (vi)  the sale or other disposition of KGen Sandersville or KGen Power LLC (provided that, as of the effective date of such sale or disposition, (a) KGen Power LLC does not directly or indirectly own any Project Owners and/or any of the For Sale Subsidiaries (and/or any of their respective Properties, so long as no such Properties include any of the Collateral)

    and (b) any Indebtedness owed by any of the Loan Parties to the Person subject to such sale or disposition shall have been repaid or cancelled); and

            (vii) other sales so long as (A) the purchase price paid to such Loan Party shall be no less than the fair market value of such Property at the time of such sale, (B) the purchase price for such Property shall be paid to a Loan Party in cash, and (C) the aggregate purchase price paid to such Loan Party for such Property and all other Property sold by the Loan Parties (1) during the same year pursuant to this clause (vii) shall not exceed $7,500,000 and (2) since the Closing Date shall not exceed $20,000,000.

        Notwithstanding anything to the contrary herein, (x) no Loan Party shall sell, lease, assign, transfer or otherwise conduct any disposition of assets with any For Sale Subsidiary, except for any assets related to such For Sale Subsidiary that are held by the Borrower, do not relate to any Project and are necessary for the operation or maintenance of such For Sale Subsidiary, the disposition of which could not reasonably be expected to have an adverse impact on any Project, (y) no Loan Party shall transfer its interest in any Industrial Revenue Bonds (except any Loan Party may transfer its interest in any Industrial Revenue Bonds with respect to the Sandersville Project in connection with any disposition of KGen Sandersville permitted by Section 5.18(d)(vi)) and (z) no Loan Party shall transfer any of its leasehold interests in any of the Projects subject to the Industrial Revenue Bond Documents (except any Loan Party may transfer its interest in any Industrial Revenue Bonds with respect to the Sandersville Project in connection with any disposition of KGen Sandersville permitted by Section 5.18(d)(vi)).

        SECTION 5.19    Limitation on Nature of Business.    No Loan Party shall change the nature of its business or expand its business beyond the business contemplated by the Transaction Documents as in effect on the Closing Date.

        SECTION 5.20    Limitation on Liens.    No Loan Party shall create, incur, assume or suffer to exist any Lien on or with respect to any of its Properties of any character (including accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist under the UCC of any jurisdiction, a financing statement that names any Loan Party as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, except Permitted Liens.

        SECTION 5.21    Limitation on Indebtedness.    No Loan Party shall create or incur or suffer to exist any Indebtedness except for:

          (a)   Indebtedness incurred under, and in accordance with the terms of, the Financing Documents;

          (b)   Indebtedness under, or constituting net exposure under, the Interest Rate Protection Agreements entered into in accordance with the Financing Documents;

          (c)   unsecured Indebtedness in an aggregate amount not to exceed $20,000,000 at any time outstanding;

          (d)   to the extent constituting Indebtedness, contingent obligations under or in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees, indemnification obligations, obligations to pay insurance premiums, take or pay obligations and similar obligations in each case incurred in the ordinary course of business and not in connection with Indebtedness for borrowed money;

          (e)   to the extent constituting Indebtedness, Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that such Indebtedness is extinguished within 10 Business Days of its incurrence;

          (f)    Indebtedness constituting obligations for which cash collateral or Permitted Investments are posted as credit support pursuant to the Project Documents (other than in respect of the Murray-1 PPA) in an aggregate amount which does not exceed $5,000,000 at any time outstanding;

          (g)   Indebtedness constituting contingent obligations of any Loan Party in connection with any fuel provider and/or power marketing guaranty or any guaranty or other credit support provided by or on behalf of it pursuant to Commodity Hedge and Power Sale Agreements permitted hereby;

          (h)   Indebtedness constituting obligations of the any such Person in connection with Industrial Revenue Bonds (provided that the Industrial Revenue Bonds are owned by the Borrower and the Collateral Agent, for the benefit of the Secured Parties, has a First Lien on such Industrial Revenue Bonds);

          (i)    residual credit support obligations to Duke Energy North America, LLC or its Affiliates not to exceed $20,000,000, provided that such obligations cease to exist on or before the first anniversary of the Closing Date, and a $175,000 letter of credit supporting an interconnection agreement for KGen Enterprise LLC;

          (j)    Indebtedness owing to any other Loan Party which is subordinated to the Credit Facilities on the terms set forth on Exhibit G; and

          (k)   other Indebtedness in an amount not to exceed $50,000,000 at any time outstanding which is subordinated to the Credit Facilities on the terms set forth on Exhibit G.

        SECTION 5.22    Limitation on Transactions with Affiliates.    Each Loan Party shall not enter into any transaction or series of transactions with or for the benefit of an Affiliate, except for (a) the Project Documents in effect on the Closing Date set forth on Schedule 5.22, and the transactions permitted thereby (or renewals or replacements thereof on substantially the same terms), (b) any employment, noncompetition or confidentiality agreement entered into by such Loan Party with any of its employees, officers or directors in the ordinary course of business, (c) transactions between the Guarantors, and between the Loan Parties (but not, for the avoidance of doubt, any For Sale Subsidiary), (d) subordinated debt of the Pledgor to the Borrower (to the extent permitted by Section 5.21(j) above) and intra-company dividends or other distributions permitted under the Financing Documents and (e) any other transaction or agreement that is on terms and conditions at least as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm's length transaction with a Person other than an Affiliate.

        SECTION 5.23    Fuel Transactions and Power Transactions.    Each Loan Party shall comply with the Power Marketing and Fuel Management Risk Policy.

        SECTION 5.24    Limitation on Project Document Modifications.

          (a)   Subject to Section 5.24(b), without the prior written consent of the Administrative Agent acting at the direction of the Required Lenders and in consultation with the Independent Engineer, the Loan Parties shall not amend, modify, supplement, terminate (by default or otherwise) or waive, accept, or permit or consent to the termination, amendment, modification, supplement or waiver of, any of the material provisions of, or give any material consent (each such termination, amendment, modification, supplement, waiver or consent being referred to herein as a "Project Document Modification") under any of the Major Project Documents unless either (i) such Project Document Modification could not reasonably be expected to have a Material Adverse Effect (as certified to the Administrative Agent and the Lenders by the Borrower) or (ii) in connection with such termination, the Borrower has entered into a Replacement Project Document; provided, that the extension of the term of a Major Project Document on substantially the same terms and conditions then in effect (or on more favorable terms and conditions to the Loan Parties) shall not require the consent or approval of the Administrative Agent.

          (b)   Without the prior written consent of the Administrative Agent acting at the direction of the Required Lenders and in consultation with the Independent Engineer, the Loan Parties shall not (i) make or permit a Project Document Modification to any of the Industrial Revenue Bond Documents or the Murray-1 PPA, in each case to the extent such Project Document Modification (as certified to the Administrative Agent and the Lenders by the Borrower) could reasonably be expected to have a material adverse impact on the applicable Project, or (ii) enter into any Additional Project Document except as could not reasonably be expected to have a Material Adverse Effect.

        SECTION 5.25    Limitation on Restricted Payments.    None of the Loan Parties shall make, or agree to make, directly or indirectly, any Restricted Payment other than (a) Restricted Payments by the Guarantors to the Borrower, (b) Restricted Payments by the Borrower in accordance with the Security Deposit Agreement, and (c) Permitted Affiliate Reimbursements.

        SECTION 5.26    Limitation on Actions Resulting in Regulation of Parties.    No Loan Party shall take any action (or omit to take any action which it has the authority to take) which action (or omission) could reasonably be expected to result in either:

          (a)   such Loan Party being deemed by any Governmental Authority having jurisdiction to be or otherwise becoming subject to regulation under, state public utility codes or other state energy regulatory laws (including any of the rules and regulations thereunder) respecting the rates of public utilities or the financial or organizational regulation of public utilities; or

          (b)   any Secured Party being deemed by any Governmental Authority having jurisdiction to be or otherwise becoming, solely by reason of the transactions contemplated by the Transaction Documents (other than the exercise of remedies under the Collateral Documents pursuant to which the Lenders or other Secured Parties acquire indirect or direct ownership of the applicable Guarantors), subject to regulation (i) as a "public utility" under the Federal Power Act, (ii) as an "electric utility company", a "public-utility company", a "holding company", or a "subsidiary company", an "affiliate" or an "associate company" of a "holding company" under PUHCA, or (iii) under state public utility codes or other state energy regulatory laws respecting the rates of public utilities or the financial or organizational regulation of public utilities.

        SECTION 5.27    Permitted Investments.

          (a)   The Loan Parties shall not make any Investments other than (i) Permitted Investments, (ii) Investments in their respective Subsidiaries, (iii) loans or advances to officers or directors or employees in an aggregate amount not to exceed $5,000,000, (iv) Investments received in connection with the bankruptcy of suppliers or customers, (v) Investments in connection with Indebtedness permitted pursuant to Section 5.21(j), (vi) Investments in connection with Permitted Acquisitions, and (vii) Investments permitted in connection with acquisitions or leases under Section 5.30.

          (b)   Notwithstanding anything to the contrary herein, no Pledgor or Loan Party shall make any Investment in any For Sale Subsidiary.

        SECTION 5.28    Accounts.    The Loan Parties shall not maintain, establish or use any account other than the Accounts and the other accounts described in the Security Deposit Agreement.

        SECTION 5.29    Permitted Acquisitions.    The Loan Parties shall not acquire any Person, any division of any Person, any substantial portion of any Person or any material assets, other than Permitted Acquisitions.

        SECTION 5.30    Real Property Acquisitions.    Except in connection with a Permitted Acquisition with Non-Recourse Debt, the Loan Parties shall not acquire or lease any material real property or other interest in real property, unless (a) the Loan Parties shall have granted the Collateral Agent, for the benefit of the Secured Parties a First-Lien on such real property (as confirmed by customary title insurance and opinions of counsel) and (b) the Borrower shall have delivered to the Administrative Agent a "Phase I" environmental report with respect to such real property and, if a "Phase II" environmental review is warranted (as reasonably determined by the Administrative Agent upon its review of such "Phase I" environmental report), a "Phase II" environmental report, in each case, along with a corresponding reliance letter from the consultant issuing such report(s), confirming, in form and substance reasonably satisfactory to the Administrative Agent, either that no Hazardous Materials were found in, on or under such real property of a nature or concentrations that could reasonably be expected to impose on the Loan Parties an environmental liability in excess of $10,000,000.

        SECTION 5.31    No Further Negative Pledges.    The Loan Parties shall not enter into or permit to exist any agreement prohibiting the creation or assumption of any Lien upon any of its Property (whether now owned or hereafter acquired) to secure the Obligations of the Loan Parties under the Financing Documents, except for (a) the Project Documents in effect as of the date hereof (or any replacements, renewals or substitutions thereof to the extent no more onerous or restrictive than the provision applicable under the relevant Project Document being replaced, renewed or substituted) and (b) otherwise as specifically permitted under the terms of any Collateral Document.

        SECTION 5.32    Restrictions on Subsidiary Distributions.    The Guarantors shall not create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction that by its terms materially limits the ability of any Guarantor to (a) pay dividends or make any other distributions to the Borrower or (b) repay or prepay any Indebtedness for borrowed money owed by such Guarantor to the Borrower or any other Project Owner, other than the Project Documents in effect as of the date hereof (or any replacements, renewals or substitutions thereof to the extent no more onerous or restrictive than the provision applicable under the relevant Project Document being replaced, renewed or substituted) (provided that, with respect to the foregoing clause (b), each Guarantor shall be permitted to enter into an agreement with any First Lien Power Transaction Lien Holder limiting such Guarantor's ability to repay or prepay any Indebtedness for borrowed money owed by such Guarantor to the Borrower or any other Guarantor to the same extent that this Agreement limits any such repayment or prepayment).

        SECTION 5.33    Speculative Transactions.    The Loan Parties shall not engage in any transaction involving interest rate hedging, commodity hedging, swaps, options, futures contracts, derivative transactions, or any similar transactions (including take-or-pay contracts, long term fixed price off take contracts and contracts for the sale of power on either a financial or physical basis) other than in the ordinary course of business consistent with prudent business practice and not for speculative purposes.

ARTICLE VI.
DEFAULTS AND REMEDIES

        Section 6.1    Events of Default.    The term "Event of Default," whenever used herein, shall mean any of the following events (whatever the reason for such event and whether it shall be voluntary or involuntary or come about or be effected by operation of law, or be pursuant to or in compliance with any applicable Legal Requirements, or otherwise) has occurred and is continuing:

          (a)   Any Loan Party shall (i) default in the payment when due of any principal on any Loan (whether at scheduled maturity, by mandatory prepayment, by acceleration or otherwise) or the return of any Synthetic Deposits or (ii) within three Business Days after the same becomes due hereunder (whether at scheduled maturity, by voluntary or mandatory prepayment, by acceleration or otherwise), default in the payment of interest on any Loan or any fee payable hereunder or under any other Financing Document, or (iii) within five Business Days after being notified that such amount is due, default in the payment of any other amount payable hereunder or under any other Financing Document; provided, however, that no Event of Default shall result if such failure is caused by or resulted from a technical error or malfunction on the part of the Depositary which is cured within two (2) Business Days; or

          (b)   Any representation or warranty by the Pledgor or any Loan Party in any Financing Document to which such Person is a party, or any certification contained in any certificate delivered by the Pledgor or a Loan Party under any Financing Document, proves to have been false or incorrect in any material respect as of the date made or deemed made provided, however, that if (i) such Pledgor or Loan Party was not aware that such representation or warranty was false or incorrect at the time such representation or warranty was made, (ii) the fact, event or circumstance resulting in such false or incorrect representation or warranty is capable of being cured, corrected or otherwise remedied and (iii) such fact, event or circumstance resulting in such false or incorrect representation or warranty shall have been cured, corrected or otherwise remedied, within 60 days from the date on which the Borrower or any officer thereof first obtains knowledge thereof such that such incorrect or false representation or warranty (as cured, corrected or remedied) could not reasonably be expected to result in a Material Adverse Effect, then such incorrect or false representation or warranty shall not constitute a Default or Event of Default; or

          (c)   (i) The Pledgor or any Loan Party shall fail to perform or observe any covenant or agreement to be performed or observed by it (A) contained in Sections 5.1, 5.2(a)(i) (as to existence and not good standing), 5.6(i), 5.8, 5.9, 5.17, 5.18, 5.19, 5.20, 5.21, 5.24, 5.25, and Sections 5.27 through 5.33 of this Agreement, (B) contained in Sections 4.02 and 4.09 of the Security Agreement, (C) contained in Sections 4.01 (as to existence and not good standing), 4.02, 4.03, 4.06 and 4.07(b) of the Pledge Agreement or (D) contained in Sections 3.1(a) (solely as to amounts received directly by any Loan Party), the first sentence of 3.8(a), the first sentence of 3.8(b), and 3.9 of the Security Deposit Agreement or (ii) the Borrower shall fail to perform or observe any of its covenants or agreements contained in Section 5.4 and such failure shall continue for 30 or more days; or

          (d)   The Pledgor or any Loan Party shall fail to perform or observe any of its covenants or agreements contained herein or the Pledgor or any Loan Party shall fail to perform or observe any of its covenants or agreements in any other Financing Document (other than those referred to in clause (a) or (c) above) and such failure shall continue uncured for 45 or more days (or so long as such failure is curable and has not had and could not reasonably be expected to have a Material Adverse Effect and such Pledgor or Loan Party is continually and diligently proceeding in good faith to cure such failure, such longer period but in no event for an aggregate cure period in excess of 90 days) after receipt of notice of such failure by such Pledgor or Loan Party from the Administrative Agent or after obtaining knowledge of the occurrence thereof; or

          (e)   A Bankruptcy of any Loan Party (or, where such Bankruptcy could reasonably be expected to have an adverse effect on the Secured Parties' ability to enforce on the Collateral, a Bankruptcy of the Pledgor) shall have occurred; or

          (f)    (i) Any of the Collateral Documents shall (except as the result of the acts or omissions of the Administrative Agent, the Depositary, the Collateral Agent or the Secured Parties, but only to the extent such acts or omissions are the sole cause of such failure and only for so long as such acts or omissions actually cause such failure) fail to provide to the Collateral Agent, for the benefit of the Secured Parties, (A) a First-Lien on any material portion of the Collateral that is superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of Lien or otherwise (subject to Permitted Prior Liens), or (B) the rights, title, interest, remedies permitted by law, powers or privileges intended to be created thereby, (ii) any such Collateral Documents shall fail to be in full force and effect, or (iii) the first priority or validity thereof or the applicability thereof to the Obligations purported to be secured thereby or any part thereof shall be disaffirmed in writing by or on behalf of the Pledgor or any Loan Party; or

          (g)   Any Loan Party shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Indebtedness of such Loan Party that is outstanding in a principal amount (or an Agreement Value) of at least $10,000,000 either individually or in the aggregate for all such Loan Parties (but excluding Indebtedness outstanding hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

          (h)   (i) A final non-appealable judgment or judgments for the payment of money in excess of $10,000,000, individually or in the aggregate or involving injunctive relief requiring suspension or abandonment of the Operation of a Project, shall be rendered by one or more Government Authorities, arbitral tribunals or other bodies having jurisdiction against any Loan Party and the same shall not be discharged or bonded (or provision shall not be made for such discharge), or a stay of execution shall not be procured, within 60 days from the date of entry of such judgment or judgments; or (ii) any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Person and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

          (i)    An Event of Abandonment shall occur; or

          (j)    The Murray-1 PPA shall have terminated (including by reason of a Project Owner default or voluntary termination, but excluding any scheduled expiration of the Murray-1 PPA in accordance with its terms); provided that such termination shall not be a Event of Default if a Replacement Project Document is obtained within 45 days thereafter and, during such 45-day period, such termination has not had and does not have prior to so obtaining a Material Adverse Effect; or

          (k)   An event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Borrower or any ERISA Affiliate shall incur, or in the opinion of the Administrative Agent could reasonably be expected to incur, a liability to a Plan, a Multiemployer Plan, the PBGC or a Section 4042 Trustee (or any combination of the foregoing) in excess of $10,000,000; or

          (l)    (i) Any material provision of any Financing Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms of the Financing Documents, the satisfaction in full of the obligations of the Loan Parties under the Financing Documents or any other termination of a Financing Document in accordance with the terms thereof) or any Financing Document shall be declared null and void by a Governmental Authority, (ii) any Loan Party shall contest the validity or enforceability of any Financing Document in writing or deny in writing that it has any further liability prior to the payment in full of all obligations of the Loan Parties under the Financing Documents or (iii) the Pledgor shall contest the validity or enforceability of the Pledge Agreement in writing or deny in writing that it has any further liability under the Pledge Agreement prior to the payment in full of all obligations of the Loan Parties under the Financing Documents other than surviving inchoate indemnities; or

          (m)  Any material portion of the Collateral is damaged, seized or appropriated without the relevant insurer agreeing to pay appropriate insurance proceeds (subject to the underlying deductible) or without the relevant Governmental Authority agreeing to pay fair value (within 90 days of the applicable Event of Loss, Event of Eminent Domain or Title Event) so as to allow replacement of such Collateral to the extent necessary to enable the Pledgor and the Loan Parties, in the Administrative Agent's reasonable judgment, to continue satisfying any of their respective obligations hereunder and under the other Major Project Documents (taking account of all available reserves and all applicable insurance or other compensation); or

          (n)   A Change of Control shall have occurred.

        SECTION 6.2    Acceleration.    In the case of an Event of Default specified in Section 6.1(e) (other than with respect to the Pledgor or KGen Sandersville) the outstanding Loans and all other Obligations shall become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Administrative Agent (at the direction of the Required Lenders) may declare all the Loans and all other Obligations to be due and payable immediately. Upon any such declaration, the Loans and all other Obligations shall become due and payable immediately.

        SECTION 6.3    Other Remedies.

          (a)   If an Event of Default occurs and is continuing, any Agent (other than the Lead Arranger) may pursue any available remedy to collect the payment of principal and interest on the Obligations or to enforce the performance of this Agreement and any other Financing Document.

          (b)   The Administrative Agent may maintain a proceeding even if it does not possess any of the Obligations. A delay or omission by any Agent or any Lender in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

          (c)   Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may cancel all or any portion of the Commitments; further, the

  Administrative Agent, the Issuing Banks and the Lenders shall not be obligated to continue any Loans, make any additional Loans, issue, renew, extend or increase the Available Amount of any Letter of Credit, or make any payments, or permit the making of payments, from any account or any proceeds or other funds held by the Administrative Agent under the Financing Documents or on behalf of the Borrower.

          (d)   Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may provide written notice to the Borrower directing the Borrower to pay (and the Borrower agrees that upon receipt of such notice it will pay) to the Administrative Agent at the Administrative Agent's office an amount of cash equal to (i) any Unreimbursed Amounts or interest thereon (in each case, in whole or in part) plus (ii) 102.5% of the Available Amount of the then-outstanding Letters of Credit for the cash collateralization of each such Letter of Credit, which such amounts (plus accrued interest thereon) shall be deposited and maintained in a cash collateral account established by the Administrative Agent (and the aforesaid shall occur automatically, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower, in the case of an Event of Default under Section 6.1(e)).

        SECTION 6.4    Waiver of Past Defaults; Rescission.    The Required Lenders by notice to the Administrative Agent and the Collateral Agent may on behalf of the Lenders waive an existing Default or Event of Default and its consequences hereunder. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. The Required Lenders, by written notice to the Administrative Agent and the Collateral Agent, may on behalf of all of the Lenders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest, premium or other Obligation that has become due solely because of the acceleration) have been cured or waived.

        SECTION 6.5    Control by Majority.    The Required Lenders may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Administrative Agent or the Collateral Agent or exercising any trust or power conferred on either such Agent. However, the Administrative Agent or the Collateral Agent may refuse to follow any direction that conflicts with law, this Agreement, the other Financing Documents, that the Administrative Agent or the Collateral Agent, as applicable, determines may be unduly prejudicial to the rights of other Lenders or that may involve such Agent in personal liability.

        SECTION 6.6    Collection Suit by Agents.    If an Event of Default specified in Section 6.1(a) occurs and is continuing, each of the Administrative Agent and the Collateral Agent is authorized to recover judgment in its own name and as trustee of an express trust against the Borrower for the whole amount of principal of and interest remaining unpaid on the Obligations (including reimbursement obligations with respect to Letters of Credit then outstanding) and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of such Agent, its agents and counsel.

        SECTION 6.7    Priorities.    Subject to the terms of the Collateral Agency and Intercreditor Agreement, if any, and Section 3.14 of the Security Deposit Agreement, during the continuation of any Event of Default, if the Administrative Agent receives any monies from any of the Secured Parties, any of the Loan Parties or any other Person in connection with the exercise by any of the Secured Parties of their rights and remedies under any of the Collateral Documents, it shall pay out the money in the following order:

          First:    to the Administrative Agent, the other Agents and the Lenders on a pro rata basis, their respective agents and attorneys for amounts due and payable under this Agreement and the other Financing Documents, including payment of all such fees, expenses and liabilities incurred, and all advances made, in each case to the extent the same are the responsibility of the Loan Parties under the Financing Documents, by the Agents or any of the Lenders and such costs and expenses of collection;

          Second:    to the Lenders, the Issuing Banks, the Agents and the Interest Rate Hedge Providers and the First Lien Power Transaction Lien Holders for amounts due and unpaid on the Obligations for principal (including the cash collateralization (at 102.5% of the Available Amount) of the Letters of Credit then outstanding), fees, interest, settlement payments, termination payments and return of funded Synthetic Deposits ratably, without preference or priority of any kind, according to the amounts due and payable on the Obligations for principal, fees, interest, settlement payments, termination payments, such cash collateralization of the Letters of Credit and such return of funded Synthetic Deposits, respectively; and

          Third:    to the Borrower or to such party as a court of competent jurisdiction shall direct.

        The Administrative Agent may fix a record date and payment date for any payment to the Lenders pursuant to this Section 6.7.

ARTICLE VII.
AGENTS

        SECTION 7.1    Appointment of Agents.    Union Bank of California, N.A. is hereby appointed Collateral Agent hereunder, and each Secured Party hereby authorizes Union Bank of California, N.A. to act as Collateral Agent in accordance with the terms hereof and the other Financing Documents and to enter into the amendment to the Sequent Security Agreement, each Consent and Agreement and any Collateral Agency and Intercreditor Agreement. MSSF is hereby appointed Administrative Agent hereunder and under the other Financing Documents, and each Secured Party hereby authorizes MSSF to act as Administrative Agent in accordance with the terms hereof and the other Financing Documents. Morgan Stanley is hereby appointed Syndication Agent hereunder and under the other Financing Documents, and each Secured Party hereby authorizes Morgan Stanley to act as Syndication Agent in accordance with the terms hereof and the other Financing Documents. Each of GE VFS Financing Holdings, Inc. and Union Bank of California, N.A. are hereby appointed Co-Documentation Agents hereunder and under the other Financing Documents, and each Secured Party hereby authorizes each of GE VFS Financing Holdings, Inc. and Union Bank of California, N.A. to act as Co-Documentation Agents in accordance with the terms hereof and the other Financing Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Financing Documents, as applicable. Notwithstanding any other provision contained herein or in any other Financing Document, none of GE VFS Financing Holdings, Inc., in its capacity as a Co-Documentation Agent, Union Bank of California, N.A., in its capacity as a Co-Documentation Agent, or Morgan Stanley, in its capacity as Syndication Agent and Lead Arranger, shall have any rights or obligations hereunder or under any other Financing Document, provided that each such Agent shall be entitled to all benefits of this Article VII as an Agent. Each of the Co-Documentation Agents and the Syndication Agent, without the consent of or notice to any party hereto, may assign any and all of its rights hereunder to any of its Affiliates. The provisions of this Article VII are solely for the benefit of the Agents and Secured Parties and none of the Pledgor or any Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Secured Parties and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Pledgor or any Loan Party or any of its Subsidiaries.

        SECTION 7.2    Powers and Duties.    Each Secured Party irrevocably authorizes each Agent to take such action on such Secured Party's behalf and to exercise such powers, rights and remedies hereunder and under the other Financing Documents as are specifically delegated or granted to such agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Financing Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Financing Documents, a fiduciary relationship in respect of any Secured Party; and nothing herein or any of the other Financing Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Financing Documents except as expressly set forth herein or therein.

        SECTION 7.3    General Immunity,

          (a)    No Responsibility for Certain Matters.    No Agent shall be responsible to any Secured Party for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Financing Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Secured Parties or by or on behalf of the Pledgor or any Loan Party, to any Secured Party or any Agent in connection with the Financing Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Pledgor, any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Financing Documents or as to the use of the proceeds of the Credit Extensions or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, no Agent shall have any liability arising from confirmations of the amount of outstanding Credit Extensions or the drawn amount or the Available Amount of the Letters of Credit or the component amounts thereof.

          (b)    Exculpatory Provisions.    Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Secured Parties for any action taken or omitted by any Agent under or in connection with any of the Financing Documents except to the extent caused by such Agent's breach of obligations under a Financing Document, gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Financing Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Required Lenders (or such other Secured Parties as may be required to give such instructions under Section 9.5) and, upon receipt of such instructions from the Required Lenders (or such other Secured Parties, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Pledgor or a Loan Party and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Secured Party shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Financing Documents in accordance with the instructions of the Required Lenders (or such other Secured Parties as may be required to give such instructions under Section 9.5).

          (c)    Delegation of Duties.    The Administrative Agent or the Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Financing Document by or through any one or more sub-agents appointed by such Agent. Such Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 7.3 and of Section 7.6 shall apply to any of the Affiliates of the applicable Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 7.3 and of Section 7.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by such Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Pledgor, the Loan Parties and the Secured Parties, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the appointing Agent and not to the Pledgor, any Loan Party, Secured Party or any other Person and no Pledgor, Loan Party, Secured Party or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

        SECTION 7.4    Agents Entitled to Act as Secured Party.    The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Secured Party hereunder. With respect to its participation in the Credit Extensions, the Synthetic Deposits and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Secured Party and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term, "Secured Party" and "Lender" shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Pledgor or a Loan Party or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to the Secured Parties.

        SECTION 7.5    Secured Parties' Representations, Warranties and Acknowledgment

          (a)   Each Secured Party represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Pledgor and each Loan Party and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Pledgor and each Loan Party and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Secured Parties or to provide any Secured Party with any credit or other information with respect thereto, whether coming into its possession before the making of the Credit Extensions or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Secured Parties.

          (b)   Each Secured Party, by delivering its signature page to this Agreement or an Assignment Agreement and funding a Credit Extension on the Closing Date or thereafter, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document and each other document required to be approved by any Agent, Required Lenders or Secured Parties, as applicable on the Closing Date or thereafter.

        SECTION 7.6    Right to Indemnity.    Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by the Pledgor or any Loan Party (and without limiting their obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Financing Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Financing Documents; provided, no Secured Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's breach of obligations under a Financing Document, gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender's Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

        SECTION 7.7    Successor Administrative Agent and Collateral Agent.    Each of the Administrative Agent and the Collateral Agent may resign at any time by giving 30 days' prior written notice thereof to the Secured Parties and the Borrower, and each of the Administrative Agent and the Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower, the Administrative Agent and the Collateral Agent and signed by the Required Lenders. In the event of any such resignation or removal, if no successor to the applicable Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent or Collateral Agent, as the case may be, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon any such notice of resignation or any such removal, the Required Lenders shall have the right, upon five Business Days' notice to the Borrower, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent or Collateral Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall promptly (i) transfer to such successor Agent all sums, securities and other items of Collateral held by such Agent under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under the Financing Documents, and (ii) execute and deliver to such successor Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Agent shall be discharged from its duties and obligations hereunder. If within 45 days after written notice is given of the retiring Administrative Agent's or Collateral Agent's resignation or removal under this Section 7.7 no successor Administrative Agent or Collateral Agent, as applicable, shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent's resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Financing Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent or Collateral Agent, as applicable, under the Financing Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring or removed Administrative Agent's or Collateral Agent's resignation or removal hereunder as Administrative Agent or Collateral Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent hereunder.

        SECTION 7.8    Collateral Documents and Guaranty

          (a)    Agents under Collateral Documents and Guaranty.    Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 9.5, without further written consent or authorization from the Secured Parties, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Secured Parties as may be required to give such consent under Section 9.5) have otherwise consented or (ii) release any Guarantor from the Guaranty or with respect to which Required Lenders (or such other Secured Parties as may be required to give such consent under Section 9.5) have otherwise consented.

          (b)    Right to Realize on Collateral and Enforce Guaranty.    Anything contained in any of the Financing Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under this Agreement (to the extent specified herein) and the Collateral Documents may be exercised solely by the Collateral Agent on behalf of Secured Parties in accordance with the terms hereof and thereof, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

        SECTION 7.9    Withholding Tax.    To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any other Agent or Lender an amount equivalent to any withholding tax. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any such Person because the appropriate form was not delivered or was not properly executed or because such Person failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Person shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expense) incurred.

        SECTION 7.10    Collateral Agent Actions.    Notwithstanding anything to the contrary in any of the Financing Documents, the Collateral Agent shall not grant, consent to or execute any amendments, modifications, waivers or consents under any of the Financing Documents, or exercise remedies, on behalf of the Secured Parties unless and to the extent the Collateral Agent has been directed to do so by the Administrative Agent or the Required Lenders; provided that the Collateral Agent (a) may (but shall not be obligated to) take all ministerial, immaterial, collateral protection and preservation, and administrative acts contemplated by this Agreement and the Collateral Documents (including all actions contemplated by Sections 7.2, 7.8, 8.5(d), 9.5(b)(ix) and 9.5(d)), (b) shall enter into each Consent and Agreement and the Collateral Agency and Intercreditor Agreement as contemplated hereby, and (c) shall perform all of its obligations contemplated by Section 3.1 (including taking possession of any pledged Collateral), in the case of clauses (a), (b) and (c) without the prior direction of the Administrative Agent or the Required Lenders.

ARTICLE VIII.
GUARANTY

        SECTION 8.1    Guaranty; Limitation of Liability

          (a)   Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Pledgor or each other Loan Party now or hereafter existing under or in respect of the Financing Documents (including any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Financing Document. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Pledgor or any other Loan Party to any Secured Party under or in respect of the Financing Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Pledgor or Loan Party.

          (b)   Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

          (c)   Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guarantee, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other Guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Financing Documents.

        SECTION 8.2    Guaranty Absolute.    Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Financing Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of the Pledgor or any other Loan Party under or in respect of the Financing Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower, the Pledgor or any other Loan Party or whether the Borrower, the Pledgor or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

          (a)   any lack of validity or enforceability of any Financing Document or any agreement or instrument relating thereto;

          (b)   any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of the Pledgor or any other Loan Party under or in respect of the Financing Documents, or any other amendment or waiver of or any consent to departure from any Financing Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Pledgor or any Loan Party or any of its Subsidiaries or otherwise;

          (c)   any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guarantee, for all or any of the Guaranteed Obligations;

          (d)   any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of the Pledgor or any Loan Party under the Financing Documents or any other Property of the Pledgor or any Loan Party or any of its Subsidiaries;

          (e)   any change, restructuring or termination of the corporate structure or existence of the Pledgor, any Loan Party or any of its Subsidiaries;

          (f)    any failure of any Secured Party to disclose to the Pledgor or any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Pledgor or any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

          (g)   the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guarantee or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

          (h)   any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, the Pledgor, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower, the Pledgor or any other Loan Party or otherwise, all as though such payment had not been made.

        SECTION 8.3    Waivers and Acknowledgments

          (a)   Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any Property subject thereto or exhaust any right or take any action against the Pledgor, any Loan Party or any other Person or any Collateral.

          (b)   Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

          (c)   Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against the Pledgor or any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

          (d)   Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

          (e)   Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Pledgor or any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

          (f)    Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Financing Documents and that the waivers set forth in Section 8.2 and this Section 8.3 are knowingly made in contemplation of such benefits.

        SECTION 8.4    Subrogation.    Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, the Pledgor, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's Obligations under or in respect of this Guaranty or any other Financing Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, the Pledgor, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrower, the Pledgor, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, the Synthetic Deposits shall have been returned to the Synthetic LC Lenders, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Maturity Date with respect to each Credit Facility, (c) the latest date of expiration or termination of all Letters of Credit and (d) the return of the Synthetic Deposits, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Financing Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Maturity Date with respect to each Credit Facility shall have occurred, (iv) all Letters of Credit shall have expired or been terminated and (v) the Synthetic Deposits shall have been returned to the Synthetic LC Lenders, the Secured Parties will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

        SECTION 8.5    Subordination.    Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Pledgor or Loan Party (the "Subordinated Obligations") to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.5:

          (a)    Prohibited Payments, Etc.    Each Guarantor may receive payments from any other Pledgor or Loan Party on account of the Subordinated Obligations; provided that, from and after the occurrence during the continuance of any Event of Default, upon the written request of the Collateral Agent acting in accordance with any Collateral Agency and Intercreditor Agreement (or, at any time that no Collateral Agency and Intercreditor Agreement exists, this Agreement), no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

          (b)    Prior Payment of Guaranteed Obligations.    In any proceeding under any Bankruptcy Law relating to the Pledgor or any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding ("Post-Petition Interest")) before such Guarantor receives payment of any Subordinated Obligations.

          (c)    Turn-Over.    After the occurrence and during the continuance of any Default, each Guarantor shall, if the Collateral Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

          (d)    Collateral Agent Authorization.    After the occurrence and during the continuance of an Event of Default, the Collateral Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

        SECTION 8.6    Guaranty Supplements.    Upon the execution and delivery by any Person of a Guaranty Supplement, (a) such Person shall be referred to as an "Additional Guarantor" and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a "Guarantor" shall also mean and be a reference to such Additional Guarantor, and each reference in any Financing Document to a "Guarantor" shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to "this Guaranty," "hereunder," "hereof" or words of like import referring to this Guaranty, and each reference in any other Financing Document to the "Guaranty," "thereunder," "thereof" or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

        SECTION 8.7    Continuing Guaranty; Assignments.    This Guaranty is a continuing guarantee and shall (a) remain in full force and effect until a Repayment Event, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement, its Synthetic Deposits (including all or any portion of its Commitments, the Credit Extensions owing to it, its Synthetic Deposits and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 9.6. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

ARTICLE IX.
MISCELLANEOUS

        SECTION 9.1    Notices

          (a)    Notices Generally.    Except as otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to the Pledgor, a Loan Party, the Syndication Agent, the Collateral Agent, the Administrative Agent or any Issuing Bank, shall be sent to such Person's address as set forth on Appendix B or in the other relevant Financing Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 7.3(c) hereto as designated by the Administrative Agent from time to time.

          (b)    Electronic Communications.    Notices and other communications to the Secured Parties hereunder may be delivered or furnished by electronic communication (including e-mail or Intralinks (www.intralinks.com) or another relevant website (such Intralinks site or such other website being referred to herein as the "Platform")) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Secured Party pursuant to Articles II, III and IV if such Secured Party has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted on the Platform shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

          (c)    The Platform.    THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE". THE AGENTS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY NOTICES OR COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND THE

  AGENTS EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN ANY NOTICES OR COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENTS IN CONNECTION WITH ANY NOTICES OR COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES HAVE ANY LIABILITY TO THE PLEDGOR, ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF SUCH AGENT OR OTHER PERSON'S TRANSMISSION OF ANY NOTICES OR COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON'S BREACH OF OBLIGATIONS UNDER A FINANCING DOCUMENT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

        SECTION 9.2    Expenses.    Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (a) all the actual and reasonable out of pocket costs and expenses of preparation of the Financing Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for the Borrower, the Pledgor and the other Loan Parties; (c) the actual and reasonable out of pocket fees, expenses and disbursements of a single New York counsel and a single counsel for each applicable jurisdiction to the Agents in connection with the negotiation, preparation, execution and administration of the Financing Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all actual and reasonable out of pocket costs and expenses of creating, perfecting and recording Liens in favor of the Collateral Agent, for the benefit of the Secured Parties pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees and title insurance premiums; (e) all the actual costs and reasonable fees, expenses and disbursements of the Independent Engineer, the Market Consultant and the Insurance Consultant; (f) all actual and reasonable out of pocket costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable out of pocket costs and expenses incurred by each Agent in connection with the syndication of the Credit Extensions and Commitments and the negotiation, preparation and execution of the Financing Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all out of pocket costs and expenses, including reasonable attorneys' fees and costs of settlement, incurred by any Agent and the Secured Parties in enforcing any Obligations of or in collecting any payments due from the Loan Party hereunder or under the other Financing Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or pursuant to any insolvency or bankruptcy cases or proceedings.

        SECTION 9.3    Indemnity.

          (a)   In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, each Loan Party agrees to defend (subject to Indemnified Person's selection of counsel), indemnify, pay and hold harmless, each Indemnified Person, from and against any and all Indemnified Liabilities provided, however, that no Loan Party shall have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to with respect to disputes solely between Indemnified Persons; provided, further, that if the Loan Parties are instituting an action against any Indemnified Person, no Loan Party be obligated to make any payment to the applicable Indemnified Party with respect to such indemnity to the extent that, at the time such Indemnified Party is seeking such indemnity, such Loan Party is reasonably disputing the applicability of such indemnity pursuant to applicable proceedings based on a reasonable assertion that such indemnity does not apply as a result of such Indemnified Party's breach of obligations under a Financing Document, bad faith, fraud, gross negligence or willful misconduct, until such time as the dispute has been resolved (it being acknowledged that if such dispute is resolved in favor of the Loan Parties, as determined by a final, non-appealable judgment by a court of competent jurisdiction, then the Loan Parties shall not be required to make such payment). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Pledgor or Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnified Persons or any of them.

          (b)   To the extent permitted by applicable law, no party to this Agreement shall assert, and each party hereto hereby waives, any claim against each party, and each of their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Credit Extension or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

        SECTION 9.4    Set-Off.    In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Secured Party is hereby authorized by each Loan Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including debt evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other debt at any time held or owing by such Secured Party to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities any Loan Party to such Secured Party hereunder, the Letters of Credit and participations therein or the other Financing Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Financing Document, irrespective of whether or not (a) such Secured Party shall have made any demand hereunder or (b) the principal of or the interest on the Credit Extensions or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured.

        SECTION 9.5    Amendments and Waivers.

          (a)    Required Lenders' Consent.    Subject to the terms of any Collateral Agency and Intercreditor Agreement and Section 9.5(d) and the additional requirements of Sections 9.5(b) and 9.5(c), no amendment, modification, termination or waiver of any provision of the Financing Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders.

          (b)    Affected Secured Parties' Consent.    Without the written consent of each Lender (other than a Lender in default) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

            (i)    extend the scheduled final maturity or expiration date of any Credit Extension or Note outstanding to any Lender without the prior written consent of that Lender and, with respect to any Letter of Credit, the applicable Issuing Bank;

            (ii)   waive, reduce or postpone any scheduled mandatory repayment (but not prepayment);

            (iii)  extend the stated expiration date of any Synthetic Letter of Credit beyond the Maturity Date with respect to the Synthetic LC Facility or extend the stated expiration date of any Working Capital Letter of Credit beyond the Maturity Date with respect to the Working Capital Facility;

            (iv)  reduce the rate of interest on any Credit Extension or Synthetic Deposit or any fee (including the Participation Fee) payable to such Lender hereunder (other than, in each case, any waiver of any increase in the interest rate applicable to any Credit Extension or Synthetic Deposit pursuant to Section 2.1.7 or any other amount hereunder);

            (v)   increase the maximum duration of any Interest Period or extend the time for payment of any such interest or fees (including the Participation Fee) to such Lender, or any date on which the Synthetic Deposits are required to be returned in full to any Synthetic LC Lender;

            (vi)  reduce the principal amount of any Credit Extension or any reimbursement obligation in respect of any Letter of Credit or the amount of Synthetic Deposits to be returned to any Synthetic LC Lender or increase the amount of any Lender's Commitment;

            (vii) amend, modify, terminate or waive any provision of Section 9.5(a), this Section 9.5(b), Section 9.5(c) or any other provision of this Agreement that expressly provides that the consent of all Secured Parties is required;

            (viii) amend the definition of "Required Lenders" or "Pro Rata Share"; or

            (ix)  release all or substantially all of the Collateral or release any Guarantor from its Guaranty except as expressly provided in the Financing Documents, it being understood that KGen Sandersville shall automatically be released from its obligations hereunder and under each of the other Financing Documents in connection with the sale of the Sandersville Project in accordance with Section 5.18(d)(vi) and that the Collateral Agent shall execute and deliver, at the Borrower's expense and upon its written direction, any documents (including UCC-3 termination statements) as the Borrower shall reasonably request to evidence such release of the applicable Collateral or Guaranty.

          (c)    Other Consents.    No amendment, modification, termination or waiver of any provision of the Financing Documents, or consent to any departure by any Loan Party therefrom, shall:

            (i)    increase any Working Capital Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Working Capital Commitment of any Lender;

            (ii)   without the consent of the Required Lenders and the consent of Lenders holding a majority of the Commitments or Credit Extensions outstanding under such Credit Facility, (A) change the order of application of any reduction in the Commitments or Synthetic Deposits or any prepayment of Credit Extensions among the Credit Facilities from the application thereof set forth in the applicable provisions of Section 2.1.10 or 2.1.11 of this Agreement and any Collateral Agency and Intercreditor Agreement, in any manner that disproportionately affects the Secured Parties under the Term Loan Facility, the Working Capital Facility or the Synthetic LC Facility, as the case may be, differently from the other Secured Parties or other Secured Parties or (B) otherwise disproportionately affect the obligation of the Borrower to make any payment of the Credit Extensions to the Secured Parties under the Term Loan Facility, the Working Capital Facility or the Synthetic LC Facility, as the case may be, from other Secured Parties or other Secured Parties; provided that the Required Lenders may waive, in whole or in part, any prepayment so long as the application as between Credit Facilities, of any portion of such prepayment which is still required to be made is not altered;

            (iii)  amend, modify, terminate or waive any obligation of the Working Capital Lenders or the Synthetic LC Lenders, as the case may be, relating to the purchase of participations in Letters of Credit as provided in Section 2.2.5 without the written consent of the Administrative Agent and of the applicable Issuing Bank; or

            (iv)  amend, modify, terminate or waive any provision of Article VII as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any such Agent, in each case without the consent of such Agent.

          (d)    Amendments to Cure Ambiguities, Defects etc.    Notwithstanding the other provisions of this Section 9.5, the Pledgor, Loan Parties, the Collateral Agent and the Administrative Agent may (but shall have no obligation to) amend or supplement the Financing Documents without the consent of any Secured Party: (i) to cure any ambiguity, defect or inconsistency; (ii) to make any change that would provide any additional rights or benefits to the Secured Parties; (iii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the Collateral Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Collateral Documents; or (iv) facilitate the return of the Synthetic Deposits to the Synthetic LC Lenders in a manner consistent with the intent of this Agreement.

          (e)    Execution of Amendments, etc.    The Administrative Agent may, but shall have no obligation to, with the concurrence of any Secured Party, execute amendments, modifications, waivers or consents on behalf of such Secured Party. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Pledgor or any Loan Party in any case shall entitle the Pledgor or any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Secured Party at the time outstanding, each future Secured Party and, if signed by the Pledgor or a Loan Party, on such Pledgor or Loan Party.

          (f)    Amendments, etc. to Collateral Agency and Intercreditor Agreements.    Notwithstanding anything herein to the contrary, the Administrative Agent agrees that it shall not consent to any amendment, modification or waiver of any Collateral Agency and Intercreditor Agreement to the extent that such amendment, modification or wavier would disproportionately affect the rights of any Secured Party vis-a-vis any other Secured Party, without the consent of such Secured Party.

        SECTION 9.6    Successors and Assigns; Participations

          (a)    Generally.    This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Secured Parties. No Loan Party's rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders except in accordance with a merger of a Loan Party not prohibited by the terms hereof. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and the Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)    Register.    The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 9.1 a copy of each Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Secured Parties and the Commitment under each Credit Facility of, and principal amount of the Credit Extensions owing under each Credit Facility to, each Secured Party from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Secured Parties shall treat each Person whose name is recorded in the Register as a Secured Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Secured Party (with respect to any entry relating to such Secured Party's Credit Extensions or Commitments) at any reasonable time and from time to time upon reasonable prior notice. The Borrower, the Administrative Agent and the Secured Parties shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Credit Extensions listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Credit Extension shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof as provided in Section 9.6(e). Each assignment shall be recorded in the Register on the Business Day the Assignment Agreement is received by the Administrative Agent, if received by 12:00 P.M. (New York City time), and on the following Business Day if received after such time, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained. The date of such recordation of a transfer shall be referred to herein as the "Assignment Effective Date". Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Credit Extensions.

          (c)    Right to Assign.    Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment, Synthetic Deposits or Credit Extensions owing to it or other Obligations:

            (i)    to any Person meeting the criteria of clause (a) of the definition of the term of "Eligible Assignee" upon the giving of notice to the Administrative Agent; and

            (ii)   to any Person meeting the criteria of clause (b) of the definition of the term of "Eligible Assignee" upon giving of notice to the Administrative Agent and, in the case of assignments under the Working Capital Facility (except such assignments made by or to

    MSSF), consented to by the Administrative Agent, such consent not to be unreasonably withheld or delayed; provided further each such assignment pursuant to this Section 9.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Credit Extensions, Synthetic Deposits and Commitments under the Term Loan Facility, Synthetic LC Facility or the Working Capital Facility of the assigning Lender).

  Such assignee Lender shall not be entitled to receive any greater payment under Section 2.1.15 or 2.1.16 or otherwise with respect to any Breakage Costs than the assigning Lender would have been entitled to receive with respect to the Commitments, Synthetic Deposits or Credit Extensions so assigned.

          (d)    Assignment of Synthetic Deposit.    In connection with each assignment of a Synthetic Deposit Commitment, the Synthetic Deposit of the assignor Synthetic LC Lender shall not be released, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with Article III to satisfy the relevant Eligible Assignee's obligations in respect of Synthetic Letters of Credit.

          (e)    Mechanics.    Assignments shall be executed by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.1.16(d) .

          (f)    Representations and Warranties of Assignee.    Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Credit Extensions, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Credit Extensions, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Credit Extensions for its own account in the ordinary course and without a view to distribution of such Commitments or Credit Extensions within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Commitments or Credit Extensions or any interests therein shall at all times remain within its exclusive control); and (iv) it has reviewed and is familiar with the terms of the Financing Documents.

          (g)    Effect of Assignment.    Subject to the terms and conditions of this Section 9.6, as of the applicable Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a "Lender" hereunder to the extent of its interest in the Credit Extensions and Commitments as reflected in the Register and shall thereafter be a party hereto and a "Lender" for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 9.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender's rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Financing Documents to the contrary notwithstanding, (y) any Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Credit Extensions of the assignee and/or the assigning Lender.

          (h)    Participations.    Each Lender shall have the right at any time to sell one or more participations to any Person (other than a Loan Party or any of its Affiliates) in all or any part of its Commitments, Credit Extensions or in any other Obligation. The holder of any such participation, other than an Affiliate of the Secured Party granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Credit Extension, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Maturity Date with respect to the applicable Credit Facility) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates or other amounts hereunder) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Credit Extension shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Financing Documents) supporting the Credit Extensions hereunder in which such participant is participating. The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.1.15 and 2.1.16 and any right to receive any Breakage Costs to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.1.15 or 2.1.16 or otherwise with respect to any Breakage Costs than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower's prior written consent and (ii) a participant that is a Non-U.S. Lender) if it were a Lender shall not be entitled to the benefits of Section 2.1.16 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.1.16 as though it were a Lender; provided further that, except as specifically set forth in clauses (i) and (ii) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation.

          (i)    Certain Other Assignments.    In addition to any other assignment permitted pursuant to this Section 9.6, any Lender may, without the consent of the Borrower or the Administrative Agent, assign and/or pledge all or any portion of its Credit Extensions, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank and, in the case of any Lender that is an investment fund, any pledge to the trustee for holders of obligations owed, or securities issued, by such investment fund as security for such obligations or securities; provided, no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable

  Federal Reserve Bank, pledgee or trustee be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

        SECTION 9.7    Independence of Covenants.    All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

        SECTION 9.8    Survival of Representations, Warranties and Agreements.    All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Pledgor and Loan Party set forth in Sections 2.1.15, 2.1.16, 9.2, 9.3 and 9.4, the agreements of the Secured Parties set forth in Sections 2.1.13, 7.3(b) and 7.6, and the provisions of Section 9.24 shall survive the payment of the Credit Extensions, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

        SECTION 9.9    No Waiver; Remedies Cumulative.    No failure or delay on the part of any Agent or any Secured Party in the exercise of any power, right or privilege hereunder or under any other Financing Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Secured Party hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Financing Documents or any of the Interest Rate Protection Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

        SECTION 9.10    Marshalling; Payments Set Aside.    Neither any Agent nor any Secured Party shall be under any obligation to marshal any assets in favor of the Pledgor or any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that the Pledgor or any Loan Party makes a payment or payments to the Administrative Agent or the Secured Parties (or to Administrative Agent, on behalf of the Secured Parties), or any Agent or Secured Party enforces any security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

        SECTION 9.11    Severability.    In case any provision in or obligation hereunder or under any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

        SECTION 9.12    Obligations Several; Independent Nature of Secured Parties' Rights.    The obligations of Secured Parties hereunder are several and no Secured Party shall be responsible for the obligations or Commitment of any other Secured Party hereunder. Nothing contained herein or in any other Financing Document, and no action taken by Secured Parties pursuant hereto or thereto, shall be deemed to constitute Secured Parties as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Secured Parties shall be a separate and independent debt, and each Secured Party shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Secured Party to be joined as an additional party in any proceeding for such purpose.

        SECTION 9.13    Headings.    Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

        SECTION 9.14    APPLICABLE LAW.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

        SECTION 9.15    CONSENT TO JURISDICTION.    ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY LOAN PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER FINANCING DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND THE SECURED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

        SECTION 9.16    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER FINANCING DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER FINANCING

DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE CREDIT EXTENSIONS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

        SECTION 9.17    Confidentiality.    Each Secured Party shall hold all non-public information regarding each Pledgor, Loan Party and its Subsidiaries and their businesses set forth in the Information Memorandum or as otherwise identified as such by such Pledgor or Loan Party and obtained by such Secured Party pursuant to the requirements hereof in accordance with such Secured Party's customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, a Secured Party may make (i) disclosures of such information to Affiliates of such Secured Party and to their agents and advisors (and to other persons authorized by a Secured Party or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Secured Party of any Credit Extensions or any participations therein or to any pledgee referred to in Section 9.6(i) or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Interest Rate Protection Agreements (provided that, prior to any disclosure, such assignee, transferee, participant or pledgee shall undertake to preserve the confidentiality of any confidential information relating to the Pledgor, the Loan Parties and their Subsidiaries received by it from any Agent or any Secured Party (it being acknowledged that any "click through" confidentiality provision contained in the Platform shall suffice for purposes of this proviso)), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Pledgor and the Loan Parties received by it from any Agent or any Secured Party, and (iv) disclosures required or requested by any Governmental Authority or representative thereof or by the National Association of Insurance Commissioners (or any successor thereto) or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Secured Party shall make reasonable efforts to notify the Borrower of any request by any Governmental Agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Secured Party by such Governmental Agency) for disclosure of any such non-public information prior to disclosure of such information.

        SECTION 9.18    Usury Savings Clause.    Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Credit Extensions made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Credit Extensions made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Secured Parties and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Secured Party contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Secured Party's option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

        SECTION 9.19    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

        SECTION 9.20    Effectiveness.    This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

        SECTION 9.21    Patriot Act.    Each Secured Party hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Secured Party to identify the Loan Parties in accordance with the Patriot Act.

        SECTION 9.22    Electronic Execution of Assignments.    The words "execution," "signed," "signature," and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

        SECTION 9.23    Collateral Agency and Intercreditor Agreement and Other Documents.    Each Secured Party hereby acknowledges and agrees on behalf of itself that the Lien priorities and other matters related to the Financing Documents and the Collateral may be subject to and governed by a Collateral Agency and Intercreditor Agreement. Each Secured Party, by delivering its signature page hereto, funding its Credit Extensions and Synthetic Deposits on the Closing Date and/or executing an Assignment Agreement (as applicable) (a) shall be deemed to have acknowledged receipt of, consented to and approved of such Collateral Agency and Intercreditor Agreement when entered into and (b) hereby authorizes the Administrative Agent and the Collateral Agent to execute and deliver such Collateral Agency and Intercreditor Agreement and each Consent and Agreement when entered into, and to perform their respective obligations thereunder.

        SECTION 9.24    Scope of Liability.    Notwithstanding any other provision of the Financing Documents (but subject to the last sentence of this Section 9.24), there shall be no recourse against the Pledgor or any of its Affiliates (except Borrower or the Guarantors), or the stockholders or other owners, officers, directors or employees of any of them (each, a "Non-Recourse Party"), for any liability to the Lenders arising in connection with any breach or default under this Agreement, and the Lenders shall look solely to the Borrower and the Guarantors (but not to any Non-Recourse Party or to any distribution received by any Non-Recourse Party pursuant to the terms of this Agreement except as provided herein), the Collateral and the rents, issues, profits, proceeds and products of the Collateral in enforcing rights and obligations under and in connection with the Financing Documents, provided that (a) the foregoing provisions of this Section 9.24 shall not constitute a waiver, release or discharge of any of the indebtedness, or of any of the terms, covenants, conditions, or provisions of this Agreement, the Notes, any Collateral Document or other Financing Document (but without personal liability to the Non-Recourse Parties except as provided herein and therein), and the same shall continue until the Commitments have been terminated and all Obligations have been fully paid, discharged, observed, or performed; (b) the foregoing provisions of this Section 9.24 shall not limit or restrict the right of any Secured Party to name any Loan Party or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement, any Collateral Document or any other Financing Document, or otherwise, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Party out of any property, assets or funds other than the collateral and the rents, issues, profits, proceeds or products of the Collateral, and any other Property of any Loan Party and (c) the foregoing provisions of this Section 9.24 shall not affect or diminish or constitute a waiver, release or discharge of any specific written obligation, covenant, or agreement made by any of the Non-Recourse Parties or any security granted by the Non-Recourse Parties in support of the obligations of such Persons under any guarantee or as security for the obligations of any Loan Party. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained in this Section 9.24 shall be deemed to (x) limit or restrict any right or remedy of the Secured Parties (or any assignee or beneficiary thereof or successor thereto) with respect to (and the Pledgor and all of the other Persons described above shall remain fully liable to the extent that such Person would otherwise be liable for its own actions with respect to) any fraud or willful misconduct by the Pledgor or any Loan Party; or (y) limit in any respect the enforceability against the Pledgor or any Loan Party of any Financing Document to which such Person is a party in accordance with its terms (including, with respect to the Pledgor, the Pledge Agreement).

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        IN WITNESS WHEREOF, the parties hereto have caused this First Lien Credit and Guaranty Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

KGEN LLC, as the Borrower
By:	/s/ Richard A. McLean
Name: Richard A. McLean
Title: Chief Financial Officer
KGEN MURRAY LLC, as a Guarantor
By:	/s/ Richard A. McLean
Name: Richard A. McLean
Title: Chief Financial Officer
KGEN MURRAY I AND II LLC, as a Guarantor
By:	/s/ Richard A. McLean
Name: Richard A. McLean
Title: Chief Financial Officer
KGEN HINDS LLC, as a Guarantor
By:	/s/ Richard A. McLean
Name: Richard A. McLean
Title: Chief Financial Officer
KGEN HOT SPRING LLC, as a Guarantor
By:	/s/ Richard A. McLean
Name: Richard A. McLean
Title: Chief Financial Officer
KGEN SANDERSVILLE LLC, as a Guarantor
By:	/s/ Richard A. McLean
Name: Richard A. McLean
Title: Chief Financial Officer
MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and a Lender
By:	/s/ Eugene F. Martin
Name: Eugene F. Martin
Title: Vice President Morgan Stanley Senior Funding Inc.

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MORGAN STANLEY & CO., INCORPORATED, as Sole Lead Arranger, Sole Bookrunner and Syndication Agent
By:	/s/ David Albert
Name: David Albert
Title: Managing Director
UNION BANK OF CALIFORNIA, N.A., as Collateral Agent
By:	/s/ Valerie Dunbar
Name: Valerie Dunbar
Title: Vice President
UNION BANK OF CALIFORNIA, N.A., as Working Capital LC Bank, Synthetic LC Bank, a Co-Documentation Agent and a Lender
By:	/s/ Pascal Uttinger
Name: Pascal Uttinger
Title: Vice President
GE VFS FINANCING HOLDINGS, INC., as a Co-Documentation Agent
By:	/s/ Stephen M. Petricone
Name: Stephen M. Petricone
Title: Vice President
GE VFS FINANCING HOLDINGS, INC., as a Lender
By:	/s/ Stephen M. Petricone
Name: Stephen M. Petricone
Title: Vice President
CATERPILLAR FINANCIAL SERVICES CORPORATION, as a Lender
By:	/s/ Christopher C. Patterson
Name: Christopher C. Patterson
Title: Global Operations Manager-Capital Markets
MORGAN STANLEY BANK, as a Lender
By:	/s/ Eugene F. Martin
Name: Eugene F. Martin
Title: Authorized Signatory

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FIRST LIEN CREDIT AND GUARANTY AGREEMENT